Form 10-K, Exhibit 13
period 1995-12-31
FIRST M&F CORP/MS
filed 1996-03-20
CIK 320387

                                                                      EXHIBIT 13

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

The Board of Directors and Shareholders                                  SHEARER
First M & F Corporation                                                   TAYLOR
Kosciusko, Mississippi                                                     & CO.
                                                      A Professional Association

         We have audited the accompanying consolidated statements of condition of First M & F Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         The consolidated financial statements as of December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, have been restated to reflect the pooling of interests with Farmers and Merchants Bank as described in Note 2 to the financial statements. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Farmers and Merchants Bank as of December 31, 1994, and for the years ended December 31, 1994 and 1993, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First M & F Corporation and subsidiary as of December 31, 1995 and 1994, the results of their consolidated operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the financial statements, the Company changed its method of accounting for investment securities in 1994, to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities."

/s/ SHEARER, TAYLOR & CO. P.A.

Jackson, Mississippi
February 9, 1996


                                                    Certified Public Accountants

                                                                 6360 I-55 North
                                                                       Suite 330
                                                               P.O. Drawer 13157
                                                          Jackson, MS 39236-3157
                                                          Telephone 601/956-0993

CONSOLIDATED STATEMENTS OF CONDITION
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

December 31,                                                        1995                      1994
                                                           -------------             -------------
ASSETS
 Cash and due from banks                                   $  18,823,519             $  16,325,586
 Interest bearing bank balances                                  314,603                   406,234
 Federal funds sold                                            1,000,000                 1,000,000
 Securities available for sale                               128,189,968                74,198,619
 Investment securities, market value of
  $53,210,000 and $75,240,000                                 52,814,271                79,032,092

 Loans                                                       306,516,205               274,342,929
  Unearned income                                            (14,513,713)              (12,289,379)
  Allowance for possible loan losses                          (4,250,000)               (3,374,234)
                                                           -------------             -------------
      Net loans                                              287,752,492               258,679,316
                                                           -------------             -------------

 Bank premises and equipment                                   7,536,916                 6,672,863
 Accrued interest receivable                                   4,975,448                 4,004,542
 Other assets                                                  4,399,941                 6,160,734
                                                           -------------             -------------
                                                           $ 505,807,158             $ 446,479,986
                                                           =============             =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
 Deposits                                                  $ 405,862,826             $ 358,844,218
 Securities sold under agreements to
  repurchase and other short-term
  borrowings                                                  48,293,668                44,822,025
 Other borrowings                                              3,005,497                 5,231,695
 Accrued interest payable                                      2,529,304                 1,498,081
 Other liabilities                                             1,346,902                 1,375,143
                                                           -------------             -------------
     Total liabilities                                       461,038,197               411,771,162
                                                           -------------             -------------

STOCKHOLDERS' EQUITY:
 Preferred stock:
  Class A; 500,000 shares authorized                                   -                         -
  Class B; 500,000 shares authorized                                   -                         -
 Common stock of $5.00 par value. 5,000,000
  shares authorized; 3,394,656 and 3,124,656
  shares issued                                               16,973,280                15,623,280
 Additional paid-in capital                                   10,653,316                 8,493,316
 Retained earnings                                            16,492,206                12,248,289
 Valuation allowance for securities available
  for sale, net of income taxes                                  698,987                (1,607,233)
                                                           -------------             -------------

                                                              44,817,789                34,757,652

 Treasury stock, 3,756 shares, at cost                           (48,828)                  (48,828)
                                                           -------------             -------------
     Net stockholders' equity                                 44,768,961                34,708,824
                                                           -------------             -------------
                                                           $ 505,807,158             $ 446,479,986
                                                           =============             =============

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary


Years Ended December 31,                                       1995               1994                1993
                                                       ------------       ------------        ------------
INVESTMENT INCOME:
 Interest and fees on loans                            $ 27,267,506       $ 20,880,035        $ 17,589,849
 Taxable investments                                      7,300,273          6,983,314           7,996,910
 Tax-exempt investments                                   2,125,596          1,985,649           1,857,494
 Federal funds sold                                         595,769            278,925             261,542
 Interest bearing bank balances                             165,365             81,528             115,759
                                                       ------------       ------------        ------------
     Total investment income                             37,454,509         30,209,451          27,821,554
                                                       ------------       ------------        ------------

INTEREST EXPENSE:
 Time deposits of $100,000 or more                        1,684,676          1,355,013           1,129,216
 Other deposits                                          13,079,184          9,401,723           9,203,832
 Securities sold under agreements to
  repurchase and other short-term
  borrowings                                              2,551,256          1,447,990             688,192
 Other borrowings                                           195,137            259,318             105,613
                                                       ------------       ------------        ------------
     Total interest expense                              17,510,253         12,464,044          11,126,853
                                                       ------------       ------------        ------------

     Net investment income                               19,944,256         17,745,407          16,694,701
Provision for possible loan losses                        1,508,853            881,911           1,070,376
                                                       ------------       ------------        ------------
     Net investment income after
      provision for possible loan
      losses                                             18,435,403         16,863,496          15,624,325
                                                       ------------       ------------        ------------

OTHER OPERATING INCOME:
 Service charges on deposit accounts                      3,116,512          2,765,695           2,395,647
 Loss on investment securities                                    -                  -                (590)
 Loss on securities available for sale                     (118,673)          (231,966)                  -
 Credit insurance income                                    428,929            432,223             373,699
 Other income                                               813,521            478,104             453,114
                                                       ------------       ------------        ------------
     Total other operating income                         4,240,289          3,444,056           3,221,870
                                                       ------------       ------------        ------------

OTHER OPERATING EXPENSES:
 Salaries and employee benefits                           7,102,960          6,234,752           5,687,982
 Net occupancy expenses                                     897,290            865,618             890,367
 Equipment and data processing expenses                   1,599,754          1,732,783           1,633,472
 Regulatory insurance and fees                              510,220            847,441             853,879
 Other                                                    4,260,020          4,141,128           3,991,819
                                                       ------------       ------------        ------------
     Total other operating expenses                      14,370,244         13,821,722          13,057,519
                                                       ------------       ------------        ------------

     Income before income taxes                           8,305,448          6,485,830           5,788,676

Income taxes                                              2,030,641          1,607,580           1,442,800
                                                       ------------       ------------        ------------

     Net income                                        $  6,274,807       $  4,878,250        $  4,345,876
                                                       ============       ============        ============

Earnings per share                                     $       1.90       $       1.56        $       1.39
                                                       ============       ============        ============

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

Years Ended December 31, 1995, 1994, and 1993

                                                   Additional
                                        Common       Paid-in      Retained       Valuation       Treasury
                                         Stock       Capital      Earnings       Allowance          Stock              Net
                                  ------------  ------------   ------------    -----------      ---------     ------------
January 1, 1993, as
 originally reported              $  6,686,640  $  8,441,016   $ 11,538,531    $         -      $ (22,458)    $ 26,643,729
Adjusted for two for
 one stock split,
 affected in the form
 of a dividend on
 August 9, 1995                      6,686,640             -     (6,686,640)             -              -                -
Effect of pooling transaction        2,250,000             -      1,223,282              -              -        3,473,282
                                  ------------  ------------   ------------    -----------      ---------     ------------

January 1, 1993, as restated        15,623,280     8,441,016      6,075,173              -        (22,458)      30,117,011
                                  ------------  ------------   ------------    -----------      ---------     ------------

Net income                                   -             -      4,345,876              -              -        4,345,876
Cash dividends ($0.49 per share)             -             -     (1,515,560)             -              -       (1,515,560)
Treasury stock:
 Purchases                                   -             -              -              -        (75,812)         (75,812)
 Sales                                       -        44,788              -              -         56,954          101,742
                                  ------------  ------------   ------------    -----------      ---------     ------------

December 31, 1993                   15,623,280     8,485,804      8,905,489              -        (41,316)      32,973,257
                                  ------------  ------------   ------------    -----------      ---------     ------------

Net adjustment to
 beginning balance for change
 in accounting method                        -             -              -      1,471,070              -        1,471,070
Net income                                   -             -      4,878,250              -              -        4,878,250
Cash dividends ($0.49
 per share)                                  -             -     (1,535,450)             -              -       (1,535,450)
Treasury stock:
 Purchases                                   -             -              -              -       (128,702)        (128,702)
 Sales                                       -         7,512              -              -        121,190          128,702
Net change in valuation
 allowance for securities
 available for sale                          -             -              -     (3,078,303)             -       (3,078,303)
                                  ------------  ------------   ------------    -----------      ---------     ------------

December 31, 1994                   15,623,280     8,493,316     12,248,289     (1,607,233)       (48,828)      34,708,824
                                  ------------  ------------   ------------    -----------      ---------     ------------
Net income                                   -             -      6,274,807              -              -        6,274,807
Cash dividends ($0.62
 per share)                                  -             -     (2,030,890)             -              -       (2,030,890)
Sale of 270,000 shares
 of common stock                     1,350,000     2,160,000              -              -              -        3,510,000
Net change in valuation
 allowance for securities
 available for sale                          -             -              -      2,306,220              -        2,306,220
                                  ------------  ------------   ------------    -----------      ---------     ------------
December 31, 1995                 $ 16,973,280  $ 10,653,316   $ 16,492,206    $   698,987      $ (48,828)    $ 44,768,961
                                  ============  ============   ============    ===========      =========     ============

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

Years Ended December 31,                                                 1995                 1994                1993
                                                                 ------------         ------------        ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                      $  6,274,807         $  4,878,250        $  4,345,876
 Adjustments to reconcile net income to
   cash provided by operating activities:
     Depreciation and amortization                                    981,396            1,088,286           1,245,419
     Provision for possible loan losses                             1,508,853              881,911           1,070,376
     Deferred income taxes                                           (194,772)            (184,514)           (166,500)
     (Increase) decrease in interest receivable                      (970,906)            (870,567)            373,532
     Increase (decrease) in interest payable                        1,031,223              345,075            (407,416)
     Other, net                                                       159,156              888,334             374,879
                                                                 ------------         ------------        ------------

       Net cash provided by operating activities                    8,789,757            7,026,775           6,836,166
                                                                 ------------         ------------        ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                      (35,055,066)         (16,196,900)                  -
  Sales of securities available for sale                            8,658,674            8,714,823                   -
  Maturities of securities available for sale                      13,868,734           23,994,689                   -
  Purchases of investment securities                              (15,725,275)         (27,273,501)        (84,551,957)
  Sales of investment securities                                            -                    -           9,120,688
  Maturities of investment securities                               3,645,734            6,233,324          86,778,900
  Net (increase) decrease in:
    Interest bearing bank balances                                     91,631            4,622,155             (23,942)
    Federal funds sold                                                      -           11,950,000          (6,400,000)
    Loans                                                         (30,809,198)         (55,674,429)        (33,134,714)
    Bank premises and equipment                                    (1,469,115)          (1,127,513)           (591,427)
 Other, net                                                           758,894              977,041             927,816
                                                                 ------------         ------------        ------------

       Net cash used in investing activities                      (56,034,987)         (43,780,311)        (27,874,636)
                                                                 ------------         ------------        ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in:
    Non-interest bearing deposits                                $  2,084,752         $  6,879,204        $  7,370,768
    Money market, NOW and savings deposits                          9,202,701           (1,206,826)        (19,104,972)
    Certificates of deposit                                        35,731,155           23,663,601          (5,867,970)
    Securities sold under agreements to repurchase and
    other short-term borrowings                                     3,471,643            7,017,930          34,060,525
  Proceeds from other borrowings                                            -            3,500,000           3,500,000
  Repayments of other borrowings                                   (2,226,198)          (1,677,138)            (93,167)
  Cash dividends                                                   (2,030,890)          (1,535,450)         (1,515,560)
  Proceeds from sale of stock                                       3,510,000                    -                   -
  Treasury stock transactions                                               -                    -              25,930
                                                                 ------------         ------------        ------------

      Net cash provided by financing activities                    49,743,163           36,641,321          18,375,554
                                                                 ------------         ------------        ------------

      Net increase (decrease) in cash and due from banks            2,497,933             (112,215)         (2,662,916)

Cash and due from banks at January 1                               16,325,586           16,437,801          19,100,717
                                                                 ------------         ------------        ------------
Cash and due from banks at December 31                           $ 18,823,519         $ 16,325,586        $ 16,437,801
                                                                 ============         ============        ============

The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FNANCIAL STATEMENTS
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

         The accounting and reporting policies of First M & F Corporation (the Company) which materially affect the determination of financial position and results of operations conform to generally accepted accounting principles and general practices within the banking industry. A summary of these significant accounting and reporting policies is presented below.

ORGANIZATION AND OPERATIONS

         The Company is a one-bank holding company that owns 100% of the common stock of Merchants and Farmers Bank (the Bank) of Kosciusko, Mississippi. The Bank is a commercial Bank and provides a full range of banking services through its offices in central Mississippi. As a state chartered commercial bank, the Bank is subject to Federal and state regulations and undergoes periodic examinations by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements of First M & F Corporation include the accounts of the Company and its wholly owned subsidiary, Merchants and Farmers Bank, and the accounts of the Bank's wholly owned finance subsidiaries, credit insurance subsidiary and real estate subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENTS

         In May, 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities." SFAS 115 is effective for fiscal years beginning after December 15, 1993, and requires that debt and equity securities be classified into one of three categories; held to maturity, available for sale, or trading. The Company adopted SFAS 115 effective January 1, 1994.

         Securities held, which are available to be sold prior to maturity, are classified as securities available for sale and are carried at market value. Unrealized holding gains and losses, are reported, net of taxes, as a separate component of stockholders' equity. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.

         Investment securities are those securities which the Company has the ability and intent to hold until maturity are carried at cost, adjusted for amortization of premiums and accretion of discounts. The adjusted cost of the specific security sold is used to compute realized gain or loss on the sale of investment securities.

LOANS

         Loans are stated at the principal amount outstanding. Unearned income on installment loans is recognized as income using a method that approximates the interest method. Interest on all other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The Bank discontinues the accrual of interest on loans and recognizes income only as received when, in the judgment of management, the collection of interest, but not necessarily principal, is doubtful.

ALLOWANCE FOR LOAN LOSSES

         The Bank provides for loan losses through an allowance for loan losses established through a provision charged to expense. Accordingly, all loan losses are charged to the allowance for loan losses and all recoveries are credited to it. The allowance for loan losses is based on the evaluation of the collectibility of loans, past loan loss experience and other factors which, in management's judgment, deserve consideration in estimating possible loan losses. Such other factors considered by management include changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower's ability to pay, review of specific problem loans, and the relationship of the allowance to outstanding loans.

BANK PREMISES AND EQUIPMENT

         Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed principally using the straight-line method and charged to operating expenses over the estimated useful lives of the assets. Costs of major additions and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES (continued)

OTHER REAL ESTATE

         Other real estate acquired through partial or total satisfaction of loans is carried at the lower of market or the recorded loan balance at date of acquisition (foreclosure). Any loss incurred at the date of acquisition is charged to the reserve for possible loan losses. Gains or losses incurred subsequent to the date of acquisition are reported in current operations. Related operating income and expenses are reported in current operations.

AMORTIZATION

         The Company's costs in excess of net Bank assets acquired in 1980 are being amortized on a straight-line basis over forty years. The Bank's costs in excess of net assets acquired in branch acquisitions are being amortized on a straight-line basis over five and ten years.

INCOME TAXES

         The Company, the Bank and the Bank's finance and real estate subsidiaries file consolidated Federal and state income tax returns. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred income tax expense (benefit) is the result of changes in deferred tax assets and liabilities between reporting periods.

STOCK SPLIT

         On August 9, 1995, the Company effected a two for one stock split in the form of a dividend. All per share computations have been retroactively restated.

TREASURY STOCK

         The Company accounts for treasury stock at cost, using the first-in first-out basis of accounting. The excess of sales proceeds on treasury stock sales over the cost of the shares sold is recorded as additional paid in capital.

EARNINGS PER SHARE

         Earnings per share calculations are based on the weighted average number of shares outstanding during the year of 3,294,736 in 1995, 3,120,786 in 1994, and 3,120,414 in 1993, adjusted retroactively for stock splits. Per share data for all periods have been restated for the effect of a business combination accounted for as a pooling of interest in 1995.

STATEMENTS OF CASH FLOWS

         In the accompanying consolidated statements of cash flows, the Company and subsidiary have defined cash equivalents as those amounts included in the statement of condition caption "Cash and Due from Banks." The following supplemental disclosures are made related to the consolidated statements of cash flows:

                                                       1995                    1994                   1993
                                               ------------            ------------           ------------
   Interest paid                               $ 16,479,000            $ 12,119,000           $ 11,534,000
   Federal income taxes paid                      2,333,000               1,638,000              1,825,000
   Federal income tax refunds                       162,000                       -                 19,000
   Other real estate and repossessions
    acquired in noncash foreclosures                227,000               1,185,000                944,000
                                               ============            ============           ============

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 2: BUSINESS COMBINATION

         On December 31, 1995, Farmers and Merchants Bank of Bruce, Mississippi was merged with the Company. The stockholders of Farmers and Merchants received 450,000 shares of common stock of the Company in exchange for all of the issued and outstanding common shares of Farmers and Merchants. All financial data of the Company has been restated to reflect the business combination using the pooling of interests method of accounting. There were no material adjustments to the net assets of Farmers and Merchants as a result of adopting the same accounting methods as the Company. The effect of the pooling of interests on operations of the Company is as follows:

                                                       1995                    1994                   1993
                                                -----------             -----------            -----------
  INVESTMENT INCOME:
   Farmers and Merchants                        $ 2,307,517             $ 2,240,260            $ 2,197,917
   First M & F Corporation                       35,146,992              27,969,191             25,623,637
   Combined                                      37,454,509              30,209,451             27,821,554
                                                ===========             ===========            ===========

  OTHER OPERATING INCOME:
   Farmers and Merchants                        $   293,664             $   248,939            $   244,669
   First M & F Corporation                        3,946,625               3,195,117              2,977,201
   Combined                                       4,240,289               3,444,056              3,221,870
                                                ===========             ===========            ===========

  NET INCOME:
   Farmers and Merchants                        $   575,338             $   635,311            $   593,414
   First M & F Corporation                        5,699,469               4,242,939              3,752,462
   Combined                                       6,274,807               4,878,250              4,345,876
                                                ===========             ===========            ===========

NOTE 3: INVESTMENTS

         The following is a summary of the amortized cost and market value (book value) of securities available for sale:


                                                                             GROSS UNREALIZED
                                                      AMORTIZED       ----------------------------            MARKET
                                                           COST             GAIN              LOSS             VALUE
                                                  -------------       -----------      -----------      ------------
DECEMBER 31, 1995:
 U. S. Treasury securities                        $  38,310,000       $   207,000      $    77,000      $ 38,440,000
 U. S. Government agencies and corporations          38,982,000           130,000           84,000        39,028,000
 Mortgage-backed investments                         24,482,000           209,000          129,000        24,562,000
 Obligations of states and political
   subdivisions                                      23,534,000           800,000            3,000        24,331,000
 Other                                                1,822,000             7,000                -         1,829,000
                                                  -------------       -----------      -----------      ------------

                                                  $ 127,130,000       $ 1,353,000      $   293,000      $128,190,000
                                                  =============       ===========      ===========      ============

DECEMBER 31, 1994:
 U. S. Treasury securities                        $  27,086,000       $    12,000      $ 1,107,000      $ 25,991,000
 U. S. Government agencies and corporations          12,976,000            11,000          532,000        12,455,000
 Mortgage-backed investments                         20,666,000            50,000          975,000        19,741,000
 Obligations of states and political
   subdivisions                                      14,356,000           214,000           19,000        14,551,000
 Other                                                1,550,000                 -           89,000         1,461,000
                                                  -------------       -----------      -----------      ------------

                                                  $  76,634,000       $   287,000      $ 2,722,000      $ 74,199,000
                                                  =============       ===========      ===========      ============

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 3: INVESTMENTS (continued)

         The following is a summary of the amortized cost (book value) and market value of investment securities:

                                                                             GROSS UNREALIZED
                                                      AMORTIZED       ----------------------------            MARKET
                                                           COST             GAIN              LOSS             VALUE
                                                  -------------       -----------      -----------      ------------
DECEMBER 31, 1995:
 U. S. Treasury securities                        $   1,051,000       $    12,000      $     5,000      $  1,058,000
 U. S. Government agencies and corporations          14,152,000           328,000           39,000        14,441,000
 Mortgage-backed investments                         19,290,000            58,000          149,000        19,199,000
 Obligations of states and political
   subdivisions                                      18,321,000           276,000           85,000        18,512,000
                                                  -------------       -----------      -----------      ------------

                                                  $  52,814,000       $   674,000      $   278,000      $ 53,210,000
                                                  =============       ===========      ===========      ============

DECEMBER 31, 1994:
 U. S. Treasury securities                        $  13,010,000       $         -      $   699,000      $ 12,311,000
 U. S. Government agencies and corporations          12,268,000            46,000          532,000        11,782,000
 Mortgage-backed investments                         26,352,000             8,000        1,597,000        24,763,000
 Obligations of states and political
  subdivisions                                       27,402,000            70,000        1,088,000        26,384,000
                                                  -------------       -----------      -----------      ------------

                                                  $  79,032,000       $   124,000      $ 3,916,000      $ 75,240,000
                                                  =============       ===========      ===========      ============

         The amortized cost and market values of securities available for sale and investment securities at December 31, 1995, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with, or without, call or prepayment penalties.

                                                          AVAILABLE FOR SALE               INVESTMENT SECURITIES
                                                  -------------------------------     ------------------------------
                                                      AMORTIZED            MARKET        AMORTIZED            MARKET
                                                           COST             VALUE             COST             VALUE
                                                  -------------     -------------     ------------      ------------
 One year or less                                 $  49,266,000     $  49,333,000     $  5,240,000      $  5,254,000
 Over one through five years                         68,556,000        69,038,000       34,720,000        35,028,000
 Over five through ten years                          6,384,000         6,818,000        8,804,000         8,814,000
 After ten years                                      2,924,000         3,001,000        4,050,000         4,114,000
                                                  -------------     -------------     ------------      ------------

                                                  $ 127,130,000     $ 128,190,000     $ 52,814,000      $ 53,210,000
                                                  =============     =============     ============      ============

        The following is a summary of the amortized cost and market value of securities available for sale and investment securities which were pledged to secure public deposits, short-term borrowings and for other purposes required or permitted by law.

                                                          Available for Sale               Investment Securities
                                                  -------------------------------     ------------------------------
                                                      Amortized            Market        Amortized            Market
                                                           Cost             Value             Cost             Value
                                                  -------------     -------------     ------------      ------------
  DECEMBER 31, 1995                               $ 113,943,000     $ 114,692,000     $ 36,615,000      $ 36,752,000
                                                  =============     =============     ============      ============

  December 31, 1994                               $  57,883,000     $  55,305,000     $ 60,532,000      $ 55,889,000
                                                  =============     =============     ============      ============

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 3: INVESTMENTS (continued)

         The following is a summary of gross realized gains and losses on investment transactions:

                                                                                                    Investment
                                                              Available for Sale                    Securities
                                                     -----------------------------------            ----------
                                                           1995                     1994                  1993
                                                     ----------               ----------            ----------
 Gross realized gains                                $   48,000               $   19,000              $ 14,000
 Gross realized losses                                 (167,000)                (251,000)              (15,000)
                                                     ----------               ----------              --------
                                                     $ (119,000)              $ (232,000)             $ (1,000)
                                                     ==========               ==========              ========

         In accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" (the Guide), which was issued in November, 1995, by the Financial Accounting Standards Board, the Bank reclassified certain investments classified as held to maturity as securities available for sale in December, 1995. The amortized cost of these investments was $38,145,000 and the market value was $38,545,000 at the date of the reclassification.

NOTE 4: LOANS

         The Bank's loan portfolio includes commercial, consumer, agribusiness and residential loans throughout the State of Mississippi, but primarily in its market area in Central Mississippi. The composition of the Company's loan portfolio at December 31, 1995 and 1994, follows, net of unearned income:

                                                       1995                    1994
                                              -------------           -------------
   Commercial, financial and agricultural      $ 35,409,000            $ 36,322,000
   Residential real estate                       75,964,000              66,310,000
   Non-residential real estate                   96,782,000              83,878,000
   Consumer loans                                83,847,000              75,544,000
                                              -------------           -------------
                                              $ 292,002,000           $ 262,054,000
                                              =============           =============

         The Bank has made, and expects in the future to continue to make, in the ordinary course of business, loans to directors and executive officers of the Company and the Bank and to affiliates of these directors and officers. In the opinion of management, these transactions were made on substantially the same terms as those prevailing at the time for comparable transactions with other persons and did not involve more than normal risk of collectibility or contain any other unfavorable features. An analysis of such outstanding loans follows:

                                                       1995                    1994
                                                -----------             -----------
   Loans outstanding at January 1               $ 3,350,000             $ 2,314,000
   New loans                                      2,432,000               2,063,000
   Repayments and removals                       (3,221,000)             (1,027,000)
                                                -----------             -----------

   Loans outstanding at December 31             $ 2,561,000             $ 3,350,000
                                                ===========             ===========

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 5: ALLOWANCE FOR POSSIBLE LOAN LOSSES

         Transactions in the allowance for possible loan losses are summarized as follows:

                                                       1995                    1994                   1993
                                                -----------             -----------            -----------
  Balance at January 1                          $ 3,374,234             $ 2,866,227            $ 2,450,918

  Loans charged-off                                (876,588)               (623,767)              (944,235)
  Recoveries                                        243,501                 249,863                289,168
                                                -----------             -----------            -----------
     Net charge-offs                               (633,087)               (373,904)              (655,067)
                                                -----------             -----------            -----------

  Provision for possible loan losses              1,508,853                 881,911              1,070,376
                                                -----------             -----------            -----------

  Balance at December 31                        $ 4,250,000             $ 3,374,234            $ 2,866,227
                                                ===========             ===========            ===========


NOTE 6: BANK PREMISES AND EQUIPMENT

         A summary of bank premises and equipment follows:

                                                       1995                     1994
                                                -----------              -----------
   Land and buildings                           $ 8,875,315              $ 7,755,610
   Furniture, fixtures and equipment              6,301,338                5,627,793
   Leasehold improvements                           334,079                  314,078
                                                -----------              -----------
                                                 15,510,732               13,697,481
   Less accumulated depreciation and
    amortization                                  8,054,129                7,317,594
                                                -----------              -----------
                                                  7,456,603                6,379,887
   Construction in progress, estimated
    costs to complete of $ 660,000 in
    1995 and $139,000 in 1994                        80,313                  292,976
                                                -----------              -----------

                                                $ 7,536,916              $ 6,672,863
                                                ===========              ===========


         Amounts charged to other operating expenses for depreciation and amortization of bank premises and equipment were approximately $800,000 in 1995, $864,000 in 1994, and $865,000 in 1993.

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOE 7: OTHER ASSETS

         A summary of other assets follows:

                                                       1995                    1994
                                                -----------             -----------
   Company's cost in excess of net Bank
    assets acquired in 1980, less
    accumulated amortization of
    $1,533,900 and $1,436,839                   $ 2,343,168             $ 2,440,229

   Bank's costs in excess of net assets
    acquired in branch acquisitions,
    less accumulated amortization of
    $1,134,692 and $1,050,419                       515,931                 600,204

   Other real estate, net                           148,176                 868,732

   Deferred income tax, net                         507,422               1,500,502

   Other                                            885,244                 751,067
                                                -----------             -----------

                                                $ 4,399,941             $ 6,160,734
                                                ===========             ===========


         Other expenses include amortization of intangible assets as follows:

                                                       1995                    1994                   1993
                                                  ---------               ---------              ---------
  Company's costs in excess of net
   Bank assets acquired in 1980                   $  97,061               $  97,061              $  97,061
  Bank's cost of asset acquisitions
   in 1983 and 1984 allocated to
   values associated with the
   future earning potential of
   deposit assumed                                        -                  23,185                139,112
  Bank's costs in excess of net
   assets acquired in branch
   acquisitions                                      84,273                 104,660                143,751
                                                  ---------               ---------              ---------

                                                  $ 181,334               $ 224,906              $ 379,924
                                                  =========               =========              =========


         Changes in the valuation allowance for other real estate for the years ended December 31, 1995, 1994 and 1993, are summarized as follows:

                                                       1995                    1994                   1993
                                                   --------                --------               --------
   Balance at beginning of year                    $ 35,500                $ 15,700               $ 20,000
   Provision charged to expense                      60,000                  19,800                 64,568
   Writedowns                                       (34,500)                      -                (68,868)
                                                   --------                --------               --------

   Balance at end of year                          $ 61,000                $ 35,500               $ 15,700
                                                   ========                ========               ========

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 8: DEPOSITS

         The following is a summary of deposits at December 31, 1995 and 1994:

                                                       1995                    1994
                                              -------------           -------------
   Non-interest bearing                       $  52,160,180           $  50,075,428
   Interest bearing:
    Money market accounts                        44,371,828              41,737,348
    NOW accounts                                 54,832,550              58,463,673
    Savings accounts                             50,973,237              40,773,893
    Time deposits of $100,000 or more            42,371,467              32,472,923
    Other time deposits                         161,153,564             135,320,953
                                              -------------           -------------
        Total interest bearing                  353,702,646             308,768,790
                                              -------------           -------------

        Total deposits                        $ 405,862,826           $ 358,844,218
                                              =============           =============


NOTE 9: SHORT-TERM BORROWINGS

         The following is a summary of information related to securities sold under agreements to repurchase and other short-term borrowings for the years ended December 31, 1995, 1994 and 1993:

                                                             Balance Outstanding                 Weighted Average Rate
                                              -------------------------------------------       ----------------------
                                                   Maximum         Average             At                           At
                                                 Month End           Daily       Year End       During Year   Year End
                                              ------------    ------------    -----------       -----------   --------
1995:
 Federal funds purchased                      $  2,700,000    $    218,630    $  2,700,000            5.62%      5.63%
 Securities sold under agreements
  to repurchase                                 54,847,108      45,631,025      44,658,602            5.32%      5.33%
 Other short-term borrowings by
  the Company                                      935,066         935,000         935,066            8.36%      8.25%
                                              ------------    ------------    -----------             =====      =====

                                              $ 58,482,174    $ 46,784,655    $ 48,293,668
                                              ============    ============    ============
1994:
 Federal funds purchased                      $  2,650,000    $    360,000    $  1,950,000            4.38%      5.50%
 Securities sold  under agreements
  to repurchase                                 43,404,266      33,998,172      41,939,078            3.87%      5.34%
 Other short-term borrowings by
  the Company                                    2,027,590       1,854,728         932,947            6.29%      7.85%
                                              ------------    ------------    -----------             =====      =====

                                              $ 48,081,856    $ 36,212,900    $ 44,822,025
                                              ============    ============    ============

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 9: SHORT-TERM BORROWINGS (continued)

                                                             Balance Outstanding                 Weighted Average Rate
                                              -------------------------------------------       ----------------------
                                                   Maximum         Average                                          At
                                                 Month End           Daily       Year End       During Year   Year End
                                              ------------    ------------    -----------       -----------   --------
1993:
 Federal funds  purchased                     $  1,000,000    $     51,919    $          -            2.51%         -
 Securities sold under agreements
  to repurchase                                 43,106,802      19,918,241      35,726,505            2.88%      3.19%
 Other short-term borrowings by
  the Company                                    3,076,070       2,450,177       2,077,590            4.66%      5.03%
                                              ------------    ------------    -----------             =====      =====

                                              $ 47,182,872    $ 22,420,337    $ 37,804,095
                                              ============    ============    ============


         Federal funds purchased represent primarily overnight borrowings. Securities sold under agreements to repurchase primarily represent a relationship with a public university under a contract that expires on June 30, 1996. These borrowings reprice on a monthly basis. The nature of this relationship changed from a deposit relationship in 1993. Other short-term borrowings by the Company represent unsecured borrowings from various individuals and entities.

NOTE 10: OTHER BORROWINGS

         The following is a summary of other borrowings at December 31, 1995 and 1994:

                                                                               1995                   1994
                                                                        -----------            -----------
   Line of credit in the original amount of
    $1,500,000, expiring on December 31,
    1995; secured by approximately 22%
    of the Bank's common stock; interest
    payable semi-annually at the lender's
    prime rate; renewed on January 6, 1996,
    in the amount of $3,000,000, expiring
    on December 31, 1996                                                $         -            $   502,000

   Advances from Federal Home Loan Bank of
    Dallas secured by first mortgage loans
    and Federal Home Loan Bank stock:

    5.56% advance in the amount of $1,000,000;
     interest is payable monthly and
     principal is payable on September 23,
     2000                                                                 1,000,000              1,000,000

    5.90% advance in the amount of $2,500,000;
     principal and interest are payable in
     monthly installments of approximately
     $28,000 through June 1, 2003; future
     maturities are as follows: 1996 -
     $219,095; 1997 - $232,376; 1998 -
     $246,464; 1999 - $261,404; 2,000 -
     $277,252; after 2000 - $768,906                                      2,005,497              2,212,068

    4.71% advance in the amount of $3,000,000;
     principal and interest payable in
     monthly installments of approximately
     $256,000 through June 1, 1995                                                -              1,517,627
                                                                        -----------            -----------

                                                                        $ 3,005,497            $ 5,231,695
                                                                        ===========            ===========

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 11: EMPLOYEE BENEFIT PLANS

         The Bank has a defined benefit pension plan covering substantially all full time employees of the Bank and subsidiaries. Benefits under this plan are based on years of service and average annual compensation for a five year period. The Bank's funding policy for the plan is to contribute annually in an amount not to exceed the amount that can be deducted for Federal income tax purposes. Contributions of $80,000, $40,000 and $74,968 were made to the plan in 1995, 1994 and 1993.

         Net pension cost (benefit) included the following components:

                                                       1995                    1994                   1993
                                                  ---------               ---------               --------
   Service cost                                   $ 112,017               $ 103,993               $   94,404
   Interest cost                                    170,012                 161,276                  147,038
   Actual return on plan assets                    (240,638)               (195,175)                (186,201)
   Net amortization and deferral                     29,618                 (34,672)                 (34,672)
                                                  ---------               ---------               ----------
                                                  $  71,009               $  35,422               $   20,569
                                                  =========               =========               ==========


         The following table sets forth the plan's funded status and amounts recorded in the consolidated statements of condition:

                                                       1995                    1994
                                               ------------            ------------
   Actuarial present value of:
    Vested benefit obligation                  $  1,818,872            $  1,633,446
    Non-vested benefit obligation                    31,484                  19,645
                                               ------------            ------------

     Total benefit obligation                  $  1,850,356            $  1,653,091
                                               ============            =============

   Projected benefit obligation                $ (2,427,944)           $ (2,173,281)
   Market value of plan assets                    2,388,025               2,128,251
                                               ------------            ------------
   Plan assets in excess of (less than)
    projected benefit obligation                    (39,919)                (45,030)
   Unrecognized net loss during the year            400,510                 391,302
   Remaining unrecognized net asset at
    transition date                                (208,028)               (242,700)
   Contributions after measurement date                   -                  40,000
                                               ------------            ------------

     Net pension asset                         $    152,563            $    143,572
                                               ============            =============

         The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8% and 6%, respectively. The expected long-term rate of return on plan assets was 9%. Plan assets consist primarily of U. S. Government securities and bank certificates of deposit.

         The Bank has a profit and savings plan which includes features such as an Employee Stock Option Plan and a 401(k) plan which provides for certain salary deferrals, covering substantially all full time employees of the Bank and subsidiaries. The Bank does not match employee contributions, but makes contributions to the plan at the discretion of the Board of Directors. Contributions to this plan were $40,000 in 1995, $25,000 in 1994 and $40,000 in 1993.

         At December 31, 1995, the profit and savings plan owned 110,306 shares of the Company's common stock and the pension plan owned 3,600 shares of the Company's common stock.

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 12: INCOME TAXES

         The components of income tax expense (benefit) are as follows:

                                                       1995                    1994                   1993
                                                -----------             -----------            -----------
   Current income taxes                         $ 2,225,413             $ 1,792,094            $ 1,609,300
   Deferred income taxes                           (190,772)               (184,514)              (166,500)
                                                -----------             -----------            -----------

                                                $ 2,030,641             $ 1,607,580            $ 1,442,800
                                                ===========             ===========            ===========

         The differences between actual income tax expense and expected income tax expense are summarized as follows:

                                                       1995                    1994                   1993
                                                -----------             -----------            -----------
   Amount computed using the
    statutory rates on income
    before income taxes                         $ 2,823,900             $ 2,205,200            $ 1,968,100
   Increase (decrease) resulting from:
    Tax exempt income, net of
     disallowed interest deduction                 (662,100)               (649,400)              (611,100)
    Small life insurance company deduction          (68,100)                (51,700)               (57,400)
    Amortization of intangible assets                36,900                  54,600                116,300
    Other, net                                      (99,959)                 48,880                (26,900)
                                                -----------             -----------            -----------

                                                $ 2,031,641             $ 1,607,580            $ 1,442,800
                                                ===========             ===========            ===========

         The components of deferred income tax expense (benefit) are as follows:

                                                       1995                    1994                   1993
                                                -----------             -----------            -----------
   Financial loan loss provision
    in excess of tax provision                  $  (279,600)            $  (159,100)           $  (101,100)
   Tax depreciation greater (less) than
    financial depreciation                            8,100                 (26,000)               (28,100)
   Life insurance income                            (19,200)                  3,100                 (9,400)
   Other real estate                                 27,500                  (3,800)                (5,200)
   Federal Home Loan Bank stock dividends            33,600                  33,200                     --
   Other, net                                        34,828                 (31,914)               (22,700)
                                                -----------             -----------            -----------

                                                $  (194,772)            $  (184,514)           $  (166,500)
                                                ===========             ===========            ===========

         The components of the recorded net deferred tax asset at December 31, 1995 and 1994, consist of the following:

                                                       1995                    1994
                                                -----------             -----------
   Allowance for possible loan losses           $ 1,058,000             $   778,400
   Depreciation                                    (207,000)               (198,900)
   Prepaid pension asset                            (51,900)                (48,800)
   Life insurance income                             49,400                  30,200
   Other real estate                                 21,000                  48,500
   Federal Home Loan Bank stock dividends           (66,800)                (33,200)
   Market valuation for securities
    available for sale                             (359,883)                827,969
   Other, net                                        64,605                  96,333
                                                -----------             -----------

                                                $   507,422             $ 1,500,502
                                                ===========             ===========

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 13: PREFERRED STOCK

         The Company is authorized to issue 500,000 shares of cumulative Class A voting preferred stock of no par value and 500,000 shares of cumulative Class B non-voting preferred stock of no par value. Dividend rates, redemption terms and conversion terms may be set by the Board of Directors.

NOTE 14: COMMITMENTS AND CONTINGENCIES

         The Company and Bank, in the normal course of business, are defendants in certain legal claims. Management and legal counsel are of the opinion that these actions will not have a material effect on the Company's consolidated financial position.

         The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. The Bank makes commitments to extend credit and issues standby and commercial letters of credit in the normal course of business to fulfill the financing needs of its customers.

         Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Credit card arrangements represent the amount that preapproved credit limits exceed actual balances. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

         Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. When issuing letters of credit, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.

         The maximum credit exposure in the event of nonperformance for loan commitments and standby letters of credit and credit card arrangements is represented by the contract amount of the instruments.

         A summary of commitments and contingent liabilities at December 31, 1995, is as follows:

   Commitments to extend credit                      $ 21,963,000
   Standby letters of credit                              505,000
   Credit card arrangements                             3,314,000
                                                     ------------

                                                     $ 25,782,000
                                                     ============

NOTE 15: REGULATORY MATTERS

         Federal banking regulations require that the Bank maintain certain cash reserves based on a percent of deposits. This requirement was approximately $5,160,000 at December 31, 1995.

         The Bank is required to maintain minimum amounts of capital to average assets and to average "risk weighted assets", as defined and determined by banking regulators. The Bank's regulatory capital was in excess of minimum capital levels required by regulatory authorities at December 31, 1995.

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 16: DIVIDENDS

         Cash dividends as disclosed in the consolidated statements of stockholders' equity include dividends paid by the Company to its shareholders and by Farmers and Merchants Bank to its shareholders prior to the pooling transaction. Per share amounts are based on the total combined dividend and the weighted average number of shares outstanding after giving effect to the 1995 stock split and pooling transaction. A summary of dividends follows:

                                                       1995                    1994                   1993
                                                -----------             -----------            -----------
   First M & F Corporation                      $ 1,730,890             $ 1,335,450            $ 1,335,560
   Farmers and Merchants Bank                       300,000                 200,000                180,000
                                                -----------             -----------            -----------

                                                $ 2,030,890             $ 1,535,450            $ 1,515,560
                                                ===========             ============           ===========


         Dividends paid by the Bank are the primary source of funds available to the Company for payment of dividends to its shareholders and other cash needs. Applicable Federal and state statutes and regulations impose restrictions on the amounts of dividends that may be declared by the Bank. In addition to the formal statutes and regulations, regulatory authorities also consider the adequacy of the Bank's total capital in relation to its assets, deposits and other such items and, as a result, capital adequacy considerations could further limit the availability of dividends from the Bank. These restrictions are not anticipated to have a material effect on the ability of the Bank to pay dividends to the Company.

NOTE 17: FAIR VALUE OF FINANCIAL INSTRUMENTS

         Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair value for its financial instruments. However, such disclosures may be deemed not to be practicable for certain classes of financial instruments. A summary of financial instruments and related disclosures follows:

         Cash and due from banks, interest bearing deposits with banks and Federal funds sold - The net book value of these financial instruments approximates fair value due to the immediate availability on short maturity of these investments.

         Investments - Fair value of these financial instruments is considered to be their quoted market value as disclosed in note 3.

         Loans - The fair value of variable rate loans that reprice frequently, and with no significant changes in credit risk, are based on carrying values. The fair value of fixed rate loans is estimated by discounting the future cash flows, using the current rates at which these loans would currently be made to borrowers with similar credit ratings and similar maturities. The carrying value of loans, net of the reserve for possible loan losses, is approximately $287,752,000 and $258,769,000 and the estimated net fair value of loans is $285,556,000 and $253,847,000 at December 31, 1995 and 1994.

         Deposits - The fair value of demand deposits, NOW accounts, money market accounts and savings deposits is the carrying amount at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using current market rates for deposits of similar maturities. This rate should approximate current market rates for deposits of similar maturities at the reporting date. The carrying value of deposits is approximately $405,863,000 and $358,844,000 and the estimated net fair value of deposits is $406,204,000 and $353,342,000 at December 31, 1995 and 1994.

         Short-term and other borrowings - The net book value of these financial instruments approximates fair value due to the short term nature of these items or their applicable interest rates and repayment terms.

         Commitments to extend credit - As disclosed in note 14, the Bank has certain commitments to extend credit at December 31, 1995. These commitments include different types of borrowers, collateral requirements, maturity dates, interest rates and repricing schedules. Due to the effort and difficulty in implementing a valuation model to estimate the fair value of these commitments, the Bank does not consider the disclosure to be practicable for these items. However, due to the pricing, terms and conditions for the outstanding commitments to extend credit, in the opinion of management, the estimated fair value of commitments to extend credit is not materially different from the stated amounts as disclosed in note 13.

First M&F Corporation and Subsidiary

NOTE 18: SUMMARIZED FINANCIAL INFORMATION OF FIRST M & F CORPORATION

         Summarized financial information of First M & F Corporation (parent company only) is as follow:


STATEMENTS OF CONDITION                               1995                     1994
                                              ------------             ------------
ASSETS
   Cash                                       $    185,164             $    154,222
   Investment in subsidiary                     45,460,985               35,999,065
   Other investments                                22,500                   22,500
   Land and building                                73,476                   76,395
                                              ------------             ------------

                                              $ 45,742,125             $ 36,252,182
                                              ============             ============

LIABILITIES AND STOCKHOLDERS' EQUITY
   Short-term borrowings                      $    935,066             $    932,947
   Note payable to bank                                  -                  502,000
   Other liabilities                                38,098                  108,411
   Stockholders' equity                         44,768,961               34,708,824
                                              ------------             ------------

                                              $ 45,742,125             $ 36,252,182
                                              ============             ============

STATEMENTS OF INCOME                                  1995                     1994                    1993
                                               -----------              -----------             -----------
INCOME:
  Dividends received from subsidiary           $ 2,450,000              $ 1,600,000             $ 1,600,000
  Equity in undistributed earnings
    of subsidiary, net of amortization           3,955,700                3,349,450               2,811,203
  Other income                                       6,141                   13,410                  31,173
                                               -----------              -----------             -----------
      Total income                               6,411,841                4,962,860               4,442,376
                                               -----------              -----------             -----------

EXPENSES:
  Interest                                         109,737                  116,743                 114,201
  Other expenses                                    67,395                    8,578                  23,299
      Total expenses                               177,132                  125,321                 137,500
                                               -----------              -----------             -----------

      Income before income taxes                 6,234,709                4,837,539               4,304,876

      Income tax benefit                            40,098                   40,711                  41,000
                                               -----------              -----------             -----------

      Net income                               $ 6,274,807              $ 4,878,250             $ 4,345,876
                                               ===========              ===========             ===========

--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

NOTE 18: SUMMARIZED FINANCIAL INFORMATION OF FIRST M & F CORPORATION (Continued)

STATEMENTS OF CASH FLOWS                               1995                    1994                   1993
                                                -----------             -----------            -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                     $ 6,274,807             $ 4,878,250            $ 4,345,876
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Equity in undistributed
   earnings of subsidiary                        (3,955,700)             (3,349,450)            (2,811,203)
  Other, net                                        (67,394)                 (7,716)              (220,693)
                                                -----------             -----------            -----------
     Net cash provided by
      operating activities                        2,251,713               1,521,084              1,313,980
                                                -----------             -----------            -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Additional investment in subsidiary             (3,500,000)                      -                      -
 Decrease in investments                                  -                       -              1,003,000
                                                -----------             -----------            -----------
     Net cash provided by (used in)
       investing activities                      (3,500,000)                      -              1,003,000
                                                -----------             -----------            -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Increase (decrease) in:
  Short-term borrowings                               2,119              (1,144,643)              (998,480)
  Note payable to bank                             (502,000)                500,000                      -
 Proceeds from sale of stock                      3,510,000                       -                      -
 Treasury stock transactions                              -                       -                 25,930
 Cash dividends                                  (1,730,890)             (1,335,450)            (1,335,560)
                                                -----------             -----------            -----------
     Net cash provided by (used in)
      financing activities                        1,279,229              (1,980,093)            (2,308,110)
                                                -----------             -----------            -----------

     Net increase (decrease) in cash                 30,942                (459,009)                 8,870

Cash at January 1                                   154,222                 613,231                604,361
                                                -----------             -----------            -----------

Cash at December 31                             $   185,164             $   154,222            $   613,231
                                                ===========             ===========            ===========

SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

(In Thousands, Except Per Share and Dividend Data)

Year Ended December 31,                            1995            1994            1993           1992            1991
STATEMENTS OF INCOME
Total investment income                         $37,454         $30,209         $27,822        $29,200         $29,886
Total interest expense                           17,510          12,464          11,127         12,711          16,424
Net investment income                            19,944          17,745          16,695         16,489          13,460
Provision for loan losses                         1,509             882           1,070          1,274           1,319
Other operating income                            4,241           3,444           3,222          3,905           2,717
Other operating expense                          14,370          13,821          13,058         12,999          11,007
Income taxes                                      2,031           1,608           1,443            635             960
Net income                                       $6,275          $4,878          $4,346         $5,486          $2,892

Earnings per share(1)                             $1.90           $1.56           $1.39          $1.76           $0.93
Dividends per share(1)                            $0.62           $0.49           $0.49          $0.43           $0.28
Weighted shares outstanding(1)                3,294,736       3,120,786       3,120,414      3,109,194       3,120,376

SELECTED BALANCES
Total assets                                   $505,807        $446,480        $406,151       $373,835        $360,616
Investment securities                           181,004         153,231         151,875        163,747         159,105
Net loans                                       287,752         258,680         205,071        172,126         159,834
Earning assets                                  470,071         413,317         374,825        349,252         326,640
Deposits                                        405,863         358,844         329,509        347,110         327,563
Short-term borrowings                            48,294          44,822          37,804          3,744           7,604
Debentures                                            -               -               -              -             184
Other borrowings                                  3,005           5,232           3,409              2             552
Stockholders' equity                             44,769          34,709          32,974         30,117          25,950

SELECTED RATIOS
Return on average assets(2)                       1.32%           1.15%           1.12%          1.49%           0.85%
Return on average equity(2)                      15.79%          14.43%          13.80%         19.59%          11.61%
Average capital to average assets(2)              8.35%           7.94%           8.11%          7.64%           7.30%
Dividend payout                                  32.36%          31.47%          34.86%         23.97%          30.48%

(1) As restated to reflect a two for one stock dividend on August 9, 1995 and the business combination occurring on December 31, 1995.

(2)      Exclusive of valuation allowance for securities available for sale.

PRINCIPAL MARKETS AND PRICES OF THE COMPANY'S COMMON STOCK
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

         The Company's common stock is not actively traded in the public market. The low and high sales prices reported below are based upon transactions reported to the Company. (As restated to reflect the two for one stock dividend on August 9, 1995)

                                                Low                    High
1995
First Quarter                                $13.00                  $13.00
Second Quarter                               $13.00                  $13.00
Third Quarter                                $13.00                  $13.00
Fourth Quarter                               $20.00                  $22.00

1994
First Quarter                                $12.75                  $12.75
Second Quarter                               $12.75                  $13.00
Third Quarter                                $12.75                  $13.00
Fourth Quarter                               $13.00                  $13.00

MANAGEMENT DISCUSSION AND ANALYSIS OF OPERATION
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

FINANCIAL REVIEW

         The following discussion reviews the results of operations and financial condition of First M&F Corporation and should be read in conjunction with the consolidated financial statements included in this annual report to shareholders.

         The Company's results reflect record earnings for 1995 of $6.275 million compared to $4.878 million in 1994 and $4.346 million in 1993. Net income per share for 1995 was $1.90 compared to $1.56 and $1.39 in 1994 and 1993, respectively.

         The improvement in 1995's net income as compared to 1994 was primarily the result of increases in net interest income as volume in both the loan and investment portfolios increased and net margins held steady during the year. Additionally, noninterest income increased during 1995 as a result of increased focus and cross sell programs instituted in these areas. Noninterest expense, although increasing during 1995 and 1994, reflects the results of the improved budgeting and monitoring programs instituted during those years. Net income for 1995 was net of an increased provision for possible loan losses of $1.51 million. This was primarily to provide for the increased volume in the loan portfolio, which increased 11.2% during 1995. This 1995 provision compares to provisions of $882 thousand in 1994 and $1.1 million in 1993. Funding for these increased volumes were as as result of increased levels of deposits. Deposits increased $47.0 million or 13.1% over 1994. This compares to a $29.3 million or 8.9% increase in 1994. These increases were accomplished through several targeted deposit marketing programs during 1995 and 1994.

         At year end, the Company acquired the Farmers and Merchants Bank of Bruce, Mississippi, in a pooling of interest transaction. This acquired company, with assets of $32 million, is included in the Company's consolidated financial statements. Under the terms of the Merger agreement, the Company exchanged 450,000 shares of common stock for all of the issued and outstanding shares of the acquired bank. As described in note 2 of the footnotes to the consolidated financial statements, the consolidated financial statements include earnings of $575.3 thousand for 1995 and $635.3 thousand for 1994 attributed to the acquired bank ($0.17 per share, 1995; $0.20 per share, 1994).

         At year end 1995, total assets were $505.8 million, an increase of 13.3% over year end 1994. The return on average assets for 1995 was 1.32% as compared to 1.15% for 1994 and 1.12% in 1993. The return on average equity in 1995 was 15.79% as compared to 14.43% in 1994 and 13.8% in 1993.

         The capital ratios for the Company at December 31, 1995, reflecting the additional capital infusion of approximately $3.5 million through the sale of 270,000 shares of common stock during the year, are well above the minimum regulatory guidelines. The tier-1 and total risk-based capital ratios were 13.37% and 14.62%, respectively at December 31, 1995. These capital ratios for the banking subsidiary of the Company categorize it as "well capitalized" according to the Federal Deposit Insurance Corporation Act of 1991 (FDICIA).

NET INTEREST INCOME

         Net interest income is the largest component of the Company's net income and represents the interest earned on interest earning assets less the cost of interest bearing liabilities. Net interest income for 1995 was $19.9 million as compared to $17.7 million for 1994 and $16.7 million for 1993. The approximate 12.5% increase for 1995 was attributed to several factors including an increase in average loans, stable funding costs of deposits, and the improved mix of funding sources. Additionally, during 1995 and 1994, a slight liquidation and repositioning in the securities portfolio, in an attempt to improve overall portfolio yield, was accomplished. All of these factors contributed to the Company being able to control and monitor the net interest margin, but perhaps the major contributors were the steady local economies in which the Company participates and the steady demand for consumer and commercial loans.

OTHER OPERATING INCOME AND EXPENSE

         Other income for 1995 increased $797 thousand over 1994; 1994's other income increased over 1993 by $222 thousand. The 1995 increase was primarily as a result of the emphasis placed on cross sell opportunities in deposit origination areas and the increased markets made available in 1995. The subsidiary bank opened two additional branches during 1995 with excellent customer response and participation. Services charge income increased approximately $359 thousand over 1994 levels and service fees and commissions increased approximately $332 thousand over 1994.

Other expense for 1995 resulted in an increase of $549 thousand or a 4.0% increase over 1994. Other expense for 1994 reflected a $763 thousand increase increase over 1993, a 7.6% increase over the prior year. Salaries and benefits account for the majority of the increases in both years; $868 thousand in 1995 and $546 thousand in 1994. Other expenses reflected several reductions in 1995 expenses in categories such as equipment and data processing of $113 thousand and regulatory insurance and fees of approximately $337 thousand, over levels recorded in 1994. Management continues to promote those areas for improvement in other income opportunities and efficiency in monitoring noninterest expenses.

MANAGEMENT DISCUSSION AND ANALYSIS OF OPERATION
--------------------------------------------------------------------------------
First M&F Corporation and Subsidiary

INTEREST RATE SENSITIVITY

         The Company manages net interest income through its asset/liability management process (ALM). The company's asset/liability committee, comprised of executive management, sets the day to day operating guidelines and approves strategies affecting net interest income and coordinates activities within policy limits as approved by the Company's full Board of Directors. At December 31, 1995, the Company's interest sensitivity gap position was within those approved guidelines.

USES AND SOURCES OF FUNDS

         Loans are the Company's largest interest earning asset. Total loans increased $32.1 million or 11.7% during 1995 as compared to $56.9 million in 1994, a 26.2% increase. These increases reflect a trend that began in mid 1994, whereby specific marketing strategies were put in place to improve loan delivery in the company's major market places. Higher loan demand contributed to a large degree to the record increases in loan volume. Additionally, the Company increased its involvement in credit card lending and introduced cash flow factoring of accounts receivable with local merchants within the various market places. At December 31, 1995 the Company has approximately $3.5 million in such loans. Another component of earnings assets is the Company's securities portfolio. During 1995 the portfolio grew approximately $27.8 million as compared to growth of $1.5 million in 1994. This significant growth was primarily related to the increase in deposits of approximately $47.0 million during the same period.

LIQUIDITY

         The Company relies largely on core deposits to fund loan and long-term investments. Additional funding is provided from federal funds, lines of credit with the Federal Home Loan Bank of Dallas and lines of credit with other banking institutions. The Company's consolidated statements of cash flows can be used to review the Company's cash flows from operating, investments and financing activities.

CREDIT RISK MANAGEMENT AND ALLOWANCE/PROVISION FOR POSSIBLE LOAN LOSSES.

         The Company has a credit administration function separate and apart from the line lending function. Various loan committees review and approve loans and passes on credit quality. A separate loan review function monitors the overall credit quality and adequacy of the Company's allowance for possible loan losses. The Company maintains its allowance for possible loan losses at a level considered sufficient to absorb potential losses in the loan portfolio. The allowance is adjusted through a provision to expense. As a result of man-agement's assessment of the adequacy of the allowance in 1995, the Company recorded a $1.51 million provision. This compared with provisions of $882 thousand in 1994 and $1.1 million in 1993. Management believes the current level of the allowance to be adequate for future needs and will continue to monitor in light of regulatory examinations, economic conditions and growth of the loan portfolio.

CAPITAL AND DIVIDENDS

         Capital adequacy is continuously monitored by the Company to insure appropriate levels are maintained. As discussed earlier in this commentary, the Company infused approximately $3.5 million of additional capital into equity during 1995 through the sale of common stock. This infusion was passed on to the bank subsidiary. Capital levels at both Company and bank subsidiary levels are above peer groups.

         As reflected in the selected financial data, dividends paid by the Company continue to offer an attractive investment opportunity. It is the intention of the board of directors to continue to pay cash dividends on a quarterly basis, dependent of future earnings, the assessment of future capital needs of the Company and such other factors affecting the ability to pay dividends.