Form 10-K, Exhibit 13
period 1996-12-31
FIRST M&F CORP/MS
filed 1997-03-26
CIK 320387

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
FIRST M&F CORPORATION AND SUBSIDIARY

                                                          SHEARER
                                                           TAYLOR
                                                            & CO.
                                       A Professional Association

The Board of Directors and Shareholders
First M&F Corporation
Kosciusko, Mississippi



     We have audited the accompanying consolidated statements of condition of First M&F Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First M&F Corporation and subsidiary as of December 31, 1996 and 1995, the results of their consolidated operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


/s/ Shearer, Taylor & Co. P.A.


Jackson, Mississippi
January 24, 1997

                                     CERTIFIED PUBLIC ACCOUNTANTS
                                                  6360 I-55 NORTH
                                                        SUITE 330
                                               P. O. DRAWER 13157
                                           JACKSON, MS 39236-3157
                                           TELEPHONE 601/956-0093

CONSOLIDATED STATEMENTS OF CONDITION
FIRST M&F CORPORATION AND SUBSIDIARY


December 31,                       1996                1995

ASSETS
     Cash and due from banks   $   20,213,398     $ 18,823,519
     Interest bearing bank
      balances                        149,794          314,603
     Federal funds sold               500,000        1,000,000
     Securities available for
      sale                         86,443,833      128,189,968
     Investment securities,
      market value of
      $57,536,000 and $53,210,000  57,152,860       52,814,271

Loans                             363,266,911      306,138,127
     Unearned income              (18,028,671)     (14,513,713)
     Allowance for possible loan
      losses                       (4,475,000)      (4,250,000)
                                  ------------------------------
          Net loans               340,763,240      287,374,414
                                  ------------------------------
Bank premises and equipment         8,008,727        7,536,916
Accrued interest receivable         4,963,438        4,975,448
Other assets                        5,565,176        4,528,488
                                  ------------------------------
                               $  523,760,466    $ 505,557,627
                                  ==============================
LIABILITIES AND STOCKHOLDERS
  EQUITY
  LIABILITIES:
     Deposits                  $  464,094,123    $ 405,862,826
     Securities sold under
      agreements to repurchase
      and other short-term
      borrowings                       70,000       48,293,668
     Other borrowings               6,561,402        3,005,497
     Accrued interest payable       2,434,230        2,529,304
     Other liabilities              1,512,131        1,346,902
                                  ------------------------------
          Total liabilities       474,671,886      461,038,197
                                  ------------------------------
STOCKHOLDERS' EQUITY:
     Preferred stock:
          Class A; 500,000 shares
           authorized                   -                   -
          Class B; 500,000 shares
           authorized                   -                   -
     Common stock of $5.00 par
      value. 5,000,000 shares
      authorized; 3,394,656
      shares issued                16,973,280       16,973,280
     Additional paid-in capital    10,698,388       10,653,316
     Retained earnings             21,087,077       16,242,675
     Net unrealized gain on
      securities available for
      sale,net of income taxes        329,835          698,987
                                  ------------------------------
                                   49,088,580       44,568,258

     Treasury stock, 3,756 shares,
      at cost in 1995                   -              (48,828)
                                  ------------------------------
          Net stockholders'
           equity                  49,088,580       44,519,430
                                  ------------------------------
                               $  523,760,466    $ 505,557,627
                                  ==============================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
STATEMENTS.

CONSOLIDATED STATEMENTS OF INCOME
First M&F Corporation and Subsidiary

Years Ended December 31,         1996      1995           1994
                              ----------------------------------
INTEREST INCOME:
 Interest and fees on loans  $ 31,239,462 $27,230,315 $20,827,545
     Taxable investments        7,393,926   7,300,273   6,983,314
     Tax-exempt investments     1,972,186   2,125,596   1,985,649
     Federal funds sold           684,974     595,769     278,925
     Interest bearing bank
      balances                    205,377     165,365      81,528
                              -----------------------------------
       Total interest income   41,495,925  37,417,318  30,156,961
                              -----------------------------------
INTEREST EXPENSE:
     Time deposits of
      $100,000 or more          1,703,444  1,684,676    1,355,013
     Other deposits            16,507,650 13,079,184    9,401,723
     Securities sold under
      agreements to repurchase
      and other short-term
      borrowings                  939,123  2,551,256    1,447,990
     Other borrowings             391,091    195,137      259,318
                              -----------------------------------
      Total interest expense   19,541,308 17,510,253   12,464,044
                              -----------------------------------
       Net interest income     21,954,617 19,907,065   17,692,917
  Provision for possible loan
    losses                      1,220,536  1,508,853      881,911
                              -----------------------------------
       Net interest income
        after provision for
        possible loan losses   20,734,081 18,398,212   16,811,006
                              -----------------------------------
OTHER OPERATING INCOME:
     Service charges on
      deposit accounts          3,457,679  3,116,512   2,765,695
     Gain (loss) on securities
      available for sale           12,877   (118,673)   (231,966)
     Credit insurance income      465,323    428,929     432,223
     Other income                 499,822    813,521     478,104
                                ---------------------------------
          Total other operating
           income               4,435,701  4,240,289   3,444,056
                                ---------------------------------
OTHER OPERATING EXPENSES:
     Salaries and employee
      benefits                  7,865,799  7,102,960   6,234,752
     Net occupancy expenses       989,017    897,290     865,618
     Equipment and data
       processing expenses      1,751,978  1,599,754   1,732,783
     Other                      4,309,153  4,770,240   4,988,569
                                --------------------------------
          Total other
           operating expenses  14,915,947 14,370,244  13,821,722
                                --------------------------------
          Income before income
            taxes              10,253,835  8,268,257   6,433,340

Income taxes                    2,864,335  2,017,996   1,589,733
                               ---------------------------------
          NET INCOME          $ 7,389,500 $6,250,261 $ 4,843,607
                              ==================================

EARNINGS PER SHARE            $      2.18 $     1.90 $      1.55
                              ==================================




THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
STATEMENTS.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FIRST M&F CORPORATION AND SUBSIDIARY

Years Ended December 31, 1996, 1995, and 1994

                                                  ADDITIONAL
                                   COMMON         PAID-IN      RETAINED       UNREALIZED     TREASURY
                                   STOCK          CAPITAL      EARNINGS       GAIN (LOSS)    STOCK          NET
                                  ------------------------------------------------------------------------------------

January 1, 1994
     As originally reported        $15,623,280    $ 8,485,804   $8,905,489    $         -    $ (41,316)  $32,973,257

     Prior period adjustment                 -              -     (190,342)             -            -      (190,342)
                                  ------------------------------------------------------------------------------------
     As restated                    15,623,280      8,485,804    8,715,147              -      (41,316)   32,782,915
                                  ------------------------------------------------------------------------------------
Net adjustment to beginning
     balance for change in
     accounting method                       -              -            -      1,471,070            -     1,471,070

Net income                                   -              -    4,843,607              -            -     4,843,607
Cash dividends
     ($0.49 per share)                       -              -   (1,535,450)             -            -    (1,535,450)
Treasury stock:
     Purchases                               -              -            -              -     (128,702)     (128,702)
     Sales                                   -          7,512            -              -      121,190       128,702

Net change in unrealized
     gain (loss)                             -              -            -     (3,078,303)           -    (3,078,303)
                                  -------------------------------------------------------------------------------------
December 31, 1994                   15,623,280      8,493,316   12,023,304     (1,607,233)     (48,828)   34,483,839
                                  -------------------------------------------------------------------------------------
Net income                                   -              -    6,250,261              -            -     6,250,261
Cash dividends
     ($0.62 per share)                       -              -   (2,030,890)             -            -    (2,030,890)
Sale of 270,000 shares of
     common stock                    1,350,000      2,160,000            -              -            -     3,510,000
Net change in unrealized
     gain (loss)                             -              -            -     2,306,220             -   2,306,220

December 31, 1995                   16,973,280     10,653,316   16,242,675       698,987       (48,828) 44,519,430
                                  ----------------------------------------------------------------------------------
Net income                                   -              -    7,389,500              -            -   7,389,500
Sale of treasury stock                       -         45,072            -              -       48,828      93,900
Cash dividends
     ($0.75 per share)                       -              -   (2,545,098)             -            -  (2,545,098)
Net change in unrealized
     gain (loss)                             -              -            -      (369,152)            -    (369,152)

----------------------------------------------------------------------------------
December 31, 1996                  $16,973,280    $10,698,388  $21,087,077    $  329,835     $       - $49,088,580

==================================================================================

NET INCOME                                   -              -    7,389,500             -             -   7,389,500
SALE OF TREASURY STOCK                       -         45,072            -             -        48,828      93,900
CASH DIVIDENDS ($0.75 PER SHARE)             -              -   (2,545,098)            -             -  (2,545,098)
NET CHANGE IN UNREALIZED GAIN
 (LOSS)                                      -              -            -      (369,152)            -    (369,152)

DECEMBER 31, 1996                  $16,973,280    $10,698,388  $21,087,077   $329,835        $       - $49,088,580

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL
STATEMENTS.

CONSOLIDATED STATEMENTS OF CASH FLOW
FIRST M&F CORPORATION AND SUBSIDIARY


Years Ended December 31,                    1996           1995        1994
                                       -----------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                         $ 7,389,500    $6,250,261   $ 4,843,607
     Adjustments to reconcile net
      income to cash provided by
      operating activities:
       Depreciation and amortization      1,174,809       981,396     1,088,286
       Provision for possible loan losses 1,220,536     1,508,853       881,911
       Deferred income taxes               (150,786)    (207,417)      (202,361)
       (Increase) decrease in interest
         receivable                          12,010     (970,906)      (870,567)
       Increase (decrease) in interest
         payable                            (95,074)    1,031,223       345,075
       Other, net                           250,732       159,156       888,334
                                       -------------------------------------------
         Net cash provided by operating
           activities                     9,801,727     8,752,566     6,974,285
                                       -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of securities available
       for sale                         (52,497,658) (35,055,066)   (16,196,900)
     Sales of securities available
       for sale                          12,462,456     8,658,674     8,714,823
     Maturities of securities
       available for sale                81,031,995    13,868,734    23,994,689
     Purchases of investment securities (11,756,845) (15,725,275)   (27,273,501)
     Maturities of investment securities  7,322,310     3,645,734     6,233,324
     Net (increase) decrease in:
          Interest bearing bank balances    164,809        91,631     4,622,155
          Federal funds sold                500,000             -    11,950,000
          Loans                         (56,484,357) (30,772,007)   (55,621,939)
          Bank premises and equipment    (1,476,495)  (1,469,115)    (1,127,513)
     Other, net                           1,209,601       758,894       977,041
                                       -------------------------------------------
          Net cash used in
            investing activities        (19,524,184) (55,997,796)   (43,727,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase (decrease) in:
          Non-interest bearing
            deposits                    $ 3,955,964    $2,084,752   $ 6,879,204
          Money market, NOW and
            savings deposits             32,288,569     9,202,701    (1,206,826)
          Certificates of deposit        21,986,764    35,731,155    23,663,601
          Securities sold under
           agreements to repurchase
           and other short-term
           borrowings                   (48,223,668)    3,471,643     7,017,930
     Proceeds from other borrowings      11,848,000             -     3,500,000
     Repayments of other borrowings      (8,292,095)  (2,226,198)    (1,677,138)
     Cash dividends                      (2,545,098)  (2,030,890)    (1,535,450)
     Proceeds from sale of stock                  -     3,510,000             -
     Treasury stock transactions             93,900             -             -
                                       ------------------------------------------

           Net cash provided by
            financing activities         11,112,336    49,743,163    36,641,321
                                      -------------------------------------------
            Net increase (decrease)
             in cash and due from
             banks                        1,389,879     2,497,933     (112,215)

Cash and due from banks at January 1     18,823,519    16,325,586    16,437,801
                                      -------------------------------------------
CASH AND DUE FROM BANKS AT DECEMBER 31  $20,213,398   $18,823,519   $16,325,586
                                      ===========================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FIRST M&F CORPORATION AND SUBSIDIARY


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES The accounting and reporting policies of First M&F
Corporation (the Company) which materially affect the determination of financial position and results of operations conform to generally accepted accounting principles and general practices within the banking industry. A summary of these significant accounting and reporting policies is presented below.

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

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements of First M&F Corporation include the accounts of the Company and its wholly owned subsidiary, Merchants and Farmers Bank, and the accounts of the Bank's wholly owned finance subsidiary, credit insurance subsidiary and real estate subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENTS
     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting For Certain Investments in Debt and Equity Securities" effective January 1, 1994. SFAS 115 requires that debt and equity securities be classified into one of three categories; held to maturity, available for sale, or trading.
     Securities, which are available to be sold prior to maturity are classified as securities available for sale and are carried at market value. Unrealized holding gains and losses are reported net of taxes as a separate component of stockholders' equity. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.
     Investment securities are those securities which the Company has the ability and intent to hold until maturity and are carried at cost, adjusted for amortization of premiums and accretion of discounts. The adjusted cost of the specific security sold is used to compute realized gain or loss on the sale of investment securities.

LOANS
     Loans are stated at the principal amount outstanding. Unearned income on installment loans is recognized as income principally using the interest method. Interest on all other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The Bank discontinues the accrual of interest on loans and recognizes income only as received when, in the judgment of management, the collection of interest, but not necessarily principal, is doubtful.

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

TREASURY STOCK
     The Company accounts for treasury stock at cost, using the first-in first- out basis of accounting. The excess of sales proceeds on treasury stock sales over the cost of the shares sold is recorded as additional paid in capital.

EARNINGS PER SHARE
     Earnings per share calculations are based on the weighted average number of shares outstanding during the year of 3,393,209 in 1996, 3,294,736 in 1995, and 3,120,786 in 1994, adjusted retroactively for stock splits, and business combinations.

RECLASSIFICATIONS
     Certain reclassifications have been made to the 1995 and 1994 financial statements to be consistent with 1996 presentation.

STATEMENTS OF CASH FLOWS
     In the accompanying consolidated statements of cash flows, the Company and subsidiary have defined cash equivalents as those amounts included in the statement of condition caption "Cash and Due from Banks." The following supplemental disclosures are made related to the consolidated statements of cash flows:

                              1996           1995       1994
                         ----------------------------------------
     Interest paid       $19,636,000    $16,479,000  $12,119,000
     Federal and state
      income taxes paid    3,242,000      2,333,000    1,638,000
     Federal income tax
      refunds                 60,000        162,000            -
     Other real estate
      and repossessions
      acquired in noncash
      foreclosures         1,875,000        227,000    1,185,000
                         =======================================

NOTE 2: BUSINESS COMBINATION
     On December 31, 1995, Farmers and Merchants Bank of Bruce, Mississippi was merged with the Bank. The stockholders of Farmers and Merchants received 450,000 shares of common stock of the Company in exchange for all of the issued and outstanding common shares of Farmers and Merchants. All financial data of the Company has been restated to reflect the business combination using the pooling of interests method of accounting. There were no material adjustments to the net assets of Farmers and Merchants as a result of adopting the same accounting methods as the Company.

NOTE 3: INVESTMENTS
     The following is a summary of the amortized cost and market value (book value) of securities available for sale:

                                             GROSS UNREALIZED
                              AMORTIZED      ----------------- MARKET
                              COST           GAIN      LOSS    VALUE
                       ----------------------------------------------
DECEMBER 31, 1996:
 U. S. Treasury securities  $ 21,728,000  $  44,000  $ 90,000 $21,682,000
 U. S. Government agencies
    and corporations          15,961,000     29,000    68,000  15,922,000
 Mortgage-backed investments  29,086,000    116,000   112,000  29,090,000
   Obligations of states
   and political subdivisions 17,649,000    587,000     6,000  18,230,000
 Other                         1,520,000          -         -   1,520,000
                           ----------------------------------------------
                            $ 85,944,000  $ 776,000  $276,000 $86,444,000
                           ==============================================
December 31, 1995:
 U. S. Treasury securities  $ 38,310,000  $ 207,000  $ 77,000 $38,440,000
 U. S. Government agencies
   and corporations           38,982,000    130,000    84,000  39,028,000
 Mortgage-backed investments  24,482,000    209,000   129,000  24,562,000
 Obligations of states and
   political subdivisions     23,534,000    800,000     3,000  24,331,000
 Other                         1,822,000      7,000         -   1,829,000
                          -----------------------------------------------
                            $127,130,000 $1,353,000 $ 293,000$128,190,000
                          ===============================================


     The following is a summary of the amortized cost (book value) and market value of investment securities:


                              AMORTIZED      GROSS UNREALIZED  MARKET
                                             ------------------
                              COST           GAIN         LOSS VALUE
                               ------------------------------------------
DECEMBER 31, 1996:
 U. S. Treasury securities  $  1,050,000  $  8,000     $ 4,000  $1,054,000
 U. S. Government agencies
   and corporations           13,980,000   185,000      25,000  14,140,000
 Mortgage-backed investments  17,888,000    34,000     140,000  17,782,000
 Obligations of states and
   political subdivisions     24,235,000   373,000      48,000  24,560,000
                            ----------------------------------------------
                            $ 57,153,000  $600,000    $217,000 $57,536,000
                           ===============================================
December 31, 1995:
 U. S. Treasury securities  $  1,051,000  $ 12,000    $  5,000  $1,058,000
 U. S. Government agencies
   and corporations           14,152,000   328,000      39,000  14,441,000
 Mortgage-backed investments  19,290,000    58,000     149,000  19,199,000
 Obligations of states and
   political subdivisions     18,321,000   276,000      85,000  18,512,000
                            ----------------------------------------------
                            $ 52,814,000  $674,000   $ 278,000 $53,210,000
                            ==============================================

     The amortized cost and market values of securities available for sale and investment securities at December 31, 1996, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with, or without, call or prepayment penalties.

                         AVAILABLE FOR SALE       INVESTMENT SECURITIES
                       --------------------------------------------------
                         AMORTIZED      MARKET    AMORTIZED    MARKET
                         COST           VALUE     COST         VALUE
                       --------------------------------------------------

One year or less         $10,111,000  $10,148,000 $ 3,232,000  $3,256,000
Over one through five
  years                   56,868,000   56,968,000  25,542,000  25,767,000
Over five through ten
  years                   10,084,000   10,566,000  20,285,000  20,400,000
     After ten years       8,881,000    8,762,000   8,094,000   8,113,000
                       --------------------------------------------------
                         $85,944,000  $86,444,000 $57,153,000 $57,536,000

                       ==================================================

     The following is a summary of the amortized cost and market value of securities available for sale and investment securities which were pledged to secure public deposits, short-term borrowings and for other purposes required or permitted by law.

                         AVAILABLE FOR SALE       INVESTMENT SECURITIES
                        -----------------------------------------------
                         AMORTIZED      MARKET    AMORTIZED    MARKET
                         COST           VALUE     COST         VALUE
                        -----------------------------------------------

DECEMBER 31, 1996       $ 54,394,000 $ 54,592,000 $ 33,770,000 $34,025,000
                        ==================================================
December 31, 1995       $113,943,000 $114,692,000 $ 36,615,000 $36,752,000
                        ==================================================

     The following is a summary of gross realized gains and losses on sales of securities available for sale:

                                   1996           1995         1994
                              -----------------------------------------
     Gross realized gains       $  30,000    $    48,000    $  19,000
     Gross realized losses        (17,000)      (167,000)    (251,000)
                              -----------------------------------------
                                $  13,000    $  (119,000)   $(232,000)
                             ==========================================

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


NOTE 4: LOANS
     The Bank's loan portfolio includes commercial, consumer, agribusiness and residential loans throughout the State of Mississippi, but primarily in its market area in Central
Mississippi. The composition of the Company's loan portfolio, net of unearned income, follows:


                                          1996           1995
                                       --------------------------
Commercial, financial and agricultural $ 44,409,000  $ 35,409,000
Residential real estate                  88,601,000    75,964,000
Non-residential real estate             113,590,000    96,782,000
Consumer loans                           98,638,000    83,469,000
                                       --------------------------
                                       $345,238,000  $291,624,000
                                       ==========================


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

                                        1996           1995
                                   -----------------------------
Loans outstanding at January 1     $ 2,561,000     $ 3,350,000
New loans                            2,098,000       2,432,000
Repayments and removals             (1,711,000)     (3,221,000)
                                   -----------------------------
Loans outstanding at December 31   $ 2,948,000     $ 2,561,000
                                   =============================


NOTE 5: ALLOWANCE FOR POSSIBLE LOAN LOSSES
     Transactions in the allowance for possible loan losses are summarized as follows:


                              1996           1995           1994
                              -----------------------------------
Balance at January 1     $  4,250,000    $ 3,374,234 $ 2,866,227

Loans charged-off          (1,146,713)      (876,588)   (623,767)
Recoveries                    151,177        243,501     249,863
                           --------------------------------------
  Net charge-offs            (995,536)      (633,087)   (373,904)
                           --------------------------------------
Provision for possible
  loan losses               1,220,536      1,508,853     881,911
                           --------------------------------------
Balance at December 31   $  4,475,000   $  4,250,000 $ 3,374,234
                          =======================================


NOTE 6: BANK PREMISES AND EQUIPMENT
     A summary of bank premises and equipment follows:

                                   1996           1995
                              ------------------------------
Land and buildings            $  9,048,625    $  8,875,315
Furniture, fixtures and
  equipment                      7,323,190       6,301,338
Leasehold improvements             334,079         334,079
                              ------------------------------
                                16,705,894      15,510,732

Less accumulated depreciation
 and amortization                8,920,684       8,054,129
                              ------------------------------
                                 7,785,210       7,456,603

Construction in progress,
 estimated costs to complete
 of $889,000 in 1996 and
 $660,000 in 1995                  223,517          80,313
                              ------------------------------
                              $  8,008,727    $  7,536,916
                              ==============================

     Amounts charged to other operating expenses for depreciation and amortization of bank premises and equipment were approximately $1,005,000 in 1996, $800,000 in 1995, and $864,000
in 1994.


NOTE 7: OTHER ASSETS
     A summary of other assets follows:
                                        1996           1995
                                   -----------------------------
Company's cost in excess of net
 Bank assets acquired in 1980,
 less accumulated amortization
 of $1,630,961 and $1,533,900      $ 2,246,107     $ 2,343,168

Bank's costs in excess of net
 assets acquired in branch
 acquisitions,less accumulated
 amortization of $1,207,756 and
 $1,134,692                            442,867         515,931

Other real estate, net                 723,748         148,176

Deferred income tax, net               976,722         635,969

Other                                1,175,732         885,244
                                   ------------------------------
                                   $ 5,565,176    $  4,528,488
                                   ==============================


          Other expenses include amortization of intangible assets as follows:

                              1996           1995           1994
                            -------------------------------------
Company's costs in excess of
 net Bank assets acquired
 in 1980                     $ 97,061    $  97,061    $   97,061
Bank's cost of asset
 acquisitions in 1983
 and 1984 allocated to
 values associated
 with the future earning
 potential of deposit assumed       -            -        23,185
Bank's costs in excess of
 net assets acquired in
 branch acquisitions           73,064       84,273       104,660
                            -------------------------------------
                             $170,125    $ 181,334   $   224,906
                            =====================================

     Changes in the valuation allowance for other real estate for the years ended December 31, 1996, 1995 and 1994, are summarized as follows:

                              1996           1995           1994
                            -------------------------------------

Balance at beginning of year $ 61,000    $ 35,500      $ 15,700
Provision charged to expense    9,000      60,000        19,800
Writedowns                    (20,288)    (34,500)            -
                            -------------------------------------
Balance at end of year       $ 49,712    $ 61,000      $ 35,500
                            =====================================

NOTE 8: DEPOSITS
     The following is a summary of deposits at December 31, 1996 and 1995:

                              1996                1995
                         ---------------------------------
Non-interest bearing     $  56,116,144       $ 52,160,180
Interest bearing:
  Money market accounts     41,880,446         44,371,828
  NOW accounts              68,299,070         54,832,550
  Savings accounts          72,286,668         50,973,237
  Time deposits of
     $100,000 or more       48,225,640         42,371,467
  Other time deposits      177,286,155        161,153,564
                         ---------------------------------
   Total interest bearing  407,977,979        353,702,646
                         ---------------------------------
   Total deposits        $ 464,094,123       $405,862,826
                         =================================


     At December 31, 1996, the scheduled maturities of certificates of deposit of $100,000 or more are as follows:

     1997                $    36,348,818
     1998                      6,650,097
     1999                      1,577,782
     2000                      2,933,943
     2001                        715,000
                         ----------------
                         $    48,225,640
                         ================



NOTE 9: SHORT-TERM BORROWINGS
     The following is a summary of information related to securities sold under agreements to repurchase and other short-term borrowings for the years ended December 31, 1996, 1995 and 1994:


                                   BALANCE OUTSTANDING              WEIGHTED AVERAGE RATE
                 ---------------------------------------------------------------------------
                         MAXIMUM        AVERAGE        AT YEAR      DURING
                         MONTH END      DAILY          END          YEAR      AT YEAR END
                 ----------------------------------------------------------------------------

1996:
 Federal funds
  purchased         $         -    $     58,297   $         -       6.95%             -%
 Securities sold
  under agreements
   to repurchase     50,986,252      19,272,070             -       4.78%             -%
 Other short-term
   borrowings
   by the Company       250,000         245,171        70,000       6.41%          6.50%
                   ------------------------------------------- ==========================
                    $51,236,252    $ 19,575,538   $    70,000
                   ===========================================
1995:
 Federal funds
  purchased         $ 2,700,000    $    218,630   $ 2,700,000       5.62%          5.63%
 Securities sold
  under agreements
  to repurchase      54,847,108      45,631,025    44,658,602       5.32%          5.33%
 Other short-term
  borrowings
  by the Company        935,066         935,000       935,066       8.36%          8.25%
                   ------------------------------------------- ==========================
                    $58,482,174    $ 46,784,655   $48,293,668
                   ===========================================




1994:
 Federal funds
  purchased         $ 2,650,000    $  360,000     $ 1,950,000       4.38%          5.50%
 Securities sold
  under agreements
  to repurchase      43,404,266    33,998,172      41,939,078       3.87%          5.34%
 Other short-term
  borrowings
  by the Company      2,027,590     1,854,728         932,947       6.29%          7.85%
                   --------------------------------------------==========================
                    $48,081,856   $36,212,900     $44,822,025
                   ============================================





     Federal funds purchased represent primarily overnight borrowings. Securities sold under agreements to repurchase primarily represented a relationship with a public university under a contract that expired on June 30, 1996. These borrowings reprice on a monthly basis. Other short-term borrowings by the Company represent unsecured borrowings from various individuals and entities.


NOTE 10: OTHER BORROWINGS
     The following is a summary of other borrowings at December
31, 1996 and 1995:

                                        1996                1995
                                      ---------------------------
Line of credit in the amount of
  $9,000,000,renewable annually;
  secured by approximately 29% of
  the Bank's common stock; interest
  payable semi-annually at the
  lender's prime rate                   $275,000          $    -

Advances from Federal Home Loan
  Bank of Dallas secured by first
  mortgage loans and Federal
  Home Loan Bank stock 5.56% advance
  in the amount of $1,000,000;
  interest is payable monthly and
  principal is payable on
  September 23, 2000                  1,000,000        1,000,000
   5.90% advance in the amount of
     $2,500,000; principal and
     interest are payable in monthly
     installments of approximately
     $28,000 through June 1, 2003     1,786,402        2,005,497
   6.05% advance in the amount of
     $6,000,000; payable in monthly
     installments of $500,000,
     plus interest through July 1,
     1997                             3,500,000                -
                                    -----------------------------
                                     $6,561,402     $  3,005,497
                                    =============================


     Scheduled principal payments on the advances from Federal
Home Loan Bank of Dallas are as follows:

     1997                     $    3,732,376
     1998                            246,464
     1999                            261,404
     2000                          1,277,251
     2001                            294,059
     After 2001                      474,848
                              ---------------
                              $    6,286,402
                              ===============

NOTE 11: EMPLOYEE BENEFIT PLANS
     The Bank has a defined benefit pension plan covering substantially all full time employees of the Bank and subsidiaries. Benefits under this plan are based on years of service and average annual compensation for a five year period. The Bank's funding policy for the plan is to contribute annually in an amount not to exceed the amount that can be deducted for Federal income tax purposes. Contributions of $120,000, $80,000 and $40,000 were made to the plan in 1996, 1995 and 1994, respectively.



          Net pension cost (benefit) included the following components:

                         1996           1995           1994
                      ---------------------------------------
     Service cost      $ 128,229      $ 112,017    $ 103,993
     Interest cost       190,065        170,012      161,276
     Actual return on
      plan assets       (199,214)      (240,638)    (195,175)
     Net amortization
      and deferral       (34,854)        29,618      (34,672)
                       ---------------------------------------
                       $  84,226      $  71,009    $  35,422
                       =======================================

     The following table sets forth the plan's funded status and amounts recorded in the consolidated statements of condition:





                                        1996                1995
                                     ----------------------------
     Actuarial present value of:
       Vested benefit obligation     $ 2,238,866     $ 1,818,872
       Non-vested benefit obligation      30,464          31,484
                                     ----------------------------
        Total benefit obligation     $ 2,269,330     $ 1,850,356
                                    =============================
     Projected benefit obligation    $(2,680,982)    $(2,427,944)
     Market value of plan assets       2,472,599       2,388,025
                                     ---------------------------
     Plan assets in excess of
      (less than) projected benefit
      obligation                        (208,383)        (39,919)
     Unrecognized net loss during
      the year                           450,076         400,510
     Remaining unrecognized net
      asset at transition date          (173,356)       (208,028)
     Contributions after measurement
      date                               120,000               -
                                     ----------------------------
        Net pension asset             $  188,337     $   152,563
                                    =============================

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8% and 4%, respectively. The expected long-term rate of return on plan assets was 8%. Plan assets consist primarily of U. S. Government securities and bank certificates of deposit.
     The Bank has a profit and savings plan which includes features such as an Employee Stock Option Plan and a 401(k) plan which provides for certain salary deferrals, covering substantially all full time employees of the Bank and subsidiaries. Prior to 1996 the Bank did not match employee contributions, but made contributions to the plan only at the discretion of the Board of Directors. Discretionary contributions to this plan were $25,000 in 1996, $40,000 in 1995 and $25,000 in
1994. In addition, in 1996 the Bank began to match employees 401(k) contributions equal to 50% of the employee's first 5% of salary deferral. Total matching contributions amounted to approximately $95,000 in 1996.
     At December 31, 1996, the profit and savings plan owned 108,101 shares of the Company's common stock and the pension plan owned 3,600 shares of the Company's common stock.



NOTE 12: OTHER OPERATING EXPENSE
     Significant components of other operating expense are summarized as follows:

                                   1996           1995         1994
                                --------------------------------------
Regulatory insurance and fees     $ 88,592      $ 510,220   $847,441
Advertising and promotion          500,538        399,452    382,281
Stationery and supplies            494,244        417,554    425,036
Professional fees                  320,797        533,401    302,606
Communications                     475,557        428,424    435,978
Postage and carriers               521,070        438,414    428,703
Other                            1,908,355      2,042,775  2,166,524
                               --------------------------------------
                                $4,309,153    $ 4,770,240 $4,988,569
                               ======================================

NOTE 13: INCOME TAXES
     The components of income tax expense (benefit) are as follows:

                                   FEDERAL        STATE        TOTAL
                              ----------------------------------------
1996:
  CURRENT                       $ 2,928,859   $  86,262    $  3,015,121
  DEFERRED                           (3,991)   (146,795)       (150,786)
                              ------------------------------------------
     TOTAL                      $ 2,924,868   $ (60,533)   $  2,864,335
                             ===========================================

1995:
  Current                       $ 2,225,413   $       -    $  2,225,413
  Deferred                         (207,417)          -        (207,417)
                              -------------------------------------------
     Total                      $ 2,017,996   $       -    $  2,017,996
                             ============================================

1994:
  Current                       $ 1,792,094   $       -    $  1,792,094
  Deferred                         (202,361)          -        (202,361)
                              ------------------------------------------
     Total                      $ 1,589,733   $       -    $  1,589,733
                             ===========================================


     The differences between actual income tax expense and expected income tax expense are summarized as follows:

                                   1996           1995         1994
                               --------------------------------------

Amount computed using the
  statutory rates on income
  before income taxes          $ 3,485,500   $  2,811,300  $2,187,400
Increase (decrease) resulting
  from:
    Tax exempt income,
     net of disallowed interest
     deduction                    (609,400)      (662,100)   (649,400)
    State income tax benefit,
     net of Federal effect         (40,000)             -           -
    Small life insurance company
     deduction                           -        (68,100)    (51,700)
    Amortization of intangible
     assets                         33,000         36,900      54,600
    Other, net                      (4,765)      (100,004)     48,833
                               ----------------------------------------
                                $2,864,335   $  2,017,996  $1,589,733
                             ==========================================

     The components of deferred income tax expense (benefit) are as follows:

                                   1996           1995         1994
                              ----------------------------------------

Financial loan loss provision
 in excess of tax provision     $ (229,100)  $  (279,600)  $(159,100)
Tax depreciation greater (less)
 than financial depreciation          (600)        8,100     (26,000)
Life insurance income               12,500       (19,200)      3,100
Other real estate                    2,200        27,500      (3,800)
Federal Home Loan Bank stock
 dividends                          37,800        33,600      33,200
Accrued expenses                   (70,600)      (32,400)    (18,600)
Prior period adjustment            128,547       (12,645)    (17,847)
Other, net                         (31,533)       67,228     (13,314)
                              ----------------------------------------
                                $(150,786)   $  (207,417)  $(202,361)
                             =========================================

     The components of the recorded net deferred tax asset at December 31, 1996 and 1995, consist of the following:



                                   1996           1995
                                 -------------------------------
Allowance for possible loan
  losses                         $ 1,287,100    $ 1,058,000
Depreciation                        (206,400)      (207,000)
Prepaid pension asset                (70,100)       (51,900)
Life insurance income                 36,900         49,400
Other real estate                     18,800         21,000
Federal Home Loan Bank stock
  dividends                         (104,600)       (66,800)
Market valuation for securities
  available for sale                (169,915)      (359,883)
Accrued expenses                     121,600         51,000
Prior period adjustment                    -        128,547
Other, net                            63,337         13,605
                                 ------------------------------
                                 $   976,722    $   635,969
                                 ==============================


NOTE 14: PREFERRED STOCK
     The Company is authorized to issue 500,000 shares of cumulative Class A voting preferred stock of no par value and 500,000 shares of cumulative Class B non- voting preferred stock of no par value. Dividend rates, redemption terms and conversion terms may be set by the Board of Directors.


NOTE 15: COMMITMENTS AND CONTINGENCIES
     The Company and Bank, in the normal course of business, are defendants in certain legal claims. Management and legal counsel are of the opinion that these actions will not have a material effect on the Company's consolidated financial position.
     The consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. The Bank makes commitments to extend credit and issues standby and commercial letters of credit in the normal course of business to fulfill the financing needs of its customers.
     Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Credit card arrangements represent the amount that preapproved credit limits exceed actual balances. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.
     Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. When issuing letters of credit, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customer's credit worthiness.
     The maximum credit exposure in the event of nonperformance for loan commitments and standby letters of credit and credit card arrangements is represented by the contract amount of the instruments.

     A summary of commitments and contingent liabilities at December 31, 1996, is as follows:

     Commitments to extend credit       $   25,912,000
     Standby letters of credit               1,224,000
     Credit card arrangements                3,450,000
                                        --------------
                                        $   30,586,000
                                        ==============


NOTE 16: REGULATORY MATTERS
     Federal banking regulations require that the Bank maintain certain cash reserves based on a percent of deposits. This requirement was approximately $7,728,000 at December 31, 1996.
     The Company and its subsidiary bank are subject to various regulatory capital requirements administered by Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance-sheet items are calculated under regulatory accounting practices must be met. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Total and Tier I Capital (as defined in the regulations) to risk- weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that all capital adequacy requirements have been met.
     As of December 31, 1995, the date of the most recent examination by the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk- based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are not conditions or events since that notification that management believes have changed the category.
     The Company's actual capital amounts and ratios as of December 31, 1996, are also presented in the table (in thousands of dollars):

                                                                                 TO BE WELL
                                                                                 CAPITALIZED UNDER
                                                        FOR CAPITAL              PROMPT CORRECTIVE
                                      ACTUAL            ADEQUACY PURPOSES        ACTION PROVISIONS
                               _________________________________________________________________________
                               AMOUNT         RATIO   AMOUNT         RATIO        AMOUNT      RATIO
                               -------------------------------------------------------------------------
Total capital
(to risk weighted assets)      $  50,509     14.22%   $  28,410      8.00%       $ 35,512     10.00%
Tier I capital
(to risk weighted assets)         46,070     12.97%      14,205      4.00%         21,307      6.00%
Tier I capital
(to average assets)               46,070      8.73%      21,098      4.00%         26,372      5.00%
                               =========================================================================



NOTE 17: DIVIDENDS
     Cash dividends as disclosed in the consolidated statements of stockholders' equity for 1995 and 1994, include dividends paid by the Company to its shareholders and by Farmers and Merchants Bank to its shareholders prior to the pooling transaction. Per share amounts are based on the total combined dividend and the weighted average number of shares outstanding after giving effect to the 1995 stock split and pooling transaction. A summary of dividends follows:

                                   1995           1994
                                ---------------------------
     First M&F Corporation      $  1,730,890   $ 1,335,450
     Farmers and Merchants Bank      300,000       200,000
                                ---------------------------
                                $  2,030,890   $ 1,535,450
                               ============================


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


NOTE 18: PRIOR PERIOD ADJUSTMENT
     The Company has restated its previously issued 1995 and 1994 financial statements to correct an error in the computer loan master file of the Bank's finance company subsidiary that resulted in the write off of loan balances of the finance company. The error occurred due to incorrect coding procedures on loans that had been charged off that allowed the unearned income associated with these loans to continue to amortize and be recognized as income from 1990 forward. The amounts that were amortized were incorrectly reflected as loan principal on the previously issued financial statements.
     As a result of this correction, previously reported retained earnings as of January 1, 1994, were reduced by $190,342, which is net of applicable income taxes of $98,055. The effect of this adjustment on previously reported financial statements is as follows:

                                   1995                1994
                                  ------------------------------
     Income before income taxes:
          As previously reported   $ 8,305,448      $ 6,485,830
          As restated                8,268,257        6,433,340
                                  ==============================
     Net income:
          As previously reported   $ 6,274,807      $ 4,878,250
          As restated                6,250,261        4,843,607
                                  ==============================
     Earnings per share:
          As previously reported   $      1.90      $      1.56
          As restated                     1.90             1.55
                                  ==============================
     Retained earnings at
      December 31:
          As previously reported   $16,492,206      $12,248,289
          As restated               16,242,675       12,023,304
                                  ==============================

NOTE 19: FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107 (SFAS
107), "Disclosures about Fair Value of Financial Instruments" requires that the Company disclose estimated fair value for its financial instruments. However, such disclosures may be deemed not to be practicable for certain classes of financial instruments. A summary of financial instruments and related disclosures follows:
     Cash and due from banks, interest bearing deposits with banks and Federal funds sold - The net book value of these financial instruments approximates fair value due to the immediate availability on short maturity of these investments.

     Investments -- Fair value of these financial instruments is considered to be their quoted market value as disclosed in note
3.

     Loans -- The fair value of variable rate loans that reprice frequently, and with no significant changes in credit risk, are based on carrying values. The fair value of fixed rate loans is estimated by discounting the future cash flows, using the current rates at which these loans would currently be made to borrowers with similar credit ratings and similar maturities. The carrying value of loans, net of the reserve for possible loan losses, is approximately $340,763,000 and $287,374,000 and the estimated net fair value of loans is $339,399,000 and $285,178,000 at December 31, 1996 and 1995.
     Deposits -- The fair value of demand deposits, NOW accounts, money market accounts and savings deposits is the carrying amount at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows, using current market rates for deposits of similar maturities. The carrying value of deposits is approximately $464,094,000 and $405,863,000 and the estimated net fair value of deposits is $463,428,000 and $406,204,000 at December 31, 1996 and 1995.
     Short-term and other borrowings -- The net book value of these financial instruments approximates fair value due to the short term nature of these items or their applicable interest rates and repricing and repayment terms.
     Commitments to extend credit -- As disclosed in note 15, the Bank has certain commitments to extend credit at December 31, 1996. These commitments include different types of borrowers, collateral requirements, maturity dates, interest rates and repricing schedules. Due to the effort and difficulty in implementing a valuation model to estimate the fair value of these commitments, the Bank does not consider the disclosure to be practicable for these items. However, due to the pricing, terms and conditions for the outstanding commitments to extend credit, in the opinion of management, the estimated fair value of commitments to extend credit is not materially different from the stated amounts as disclosed in note 15.


NOTE 20: SUMMARIZED FINANCIAL INFORMATION OF FIRST M&F
CORPORATION
     Summarized financial information of First M & F Corporation
(parent company only) is as follows:

STATEMENTS OF CONDITION                      1996           1995
ASSETS                                  -------------------------
     Cash                               $     5,038   $   185,164
     Investment in subsidiary            49,317,454    45,211,454
     Other investments                       22,500        22,500
     Other assets                            18,030             -
     Land and building                       70,558        73,476
                                        -------------------------
                                        $49,433,580   $45,492,594
                                        =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
     Short-term borrowings              $    70,000   $   935,066
     Note payable to bank                   275,000             -
     Other liabilities                           -         38,098
     Stockholders' equity                49,088,580    44,519,430
                                        -------------------------
                                        $49,433,580   $45,492,594
                                        =========================


STATEMENTS OF INCOME                  1996        1995       1994
INCOME:
     Dividends received from
      subsidiary                   $3,000,000  $ 2,450,000 $1,600,000
     Equity in undistributed
      earnings of subsidiary,
      net of amortization           4,475,208    3,931,154  3,314,807
     Other income                       6,770        6,141     13,410
                                  -----------------------------------
          Total income              7,481,978    6,387,295  4,928,217
                                  -----------------------------------
EXPENSES:
     Interest                          53,341      109,737    116,743
     Other expenses                    79,511       67,395      8,578
                                  -----------------------------------
          Total expenses              132,852      177,132    125,321
                                  -----------------------------------
          Income before income
           taxes                    7,349,126    6,210,163  4,802,896

     Income tax benefit                40,374       40,098     40,711
                                  -----------------------------------
          Net income               $7,389,500   $6,250,261 $4,843,607
                                  ===================================

STATEMENTS OF CASH FLOWS
CASH FLOWS FROM OPERATING
 ACTIVITIES:
     Net income                    $7,389,500   $6,250,261 $4,843,607
     Adjustments to reconcile
      net income to net cash
      provided by operating
      activities:
     Equity in undistributed
      earnings of subsidiary       (4,475,208) (3,931,154) (3,314,807)
     Other, net                       (53,154)    (67,394)     (7,716)
                                  ------------------------------------
          Net cash provided by
           operating activities     2,861,138    2,251,713   1,521,084
                                  ------------------------------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
     Additional investment in
      subsidiary                            -  (3,500,000)       -
                                   ----------------------------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
     Increase (decrease) in:
     Short-term borrowings          (865,066)       2,119 (1,144,643)
     Note payable to bank            275,000     (502,000)   500,000
     Cash dividends               (2,545,098)  (1,730,890)(1,335,450)
     Proceeds from sale of stock           -    3,510,000         -
     Treasury stock transactions      93,900            -         -
          Net cash provided by    -----------------------------------
           (used in) financing
           activities             (3,041,264)   1,279,229 (1,980,093)
                                  -----------------------------------
          Net increase (decrease)
           in cash                  (180,126)      30,942   (459,009)

Cash at January 1                    185,164      154,222    613,231
                                   ----------------------------------
CASH AT DECEMBER 31                $   5,038  $   185,164  $ 154,222
                                   ==================================

SELECTED FINANCIAL DATA
FIRST M&F CORPORATION AND SUBSIDIARY

(In Thousands, Except Per Share and Dividend Data)

Year Ended December 31,            1996       1995      1994     1993       1992
                            -------------------------------------------------------

STATEMENTS OF INCOME
Total interest income         $   41,496  $  37,417  $  30,157   $27,749  $  29,109
Total interest expense            19,541     17,510     12,464    11,127     12,711
Net interest income               21,955     19,907     17,693    16,622     16,398
Provision for loan losses          1,221      1,509        882     1,070      1,274
Other operating income             4,436      4,240      3,444     3,222      3,905
Other operating expense           14,916     14,370     13,821    13,058     12,999
Income taxes                       2,864      2,018      1,590     1,418        604
Net income                    $    7,390  $   6,250  $   4,844   $ 4,288  $   5,426

Earnings per share            $     2.18  $    1.90  $    1.55   $  1.37  $    1.75
                            =======================================================
Dividends per share           $     0.75  $    0.62  $    0.49   $  0.49  $    0.43
                            =======================================================
Weighted shares outstanding    3,393,209  3,294,736  3,120,786 3,120,414  3,109,194
                            =======================================================
SELECTED BALANCES
Total assets                  $  523,760  $ 505,558  $ 446,255  $405,961  $ 373,693
Investment securities            143,597    181,004    153,231   151,875    163,747
Net loans                        340,763    287,374    258,339   204,783    171,911
Earning assets                   489,484    473,943    412,976   374,537    349,037
Deposits                         464,094    405,863    358,844   329,509    347,110
Short-term borrowings                 70     48,294     44,822    37,804      3,744
Other borrowings                   6,561      3,005      5,232     3,409          2
Stockholders' equity              49,089     44,519     34,484    32,784     29,975

SELECTED RATIOS
Return on average assets(1)         1.40%      1.32%      1.15%    1.12%      1.49%

Return on average equity(1)       15.80%     15.79%    14.43%     13.80%     19.59%
Average capital to
     average assets(1)             8.87%      8.35%     7.94%      8.11%      7.64%
Dividend payout                   34.44%     32.37%    31.47%     34.86%     23.97%

(1) Exclusive of valuation allowance for securities available for sale.

PRINCIPAL MARKETS AND PRICES OF THE COMPANY'S COMMON STOCK
FIRST M&F CORPORATION AND SUBSIDIARY


     Effective September 1, 1996, the Company's common stock was listed with the National Association of Securities Dealers, Inc. Automated Quotation National Market System (NASDAQ) and became subject to trading and reporting over the counter with most securities dealers under the symbol "FMFC". The following table sets forth the high and low closing prices of the common stock as reported since September, 1996, on the NASDAQ market. Prices prior to that date were based upon transactions as reported to the Company.

                                   Low            High
1996
First Quarter                 $    22.00     $    24.00
Second Quarter                $    24.00     $    26.00
Third Quarter                 $    26.00     $    28.00
Fourth Quarter                $    25.00     $    29.00

1995
First Quarter                 $    13.00     $    13.00
Second Quarter                $    13.00     $    13.00
Third Quarter                 $    13.00     $    13.00
Fourth Quarter                $    20.00     $    22.00


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION
FIRST M&F CORPORATION AND SUBSIDIARY

FINANCIAL CONDITION
     The purpose of this discussion is to focus on significant changes in financial condition and results of operations of the Company and its banking subsidiary during the past three years. The discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and selected financial data presented elsewhere in this report. Prior year information has been restated to reflect 1995 acquisitions accounted for using the pooling-of-interest accounting method and prior period per share data has been restated to reflect a 2-for-1 stock split effected through the issuance of a 50 percent stock dividend in August, 1995.

SUMMARY
     The performance for the Company during 1996 was the best in the history of the organization. Net income for 1996 was $7.390 million, an 18% increase over the previous high of $6.250 million in 1995. Net income for 1995 was 29% higher than 1994 net income of $4.844 million. The increases in net income per common share for 1996 and 1995 were 15% and 22%, respectively. Net income per common share increased 13% during 1994. Pretax income for 1996 was up $1.99 million or 24% over 1995 while income tax expense increased approximately 42% or $846 thousand due to increase in the effective tax rate from 24.4% in 1995 to 27.9% in 1996, primarily as a result of an increase in the Company's income subject to taxation.
     A significant factor in the growth of the Company was the acquisition of Farmers and Merchants Bank of Bruce, Mississippi on December 31, 1995, which brought approximately $32 million of assets in a transaction accounted for as a pooling-of-interest. Additionally, 1996 operations include the full year's performance of new branch locations constructed, staffed and opened in the Starkville, Philidelphia, and Grenada market areas in late 1995 which have contributed to the loan and deposit growth of the Company in these markets.
     At year end 1996, total assets were $524.0 million, an increase of 3.60% over year end 1995 and 17.37% over 1994. The return on average assets for 1996 was 1.40% as compared to 1.32% for 1995 and 1.15% in 1994. The return on average equity in 1996 was 15.80% as compared to 15.79% in 1995 and 14.43% in 1994. All general banking ratios supported the overall improved performance of the company during 1996.
     The average equity/average assets ratio for the Company at December 31, 1996, of 8.87%, reflecting the additional capital infusion of approximately $3.5 million through the sale of 270,000 shares of common stock during 1995, and the acquisition discussed above, places the Company well above the minimum capital guidelines. The tier-1 and total risk-based capital ratios of 12.97% and 14.22%, respectively, at December 31, 1996, categorize the bank subsidiary of the Company as "well capitalized" according to the Federal Deposit Insurance Corporation Act of 1991 (FDICIA).



FINANCIAL CONDITION

     The Company's trend in growth and mix of assets and liabilities is illustrated by the following summary of average balances by major portfolios and components of interest earning assets and interest bearing liabilities (in thousands of dollars):


                                        1996                                       1995
                       -------------------------------------------------------------------------------------
                         AVERAGE        INCREASE       PERCENT      AVERAGE        INCREASE       PERCENT
AVERAGE ASSETS           BALANCE        (DECREASE)     CHANGE       BALANCE        (DECREASE)     CHANGE
                       -------------------------------------------------------------------------------------

Federal funds sold       $  12,839    $    2,993       30.40%    $    9,846     $    3,032        44.50%
Loans, net of unearned
  discount                 317,013        41,591       15.10%       275,422         44,729        19.39%
Interest bearing bank
  balances                   3,934         1,444       41.00%         2,790            414        17.42%
Taxable investment
  securities               120,356          (935)      -0.77%       121,291           (713)       -0.58%
Tax-exempt investment
  securities                38,324        (2,148)      -5.13%        40,472          3,281         8.82%
                       -------------------------------------------------------------------------------------
  Total interest
   earning assets          492,466        42,645        9.48%       449,821         50,743        12.72%
Non interest earning
  assets                    34,535         3,735       12.13%        30,800             26         0.08%
                       -------------------------------------------------------------------------------------
  Total average assets  $  527,001   $    46,380        9.65%    $  480,621     $   50,769        11.81%
                       =====================================================================================
AVERAGE LIABILITIES AND
  CAPITAL

DDA and savings         $  175,383   $    30,413       20.98%       144,970     $       28         0.02%
Time deposits              220,038        28,748       15.03%       191,290         31,002        19.34%
Short-term funds            19,330       (26,520)     -57.84%        45,850          9,637        26.61%
Federal home loan bank
  advances                   5,937         2,455       70.51%         3,482         (1,387)      -28.49%
                         -------------------------------------------------------------------------------------
  Total interest
   bearing liabilities    420,688        35,096         9.10%       385,592         39,280         11.34%
Non interest bearing
 liabilities and capital  106,313        11,284        11.87%        95,029         11,489         13.75%
                         -------------------------------------------------------------------------------------
   Total average
     liabilities and
     capital            $ 527,001    $   46,380         9.65%    $  480,621     $   50,769         11.81%
                         =====================================================================================

EARNING ASSETS
     Average earnings asset mix for 1996 was 60% for loans and 30% for investment securities. This mix compared to 57% for loans and 34% for investment securities in 1995 and 54% loans and 37% investments in 1994. The shift in average earning assets has been a result of the Company being able to increase and expand its operations in several key Mississippi markets -- Oxford, Starkville, Philidelphia and Madison/Rankin Counties -- while reducing the investment securities portfolio. Average balances of federal funds sold have reflected a general increase over the three-year period in support of the funding requirements necessitated by this change in mix.
     Additionally, during 1996, the Company absorbed the loss of a major state university deposit/overnight repurchase relationship that had existed over a six-year period and had provided a significant source of funding for the Company. The payout of this relationship involved securities specifically purchased with maturities in June, July and August, 1996, to effect the roll-out of approximately $47 million in funds during those months.
     The mix of earning assets is monitored on a continuous basis in order to react to interest rate movements and to maximize returns on earnings assets.


LOANS
     Average loans in 1996 increased 15% over 1995; 1995 average loans increased 19% over 1994. Total loans outstanding at year end 1996 increased 18% over previous year end levels. The growth in the portfolio resulted from the Company's ongoing efforts to increase the portfolio through concerted loan origination programs. Additionally, the Company has placed emphasis on securing quality paper from indirect lending with automobile dealers in Central Mississippi.
     In 1996, commercial, financial and agricultural lending increased 25% over 1995; residential real estate increased 17%; non-residential real estate increased 18%; and, consumer lending increased 18%. These continue to reflect the diversity of the markets served, and the general condition of the economy during the year. Management does not anticipate this level of lending and growth to continue during 1997, due to the industry trends in overall loan quality and the increasing levels of consumer bankruptcies.

INVESTMENT SECURITIES
     The composition of the total investment securities portfolio reflects the Company's strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of this strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while producing an adequate level of interest income. As discussed above, the average balances of the portfolio was significantly influenced by the loss of a major contractual deposit relationship which was paid out over approximately three to four months as securities purchased for this purpose matured. The portfolio, since reconstructed through an aggressive deposit gathering campaign and minimal advances from The Federal Home Loan Bank of Dallas, performed well during 1996, contributing interest income at a fully taxable equivalent rate of 6.55%, as compared to 6.50% for 1995 and 6.28% for 1994. The portfolio continues to be maintained on a relatively short life (2.7 year average maturity) at December 31, 1996, as compared to slightly shorter duration in 1995 and 1994 as a result of structured maturities to facilitate the maturity of the contractual deposit relationship. The Company continues to place emphasis on tax-exempts and believes this investment strategy sound in light of tax planning and local community and statewide tax-exempt investment opportunities. The Company's tax equivalent yield on this component of the portfolio was 7.80% for 1996, compared to 7.96% in 1995 and 8.09% in 1994.
The mix of the portfolio continues to reflect diversity in strategy. At December 31, 1996, the mix reflected 15.8% in treasuries; 20.9% in agencies; 26.9% in municipals and 29.4% in mortgage-backs. Gains and losses in the securities available for sale segment of the portfolio reflected a minor amount of gain for 1996 as compared to 1995 and 1994 where repositioning losses were taken as a strategy to improve overall long-term yields. Summaries of carrying values and market values by major components of the portfolio can be seen in the footnotes to the consolidated financial statements. The footnotes also reflect summaries of maturities and unrealized gains and losses in the portfolio by years.

DEPOSITS AND BORROWED FUNDS
     Changes in the Company's markets, the loss of the contractual funds relationship, and in general, the overall good economy enjoyed by most banking institutions, influenced not only the asset mix, but the deposit mix of the company during 1996. Average interest-bearing deposit and savings accounts increased 21% and time deposits increased 15% during 1996. Short-term funds, represented by the contract overnight repurchase agreement, as explained above, terminated July 1,1996, and resulted in a loss of approximately $47 million in funds. To respond, the Company introduced a new savings product, The Liberty Fund, in July, 1996, and a certificate of deposit sales campaign in late fall 1996, both of which were highly successful in attracting new deposit monies. Cost of funds were not materially affected as a result of this repositioning of the mix of deposits. The average cost of interest bearing funds for 1996, including advances from The Federal Home Loan Bank of Dallas, was 4.65%. This compared to 4.54% for 1995 and 3.60% for 1994. Data relative to short-term borrowings are shown in the detail footnotes to the consolidated financial statements.

LIQUIDITY MANAGEMENT
     Liquidity is the ability of a bank to convert assets into cash and cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the Company's ability to meet the day-to-day cash flow requirements of customers, whether they wish to withdraw funds or to borrow funds to meet their capital needs. Asset liability management functions not only assure adequate liquidity in order for the bank to meet the needs of customers, but also to maintain the appropriate sensitivity between interest earning assets and interest bearing liabilities. Daily monitoring of the sources and uses of funds is necessary to maintain an acceptable cash position that meets these requirements. As disclosed in the consolidated statement of cash flows, the cash provided and cash used in the various activities of bank operations is reflected for the years, 1996, 1995 and 1994.

INTEREST RATE SENSITIVITY MANAGEMENT
     Interest rate sensitivity is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate sensitivity management focuses on repricing relationships of these during periods of changing market interest rates. Effective management seeks to minimize the effect of interest rate movement on net interest income. At December 31, 1996, the Company's various assets and liabilities that were subject to repricing indicated a cumulative gap of net assets of $26.079 or 4.97% repricing within 90-days. At the 180-day frame, the Company's cumulative gap of net assets repricing was $15.665 million or 2.98%. The Company's asset liability committee, comprised of executive management, sets the day-to-day guidelines and approves strategies affecting net interest income within the policy limits approved by the board of directors.

CAPITAL RESOURCES
     Capital adequacy is continuously monitored by the Company to promote depositor and investor confidence and provide a solid foundation for future growth of the organization. Dividends paid investors of $2.545 million or $0.75 per common share during 1996 represents a 21% increase over 1995 and a dividend payout ratio of 34%. The dividend payout for 1995 was 32%. The Company intends to continue a dividend payout ratio that is competitive in the banking industry, dependent on future earnings, the assessment of future capital needs, and such other factors which may affect the Company.
     The Company has satisfied its capital requirements principally through the retention of earnings, however, the acquisition at December 31, 1995 and the 1995 capital infusion assisted in strengthening this position. Average shareholder equity for 1996 was 8.87% compared to 8.35% for 1995.


RESULTS OF OPERATIONS

NET INTEREST INCOME
     Net interest income is the largest component of the Company's net income and represents the interest earned on interest earning assets less the cost of interest bearing liabilities. Net interest income for 1996 was $22.0 million as compared to $19.9 million for 1995 and $17.7 million for 1994. The approximate 10% increase for 1996 was attributable to several factors including an increase in average loans, a closer attention to funding costs of deposits, and the improved mix of funding sources. Additionally, as a result of the loss of the contract deposit relationship, a slight improvement in net margin occurred in 1996. During 1995 and 1994, a slight liquidation and repositioning in the securities portfolio, in an attempt to improve overall portfolio yield, was accomplished. Although these factors contributed to the Company being able to control and monitor the net interest margin, the other contributors have been the steady local economies in which the Company participates and the demand for consumer and commercial loans.


PROVISION FOR LOAN LOSSES
     During 1996 the Company's provision for loan losses was $1.221 million, a decrease of 19% over 1995's provision of $1.509 million. The provision for 1994 was $1.070 million. The total provision for 1996 was approximately $300 thousand over estimated budget targets for 1996, as credit quality deteriorated slightly in the fourth quarter of 1996 as past dues, charge-offs and bankruptcies increased. Additionally, credit card quality was noted to be slightly down, while repossessions increased. Management reacted to these indicators and made provision during the fourth quarter. The overall condition of the loan portfolio from a credit quality standpoint is considered superior considering the various indicators available, such as past dues, collections, and other factors. Management has budgeted for the 1997 monthly loss provision, not only as an assessment of adequacy, but for the general growth of the loan portfolio as well. The ratio of the allowance for possible loan losses to outstanding loans at December 31, 1996, was 1.30%, compared to 1.46% for 1995, and 1.29% for 1994.

NONINTEREST INCOME
     One of the Company's key long-term strategies is to boost its growth in noninterest income. Management continues to emphasize this area of operations through increased focus and budget/incentive programs. Total other operating income for 1996 was $4.436 million as compared to $4.240 for 1995 and $3.444 for 1994. Service charge on deposit related products accounted for the majority of this category in all years presented and, during 1996, increased 11% over 1995. Credit insurance income of $465 thousand for 1996 represented an 8% increase over 1995's level of $429.

NONINTEREST EXPENSE
     Another strategy of the Company is to contain noninterest expense within an overall company growth discipline. At December 31, 1996, the Company's efficiency ratio, an indicator of control of noninterest expense, was 56% and compared favorable with a similar ratio of 56% for 1995. These levels have been achieved as a result of improvements in the overall monitoring and control of expense through the budgeting and review process.
     Salaries and benefits comprise the largest portion of noninterest expense and reflected an increase of approximately 11% for 1996. This compared to an increase of 14% for 1995 and 10% for 1994. Both 1996 and 1995 reflect the increases in staffing and compliment required as the result of new branch facilities completed in late 1995. Additional staffing has also been required in several locations as a result of increased volume and demand. Details of additional changes in levels of other expenses have been shown in the footnotes to the consolidated financial statements and in the statements themselves.

INCOME TAXES
     The Company's effective tax rate for 1996 was 27.9%, compared to 24.4% for 1995 and 24.7% for 1994. This change was primarily the result of a reduction in tax exempt income and the loss of the small life insurance company exemption in 1996 as a result of exceeding $500 million in consolidated assets.