Form 10-K, Exhibit 13
period 1997-12-31
FIRST M&F CORP/MS
filed 1998-03-19
CIK 320387

Page 14
Selected Financial Data (Thousands except per share data)
First M&F Corporation and Subsidiary



                                         1997       1996      1995        1994       1993
                                      --------    -------    -------    -------    -------
EARNINGS
Interest income                   $     44,216    $41,496    $37,417    $30,157    $27,739
Interest expense                        20,693     19,541     17,510     12,464     11,127
                                      ----------------------------------------------------
Net interest income                     23,523     21,955     19,907     17,693     16,612
Provision for loan losses                2,050      1,221      1,509        882      1,070
Noninterest income                       4,965      4,436      4,240      3,444      3,222
Noninterest expense                     15,312     14,916     14,370     13,821     13,058
Income taxes                             3,212      2,864      2,018      1,590      1,418
                                       ---------------------------------------------------
Net income                        $      7,914    $ 7,390    $ 6,250    $ 4,844    $ 4,288
                                       ---------------------------------------------------
Net interest income,
        taxable equivalent        $     24,838    $23,077    $21,082    $18,796    $17,669
                                       ---------------------------------------------------
Cash dividends paid               $      2,987    $ 2,545    $ 2,031    $ 1,535    $ 1,516
                                       ---------------------------------------------------

PER COMMON SHARE
Net income                        $       2.33    $  2.18    $  1.90    $  1.55    $  1.37
Cash dividends paid                        .88        .75        .62        .49        .49
Book value                               15.97      14.46      13.13      11.05      10.50
Closing stock price                      40.00      29.00      22.00      13.00      11.00

SELECTED AVERAGE BALANCES
Assets                            $    562,737 $  527,001 $  480,621 $  429,852 $  382,943
Earning assets                         523,757    492,466    449,821    399,076    370,720
Loans                                  349,684    317,013    275,422    230,693    193,943
Investments                            159,005    158,680    161,763    159,194    164,107
Total deposits                         500,910    449,619    366,231    350,495    338,766
Equity                                  51,789     46,766     39,582     33,559     31,072

SELECTED YEAR-END BALANCES
Assets                            $    580,901 $  523,760 $  505,558 $  446,255 $  405,961
Earning assets                         540,782    489,485    473,943    416,350    374,537
Loans                                  360,192    345,238    291,624    261,713    207,649
Investments                            167,788    143,597    181,004    153,231    151,875
Core deposits                          459,462    415,868    363,491    326,371    300,398
Total deposits                         509,783    464,094    405,863    358,844    329,509
Equity                                  54,206     49,089     44,519     34,484     32,784

SELECTED RATIOS
Return on average assets                  1.41%      1.40%      1.30%      1.13%      1.12%
Return on average equity                 15.28%     15.80%     15.79%     14.43%     13.80%
Average equity to average assets          9.20%      8.87%      8.24%      7.81%      8.11%
Dividend payout ratio                    37.77%     34.40%     32.63%     31.61%     35.77%
Price to earnings (x)                    17.17x      13.30x    11.58x      8.39x      8.03x
Price to book (x)                         2.50x      2.01x      1.68x      1.18x      1.05x


Page 16
Quarterly Financial Trends (Dollars in Thousands)
First M&F Corporation and Subsidiary


                               First   Second     Third   Fourth 4th Qtr 97 vs.
1997                         Quarter  Quarter   Quarter   Quarter 4th Qtr 96
-------------------------------------------------------------------------------

Interest income             $10,514   $10,930   $11,264   $11,508   $   7.7%
Interest expense              4,884     5,096     5,354     5,359       9.1
                            -------------------------------------------------
Net interest income           5,630     5,834     5,910     6,149       6.5
Provision for loan losses       394       397       867       392     (10.1)
Noninterest income            1,106     1,114     1,563     1,182      26.6
Noninterest expense           3,697     3,801     3,836     3,978       2.7
Income taxes                    750       794       795       873      37.7
                            -------------------------------------------------
Net income                  $ 1,895   $ 1,956   $ 1,975   $ 2,088      18.3%
-----------------------------------------------------------------------------
Per common share:
        Net income          $   .56   $   .58   $   .58   $   .61      17.3%
        Cash dividends          .20       .22       .22       .24      20.0
-----------------------------------------------------------------------------


                               First   Second     Third   Fourth 4th Qtr 96 vs.
1996                         Quarter  Quarter   Quarter   Quarter   4th Qtr 95
-------------------------------------------------------------------------------

Interest income             $10,120   $10,276   $10,411   $10,689      7.2%
Interest expense              4,950     4,923     4,755     4,913      2.8
                           --------------------------------------------------

Net interest income           5,170     5,353     5,656     5,776     11.2
Provision for loan losses       256       248       281       436     (8.0)
Noninterest income            1,117     1,203     1,182       934     (5.6)
Noninterest expense           3,515     3,711     3,815     3,875     12.9
Income taxes                    672       731       827       634      1.1
                            -------------------------------------------------
Net income                  $ 1,844   $ 1,866   $ 1,915   $ 1,765      6.9%
-----------------------------------------------------------------------------
Per common share:
        Net income          $   .54   $   .55   $   .57   $   .52      6.1%
        Cash dividends          .17       .19       .19       .20     17.7
-----------------------------------------------------------------------------