Form 10-K, Exhibit 13
period 1997-12-31
FIRST M&F CORP/MS
filed 1998-03-19
CIK 320387

FIRST M & F CORPORATION
Post Office Box 520
KOSCIUSKO, MISSISSIPPI 39090






                1997 Annual Report for First M & F Corporation

             Notice of the Annual Shareholders' Meeting for 1998

                             Proxy Statement

                                 Proxy

Proxy Statement Table of Contents

        1       Letter To Our Shareholders

        2       Notice of Annual Shareholders' Meeting

        3       Proxy Statement
        4       Proposal No. 1  Election of Directors (Item I on Proxy Card)
        5 - 6   Information Concerning Nominees and Directors
        7       Section 16(a) Beneficial Ownership Reporting Compliance
        7       Principal Shareholder
        8 - 9   Executive Compensation
        10      Five Year Shareholder Return Comparison
        11      Independent Public Accountants
        11 - 12 Salary and Committee Benefit Report on Executive Compensation
        12      Transactions With Management
        12 - 13 Committees of the Board of Directors
        13      Other Matters
        13      Proposals for 1999 Annual Meeting

        14      Report of Independent Certified Accountants
        15      Consolidated Statements of Condition
        16      Consolidated Statements of Income
        17      Consolidated Statements of Stockholders' Equity
        18 - 19 Consolidated Statements of Cash Flows
        20 - 39 Notes to Consolidated Financial Statements

        40 - 44 Management's Discussion and Analysis of Financial Condition and
                Operation
        44 - 45 Results of Operations

FIRST M & F CORPORATION
Post Office Box 520
KOSCIUSKO, MISSISSIPPI 39090




                                   March 18, 1998



Dear Shareholder:

Enclosed you will find a 1997 Annual Report for First M & F Corporation, a Notice of the Annual Shareholders' Meeting for 1998, a Proxy Statement, and a Proxy.

This institution is grateful for the loyalty and support of you, our friends and shareholders. The Annual Shareholders' Meeting is to be held on Wednesday, April 8, 1998, at 2:00 P.M. at the Mary Ricks Thornton Cultural Center, located at the corner of East Washington Street and North Huntington Street, Kosciusko, Mississippi. We encourage you to mark this date on your calendar and make plans to attend, and share further in the affairs of your corporation.

I urge you to complete the enclosed Proxy promptly and return it in the enclosed self-addressed postage paid envelope, even if you plan to attend the meeting. If you attend the meeting, you may withdraw your Proxy and vote in person.

We look forward to seeing you at the Annual Meeting.

                                            Sincerely yours,
                                            FIRST M & F CORPORATION


                                           /s/ Hugh S. Potts, Jr.

                                            Hugh S. Potts, Jr.
                                            Chairman and Chief Executive Officer

FIRST M & F CORPORATION
Post Office Box 520
KOSCIUSKO, MISSISSIPPI 39090

March 18, 1998

NOTICE OF ANNUAL SHAREHOLDERS' MEETING


To the Shareholders of
First M & F Corporation
Kosciusko, Mississippi  39090

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors and in compliance with the Bylaws, the regular annual meeting of shareholders of the FIRST M & F CORPORATION (the "Company"), KOSCIUSKO, MISSISSIPPI, will be held at the Mary Ricks Thornton Cultural Center at 204 North Huntington Street, Kosciusko, Mississippi, on Wednesday, April 8, 1998, at 2:00 P.M. for the purpose of considering and voting on the following proposals:

1. ELECTION OF DIRECTORS: The election of five (5) persons listed in the Proxy Statement dated March 18, 1998, accompanying this notice, as members of the Board of Directors for a term of three years.

2. Whatever other business may be properly brought before the meeting or any adjournment thereof.

Whether or not you contemplate attending the meeting, it is requested that you complete and return the enclosed Proxy as soon as possible. If you attend the meeting, you may withdraw your Proxy and vote in person.

Only those shareholders of record at the close of business on February 28, 1998 shall be entitled to notice of and to vote at this meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS


                      /s/ Hugh S. Potts, Jr.

                      Hugh S. Potts, Jr.
                      Chairman and Chief Executive Officer

Dated and mailed at
Kosciusko, Mississippi
On or about March 18, 1998

Enclosures:     1.      Proxy
                2.      Business Reply Envelope
                3.      Annual Report

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

PROXY STATEMENT
DATED MARCH 18, 1998

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
APRIL 8, 1998


SOLICITATION BY BOARD OF DIRECTORS OF FIRST M & F CORPORATION

This statement is furnished to the shareholders of First M & F Corporation (the Company) in connection with the solicitation by the Board of Directors of Proxies to be voted at the Annual Meeting of Shareholders to be held at the Mary Ricks Thornton Cultural Center at 204 North Huntington Street, Kosciusko, Mississippi, on Wednesday, April 8, 1998, at 2:00 P. M., local time or any adjournment (s) thereof, for the matters set out in the foregoing notice of Annual Shareholders' Meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is March 18, 1998.

Only those shareholders of record on the books of the Company at the close of business on February 28, 1998, (the "Record Date") are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding of record 3,394,656 shares of common stock. Each share is entitled to one (1) vote. In the election of Directors, each shareholder has cumulative voting rights, so that a shareholder may vote the number of shares owned by him for as many persons as there are Directors to be elected, or he may multiply the number of shares by the number of Directors to be elected and allocate the resulting votes to one or any number of candidates. For example, if the number of Directors to be elected is five (5), a shareholder owning ten (10) shares may cast ten (10) votes for each of five (5) nominees, or cast 50 votes for any one (1) nominee or allocate the fifty (50) votes among several nominees.

The cost of soliciting proxies from shareholders will be borne by the Company. The initial solicitation will be by mail. Thereafter, proxies may be solicited by Directors, officers and regular employees of the Company, by means of telephone, telegraph or personal contact, but without additional compensation therefor. The Company will reimburse brokers and other persons holding shares as nominees for their reasonable expenses in sending proxy soliciting material to the beneficial owners.

Any shareholder giving a Proxy has the right to revoke it at anytime before it is exercised. A shareholder may revoke his Proxy (1) by personally appearing at the Annual Meeting, (2) by written notification to the Company which is received prior to the exercise of the Proxy or (3) by a subsequent Proxy executed by the person executing the prior Proxy and presented at the Annual Meeting. All properly executed Proxies, if not revoked, will be voted as directed on all matters proposed by the Board of Directors, and, if the shareholder does not direct to the contrary, the shares will be voted "For" each of the proposals described below.

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

SOLICITATION BY BOARD OF DIRECTORS OF FIRST M & F CORPORATION (continued)

        The presence at the Annual Meeting, in person or by Proxy, of a majority of the shares of Common Stock outstanding on February 28, 1998, and entitled to vote, will constitute a quorum.

The 1997 Annual Report to shareholders of the Company is enclosed for the information of the shareholders. The audited financial statements of the Company are attached to the proxy soliciting material for the information of the shareholders. The Annual Report and audited financial statements are not a part of the proxy soliciting material.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

The Board of Directors of the Company is divided into three (3) classes - Class I, Class II and Class III. Classes I and III consist of five (5) Directors each and Class II consists of six (6) Directors. The term of Class II Directors expires at the 1998 Annual Meeting. The term of Class III Directors will expire at the 1999 Annual Meeting. The term of Class I Directors will expire at the 2000 Annual Meeting.

The Board of Directors has nominated Barbara K. Hammond, R. Dale McBride, Hugh
S. Potts, Jr., W. C. Shoemaker and Scott M. Wiggers for election as Class II Directors to serve until the 2001 Annual Meeting. Barbara K. Hammond, R. Dale McBride, Dr. W. M. Myers, Hugh S. Potts, Jr., W. C. Shoemaker and Scott M. Wiggers are currently serving as Class II Directors.

Unless authority is expressly withheld, the proxy holders will vote the proxies received by them for the five (5) nominees for Class II Directors listed above, reserving the right, however, to cumulate their votes and distribute them among the nominees, in their discretion. Although each nominee has consented to being named in this Proxy Statement and to serve if elected, if any nominee should prior to the Annual Meeting decline or become unable to serve as a Director, the proxies will be voted by the proxy holders for such other persons as may be designated by the present Board of Directors. During 1997, the Company's Board of Directors had twelve (12) meetings. No incumbent Director attended less than 75% of the total number of meetings of the Board of Directors or committees upon which he served. The following table provides certain information about the nominees and the other current Directors of the Company.

Pursuant to Mississippi Law and the Company's Bylaws, Directors are elected by a plurality of the votes cast in the election of Directors. A plurality means that the individuals with the largest number of favorable votes are elected as Directors, up to the maximum number of Directors to be chosen at the meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF ALL THE NOMINEES


FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

INFORMATION CONCERNING NOMINEES AND DIRECTORS

                                                                    Amount and Nature of
                                Positions & Offices                 Beneficial Ownership    Percent of Common
                                With Company or/and        Director Of Common Stock as of   Stock Beneficially
Name and Age                    Employment                 Since    February 28, 1998       Owned (a)

CLASS I
Fred A. Bell, Jr.,      56      District manager,           1981       20,036  (1)                     .59%
                                Mississippi Materials
                                Corp. (Concrete and
                                building materials
                                manufacturer/distributor

Charles T. England,     61      Supervisor of Finance       1980       15,208  (2)                     .45%
                                Company subsidiaries of
                                Merchants and Farmers
                                Bank beginning in 1995;
                                Registered Representative
                                of Security Financial
                                Network in 1994; Farmer;
                                formerly Chancery Clerk,
                                Attala County

Joseph M. Ivey, 39              Chairman and CEO,           1994      103,022  (3) (4) (12)           3.03%
                                Ivey Mechanical Company
                                (plumbing and electrical
                                contractors)

Susan McCaffery,        58      Member of Audit             1987      115,774  (5) (6)                3.41%
                                Committee; Professor,
                                Wood College

Edward G. Woodard,      43      Member of Audit             1989        8,306  (7)                     .24%
                                Committee; President,
                                K. M. Distributing
                                Company, Inc. (whole-
                                saler of chain saws, lawn
                                and gardening equipment)

CLASS II
Barbara K. Hammond,     53      Member of Audit              1995       2,000                          .06%
                                Committee; Specialist,
                                Circuit Capacity
                                Management, BellSouth

R. Dale McBride,        58      President, Merchants         1979      17,764  (9)                     .52%
                                and Farmers Bank, Durant

Hugh S. Potts, Jr.,     53      Chairman of the Board        1979     387,304  (5) (10)              11.41%
                                and CEO of the Company
                                since 1994; Vice Chairman,
                                1983-1993; Vice President,
                                1979-1983
W. C. Shoemaker,        65      Consultant, IMC Webb         1979      40,266                         1.19%
                                Graphics (Printing);
                                President, W.C. Shoemaker,
                                Inc. (investments & real estate)

Scott M. Wiggers,       53      President since 1988 and     1983       6,300  (8)                     .19%
                                Treasurer since 1979;
                                Company President,
                                Merchants & Farmers Bank


Page 6

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

INFORMATION CONCERNING NOMINEES AND DIRECTORS (continued)

                                                                    Amount and Nature of
                                Positions & Offices                 Beneficial Ownership     Percent of Common
                                With Company or/and     Director    Of Common Stock as       Stock Beneficially
Name and Age                    Employment              Since       February 28, 1998 of     Owned (a)

CLASS III
Jon A. Crocker,         55      Chairman & CEO,          1996          62,595  (11)                   1.84%
                                Merchants & Farmers
                                Bank, Bruce Branch

Toxey Hall, III         58      Member of Audit          1984           2,112                          .06%
                                Committee; President,
                                Thomas-Walker-Lacey
                                (retail discount store)

J. Marlin Ivey,         61      Member of Audit          1979         112,512  (3) (12)               3.31%
                                Committee; President,
                                Ivey National Corporation
                                (holding company for
                                various businesses)

Otho E. Pettit, Jr.,    47      Attorney at Law,         1993          12,179  (13)                    .36%
                                Thornton, Guyton,
                                Dorrill & Pettit

Charles W. Ritter, Jr., 64      Chairman of Audit       1979          152,000  (14)                   4.48%
                                Committee; President,
                                The Attala Company
                                (feed manufacturing
                                company)

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A                             968,148                         78.5%
GROUP (20 PERSONS)


(a)     Constitutes sole ownership unless otherwise indicated.
(1)     Includes 200 shares owned by Mr. Bell's wife.
(2) Mr. England shares voting and investment power with respect to these shares with his wife.
(3)     Director J. Marlin Ivey is the father of director Joseph M. Ivey.
(4)     Includes 225 shares owned by Mr. Joseph Ivey's minor children.
(5) Mrs. McCaffery and Hugh S. Potts, Jr. are sister. Their father is the Company's former Chief Executive Officer and Chairman of the Board, Hugh
        S. Potts, Sr.
(6) Mrs. McCaffery shares voting and investment power with respect to 5,437 of these shares with her husband and children and includes 15,500 shares owned by Mrs. McCaffery's husband.
(7)     Includes 880 shares owned by Mr. Woodard's wife.
(8)     Includes 1,134 shares owned by Mr. Wigger's wife.
(9) Mr. McBride shares voting and investment power with respect to 13,840 of these shares with his wife and children.
(10) Mr. Potts, Jr. shares voting and investment power with respect to 69,500 of these shares, which are held in two trusts and includes 36,234 shares owned by his wife and minor children. Mr. Potts, Jr. is the trustee over The Salt & Light Foundation which owns 36,754 shares.
(11) Of these shares, 5,070 are registered in the name of BellAire Corporation, of which Mr. Crocker's wife is a director.
(12) Of these shares, 92,512 are registered in the name of Ivey National Corporation, of which Mr. J. Marlin Ivey is the President and Mr. Joseph
        M. Ivey is an officer.
(13)    Includes 3,726 owned by Mr. Pettit's wife and children.
(14)    Includes 60,000 shares owned by Mr. Ritter's wife.



Charles W. Ritter, Jr. is a director of Sanderson Farms, Inc., Laurel, Mississippi. None of the other Directors are a director of another company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the reporting requirements of Section 15(d) of the Act, or registered as an investment company under the Investment Company Act of 1940.

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Executive officers and directors are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's executive officers and directors were complied with, except for the following:

Jon A. Crocker reported two(2) days late on a Form 4 a disposition of shares. This was due to an oversight by the reporting person, with no intent to delay.

Otho E. Pettit, Jr. reported the acquisition of shares to First M & F Corporation four (4) days late for the month required. This was due to an oversight by the reporting person, with no intent to delay.

PRINCIPAL SHAREHOLDER

Management of the Company knows of no person who owns of record or beneficially, directly or indirectly, more than 5% of the outstanding common stock of the Company except as set forth below:

                        Amount and Nature of Beneficial Ownership    Percent of
Name and Address of               of Common Stock                      Class
Beneficial Owner

Hugh S. Potts, Jr.               387,304 shares (1)                     11.41%
1104 Walnut Road
Kosciusko, MS  39090

(1) Mr. Potts shares voting and investment power with respect to 69,500 of these shares, which are held in two trusts.

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

EXECUTIVE COMPENSATION

        The following tables show the annual compensation for 1997, 1996 and 1995 for the Chief Executive Officer of the Company and all Executive Officers of the Company and the Bank whose cash compensation for 1997 exceeded $100,000.

                                                             Other Annual   All Other (3)
Name and Principal Position   Year    Salary        Bonus    Compensation   Compensation
---------------------------------------------------------------------------------------------------

                                                              $ 2,317 (1)
Hugh S. Potts, Jr             1997   $167,308    $ 15,000       3,219 (3)   $  4,183
Chairman of the Board and                                       2,016 (1)
CEO since 4/15/94             1996    153,653      12,292         887 (2)      3,841
                              1995    150,320      21,300       2,441 (1)          0
Scott M. Wiggers              1997    121,731      15,000       1,640 (1)      3,043
President                     1996    113,654       9,092       1,613 (1)      2,841
                              1995    110,260      15,620       1,613 (1)          0

(1)     Cost of excess life insurance
(2)     Automobile allowance
(3)     Cost of country club memberships
(4)     All other compensation consists of "Company Contribution" of the 401k plan


PENSION PLAN.     The following table indicates the estimated annual benefits payable to persons in specified classifications upon retirement at age 65.


Five Years
Average Annual       Credited Years of Service
Compensation  15        20        25        30        35
-----------------------------------------------------------
$25,000   $ 3,000   $ 4,000   $ 5,000   $ 6,000   $ 7,000
 50,000     6,000     8,000    10,000    12,000    14,000
 75,000     9,000    12,000    15,000    18,000    21,000
100,000    12,000    16,000    20,000    24,000    28,000
160,000    19,200    25,600    32,000    38,400    44,800

Credited years of service for the individuals named in the Summary Compensation Table above are anticipated to be as follows: Hugh S. Potts, Jr. - 37 years; Scott M. Wiggers - 34 years.

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

EXECUTIVE COMPENSATION (continued)

A participant in First M&F's Pension Plan whose service is terminated on or before his normal retirement date is eligible to retire and receive a normal retirement benefit. The amount of the normal benefit under the Plan is equal to 1/12 of the sum of the amounts described below in (1) and (2) multiplied by (3) where:

(1) =   eight-tenths of one percent (0.8%) of the participant average earnings;
(2) = twenty-five hundredths percent (0.25%) of the participants average earnings in excess of Twenty-Four Thousand and no/100 dollars ($24,000.00); and
(3) =   the participant's benefit service as of his normal retirement date.

If a participant's annual benefit commences before the participant's social security retirement age, but on or after age 62, the amount of the benefit is reduced. If the annual benefit of a participant commences prior to age 62, the amount of the benefit shall be the actuarial equivalent of an annual benefit beginning at age 62 reduced for each month by which benefits commence before the month in which the participant attains age 62. If the annual benefit of a participant commences after the participant's social security retirement age, the benefit amount is adjusted so that it is the actuarial equivalent of an annual benefit beginning at the participant's social security retirement age.

DIRECTOR COMPENSATION.     Non-officer Directors receive annual compensation in
the amount of $900 per Board Meeting attended payable at the end of the year, plus an additional $20 for each committee meeting attended.

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

FIVE YEAR SHAREHOLDER RETURN COMPARISON

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the NASDAQ Market US Index and the NASDAQ Bank Index which consists of the period of five (5) years beginning in 1992.

Comparison of Five Year Cumulative Total Return*
    Among First M&F Corporation, The NASDAQ Stock Market (U.S.) Index and The NASDAQ Bank Index



                                  [LINE GRAPH]



Cumulative Total Return        12/92   12/93   12/94   12/95   12/96   12/97
----------------------------------------------------------------------------

First M&F Corporation           100     131     141     249     337     479
NASDAQ Bank                     100     114     114     169     223     377
NASDAQ Stock Market (U.S.)      100     115     112     159     195     240

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

INDEPENDENT PUBLIC ACCOUNTANTS

Shearer, Taylor & Co., P.A. were the independent accountants for the Company during the most recently completed fiscal year and will serve as the independent accountants for the Company during the current fiscal year. Representatives of this firm will be present at the Annual Meeting and have an opportunity to make statements if they so desire and are expected to be available to respond to appropriate questions.

SALARY AND BENEFIT COMMITTEE REPORT ON EXECUTIVE COMPENSATION

This report reflects the Company's compensation philosophy for all executive officers, as endorsed by the Board of Directors and the Salary and Benefits Committee. The committee is comprised of Directors: Hugh S. Potts, Jr., J. Marlin Ivey, Charles W. Ritter, Jr., W. C. Shoemaker, and Edward G. Woodard and determines annual base salary adjustments and annual pay for performance bonus awards.

In determining the compensation to be paid to the Company's executive officers in 1997, the Salary and Benefit Committee employed compensation policies designed to align the compensation of Mr. Potts and Mr. Wiggers with the Company's overall business strategy, values and management initiatives. These policies are intended to reward executives for strategic management and the enhancement of shareholder value and support a performance-oriented environment that rewards achievement of internal goals.

In 1997, Messrs. Potts and Wiggers received an increase in base salary of 8.9% and 7.1% respectively, from their 1996 base salary. The increases were consistent with the 18% improvement in company profits for 1996 over 1995.

The Company has established a bonus structure based upon performance goals in four categories which are to be met by improvements in ratios or amounts as applicable from the last fiscal year. The four categories are: GROWTH, which is measured by increases in loan volume and core deposit volume; PROFITS, measured by increases in net interest margin (%) and an increase in non-interest income; QUALITY, the goal of which is to maintain the previous year's percentage of nonperforming assets and net charge-offs, with a penalty factor if the percentage increases from the previous year; and PRODUCTIVITY, measured by an increase over 1996 in the Company's pre-tax income for 1997 divided by the Company's salaries and benefits expense for 1997.

The model calculates the bonus by weighting the categories according to their contribution to the Company's net income and combining the results in each category to arrive at a bonus as a percentage of base salary. A bonus is awarded if the 1997 Company results in any category were an improvement over 1996 results. If the 1997 results were an improvement over 1996 results in each category, a bonus of approximately 3% of base salary would be awarded. If the 1997 Company budget was met in each category, the bonus is approximately 11%. If budget is exceeded in one or more categories, the bonus increases on a sliding scale, with the maximum bonus of approximately 27.4% of base salary.

The Company's loan volume and corresponding deposit volume for 1997 were below the budgeted amounts by 1.4% and .3% respectively. The investment portfolio yield and noninterest expense coverage were higher than the budgeted amounts in 1997. The calculated model results reflected an 8.99% bonus for Mr. Potts. Based upon the model, a bonus of $15,000 was awarded to Mr. Potts.

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

SALARY AND BENEFIT COMMITTEE REPORT ON EXECUTIVE COMPENSATION (continued)

Additionally, the Company subscribes to and participates in the Mississippi Bankers Association survey, which provides the Committee with comparative compensation data from the Company's market areas and its peer groups. This information is used by the committee to ensure that it is providing compensation opportunities comparable to its peer group, thereby allowing the Company to retain talented executive officers who contribute to the Company's overall and long-term success.

Submitted by the Company's Salary and Benefit Committee: Hugh S. Potts, Jr., Chairman, J. Marlin Ivey, Charles W. Ritter, Jr., W. C. Shoemaker, and Edward G. Woodard.

TRANSACTIONS WITH MANAGEMENT

First M & F Corporations' subsidiary, Merchants and Farmers Bank, Kosciusko, Mississippi, (the "Bank") has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders, and their associates. Such transactions are completed on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risk of collectibility or present other unfavorable features. Such loans are extended on a secured basis. The aggregate amount of loans outstanding to directors, principal officers and their interests to the Bank as of December 31, 1997, totaled $2,833,000. Other than these transactions, there were no material transactions during 1997 between directors and officers and the Bank or the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has a standing Audit Committee of its Board of Directors which met two (2) times during 1997. Presently Charles W. Ritter, Jr. serves as Chairman and other members are Barbara K. Hammond, J. Marlin Ivey, Susan P. McCaffery, Edward G. Woodard and Toxey Hall III. The Audit Committee reviews audit plans, examination results of both independent and internal auditors and makes recommendations to the Board of Directors concerning independent auditors.

The Company has a standing Salary and Benefit Committee which met five (5) times during 1997 and makes recommendations to the Board of Directors on all officers' salaries and compensation. Presently Hugh S. Potts, Jr. serves as Chairman and other members are J. Marlin Ivey, Charles W. Ritter, Jr., W. C. Shoemaker, and Edward G. Woodard.

FIRST M & F CORPORATION
1997 Annual Report Proxy Statement

COMMITTEES OF THE BOARD OF DIRECTORS (continued)

The Company does not have a standing Nominating Committee. The Company's Bylaws are silent as to nominations to the Board of Directors, other than those made by or at the direction of the Board of Directors.

Merchants & Farmers Bank has among other committees, an Investment Committee which meets quarterly, a Loan and Policy Committee which meets weekly, an Executive and Administrative committee which meets bi-annually, a Trust
Committee which meets monthly and an Electronic Data Processing Steering Committee which meets quarterly.

OTHER MATTERS

Management at present knows of no other business to be brought before the meeting. However, if other business is properly brought before the meeting, it is the intention of the management to vote the accompanying Proxies in accordance with its judgement.

PROPOSALS FOR 1999 ANNUAL MEETING

Any shareholder who wishes to present a proposal at the Company's next Annual Meeting and who wishes to have the proposal included in the Company's Proxy Statement and form of proxy for the meeting must submit the proposal to the undersigned at the address of the Company not later than November 20, 1998.

                             The accompanying Proxy is solicited by Management.

                             By Order of THE BOARD OF DIRECTORS,


                             /s/ Hugh S. Potts, Jr.

                             Hugh S. Potts, Jr.
                             Chairman and Chief Executive Officer


Dated and mailed at
Kosciusko, Mississippi
On or about March 18, 1998

FIRST M & F CORPORATION
First M & F Corporation and Subsidiary

Report of Independent Certified Public Accountants


                                                             SHEARER
                                                              TAYLOR
                                                               & CO.
                                                     A Professional Association




The Board of Directors and Shareholders
First M & F Corporation
Kosciusko, Mississippi

We have audited the accompanying consolidated statements of condition of First M & F Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First M & F Corporation and subsidiary as of December 31, 1997 and 1996, the results of their consolidated operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Shearer, Taylor & Co., P.A.

Jackson, Mississippi
January 23, 1998

                                                   Certified Public Accountants

                                                                6350 I-55 North
                                                                      Suite 330
                                                              P.O. Drawer 13157
                                                        Jackson, MS  39236-3157
                                                         Telephone 601/956-0993



Consolidated Statements of Condition
First M & F Corporation and Subsidiary

December 31,                                                      1997             1996
---------------------------------------------------------------------------------------
Assets
        Cash and due from banks                          $  24,719,193    $  20,213,398
        Interest bearing bank balances                      10,801,934          149,794
        Federal funds sold                                   2,000,000          500,000
        Securities available for sale, amortized
                cost of $108,173,000 and $85,944,000       109,002,998       86,443,833
                Investment securities, market value of
                $59,696,000 and $57,536,000                 58,785,352       57,152,860

        Loans, net of unearned income                      360,192,125      345,238,240
                Allowance for possible loan losses          (5,170,000)      (4,475,000)
                                                        --------------------------------
                        Net loans                          355,022,125      340,763,240
                                                        --------------------------------

        Bank premises and equipment                          9,326,709        8,008,727
        Accrued interest receivable                          5,492,942        4,963,438
        Other assets                                         5,749,261        5,565,176
                                                         ------------------------------

                                                         $ 580,900,514    $ 523,760,466
                                                         ==============================

Liabilities and Stockholders' Equity
Liabilities:
        Deposits                                         $ 509,782,762    $ 464,094,123
        Federal funds purchased and other
                short-term borrowings                                -           70,000
        Other borrowings                                    12,860,760        6,561,402
        Accrued interest payable                             2,563,911        2,434,230
        Other liabilities                                    1,487,359        1,512,131
                                                         ------------------------------
                Total liabilities                          526,694,792      474,671,886
                                                         ------------------------------

Stockholders' equity:
        Preferred stock:
                Class A: 500,000 shares authorized                   -               -
                Class B: 500,000 shares authorized                   -               -
        Common stock of $5.00 par value
                15,000,000 shares authorized;
                3,394,656 shares issued                     16,973,280       16,973,280
        Additional paid-in capital                          10,698,388       10,698,388
        Retained earnings                                   26,013,973       21,087,077
        Net unrealized gain on securities available
                for sale, net of income taxes                  520,081          329,835
                                                         ------------------------------
                Net stockholders' equity                    54,205,722       49,088,580
                                                         ------------------------------

                                                         $ 580,900,514    $ 523,760,466
                                                         ==============================


Consolidated Statements of Income
First M & F Corporation and Subsidiary

Years Ended December 31,                                               1997           1996           1995
                                                                  ------------------------------------------

        Interest income:
        Interest and fees on loans                                $ 34,056,878   $ 31,239,462   $ 27,230,315
        Taxable investments                                          7,279,986      7,393,926      7,300,273
        Tax-exempt investments                                       2,121,879      1,972,186      2,125,596
        Federal funds sold                                             566,951        684,974        595,769
        Interest bearing bank balances                                 190,325        205,377        165,365
                                                                  ------------------------------------------
                Total interest income                               44,216,019     41,495,925     37,417,318
                                                                  ------------------------------------------

Interest expense:
        Time deposits of $100,000 or more                            2,370,205      1,703,444      1,684,676
        Other deposits                                              18,079,011     16,507,650     13,079,184
        Securities sold under agreements to
                repurchase and other
                short-term borrowings                                    3,624        939,123      2,551,256
        Other borrowings                                               240,263        391,091        195,137
                                                                  ------------------------------------------
                Total interest expense                              20,693,103     19,541,308     17,510,253
                                                                  ------------------------------------------

                Net interest income                                 23,522,916     21,954,617     19,907,065
Provision for possible loan losses                                   2,050,085      1,220,536      1,508,853
                                                                  ------------------------------------------
                Net interest income after provision
                        for possible loan losses                    21,472,831     20,734,081     18,398,212
                                                                  ------------------------------------------

Other operating income:
        Service charges on deposit accounts                          3,392,019      3,457,679      3,116,512
        Gain (loss) on securities available for sale                    18,701         12,877       (118,673)
        Credit insurance income                                      1,019,452        465,323        428,929
        Other income                                                   535,133        499,822        813,521
                                                                  ------------------------------------------
                Total other operating income                         4,965,305      4,435,701      4,240,289
                                                                  ------------------------------------------

Other operating expenses:
        Salaries and employee benefits                               8,254,436      7,865,799      7,102,960
        Net occupancy expenses                                         980,162        989,017        897,290
        Equipment and data processing expenses                       1,758,309      1,751,978      1,599,754
        Other                                                        4,319,278      4,309,153      4,770,240
                                                                  ------------------------------------------
                Total other operating expenses                      15,312,185     14,915,947     14,370,244
                                                                  ------------------------------------------

                Income before income taxes                          11,125,951     10,253,835      8,268,257

Income taxes                                                         3,211,757      2,864,335      2,017,996
                                                                  ------------------------------------------

                Net income                                        $  7,914,194   $  7,389,500   $  6,250,261
                                                                  ==========================================

Earnings per share                                                $       2.33   $       2.18   $       1.90
                                                                  ==========================================


Consolidated Statements of Stockholders' Equity
First M & F Corporation and Subsidiary

Years Ended December 31,

                                                     Additional
                                       Common         Paid-in         Retained      Unrealized        Treasury
                                        Stock          Capital        Earnings      Gain (Loss)         Stock         Net
-----------------------------------------------------------------------------------------------------------------------------

January 1, 1995                    $ 15,623,280    $  8,493,316    $ 12,023,304   $ (1,607,233)    $  (48,828)   $ 34,483,839

Net income                                    -               -       6,250,261              -              -       6,250,261
Cash dividends
        ($0.62 per share)                     -               -      (2,030,890)             -              -      (2,030,890)
Sale of 270,000
        shares of common
        stock                         1,350,000       2,160,000               -              -              -       3,510,000
Net change in
        unrealized gain (loss)                -               -               -      2,306,220              -       2,306,220
                                   -------------------------------------------------------------------------------------------

December 31, 1995                    16,973,280      10,653,316      16,242,675        698,987         (48,828)    44,519,430
------------------------------------------------------------------------------------------------------------------------------

Net income                                    -               -       7,389,500              -               -      7,389,500
Cash dividends
        ($0.75 per share)                     -               -      (2,545,098)             -               -     (2,545,098)
Sale of treasury stock                        -          45,072               -              -          48,828         93,900
Net change in
        unrealized gain (loss)                -               -               -       (369,152)              -       (369,152)
                                  -------------------------------------------------------------------------------------------


December 31, 1996                    16,973,280      10,698,388      21,087,077        329,835               -     49,088,580
------------------------------------------------------------------------------------------------------------------------------

Net income                                    -               -       7,914,194              -               -      7,914,194
Cash dividends
        ($0.88 per share)                     -               -      (2,987,298)             -               -     (2,987,298)
Net change in
        unrealized gain (loss)                -               -               -        190,246               -        190,246
                                  --------------------------------------------------------------------------------------------

December 31, 1997                  $ 16,973,280    $ 10,698,388    $ 26,013,973     $  520,081      $        -   $ 54,205,722
==============================================================================================================================

Consolidated Statements of Cash Flows
First M & F Corporation and Subsidiary

Years Ended December 31,                                             1997                   1996             1995
---------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
        Net income                                              $  7,914,194            $  7,389,500    $  6,250,261
        Adjustments to reconcile net income to
                cash provided by operating activities:
                Depreciation and amortization                      1,209,290               1,174,809         981,396
                Provision for possible loan losses                 2,050,085               1,220,536       1,508,853
                Deferred income taxes                               (235,353)               (150,786)       (207,417)
                (Increase) decrease in interest receivable          (529,504)                 12,010        (970,906)
                Increase (decrease) in interest  payable             129,681                 (95,074)      1,031,223
                Other, net                                           464,432                 250,732         159,156
                                                                -----------------------------------------------------

                        Net cash provided by
                                operating activities              11,002,825               9,801,727       8,752,566
                                                                -----------------------------------------------------

Cash flows from investing activities:
        Purchases of securities available for sale               (53,564,167)            (52,497,658)    (35,055,066)
        Sales of securities available for sale                     3,099,966              12,462,456       8,658,674
        Maturities of securities available for sale               27,886,793              81,031,995      13,868,734
        Purchases of investment securities                       (12,538,559)            (11,756,845)    (15,725,275)
        Maturities of investment securities                       10,837,441               7,322,310       3,645,734
        Net (increase) decrease in:
                Interest bearing bank balances                   (10,652,140)                164,809          91,631
                Federal funds sold                                (1,500,000)                500,000               -
                Loans                                            (18,120,524)            (56,484,357)    (30,772,007)
                Bank premises and equipment                       (2,357,346)             (1,476,495)     (1,469,115)
        Other, net                                                 1,480,807               1,209,601         758,894
                                                                ----------------------------------------------------

                        Net cash used in investing activities    (55,427,729)            (19,524,184)    (55,997,796)
                                                                -----------------------------------------------------

First M & F Corporation and Subsidiary


Years Ended December 31,                                     1997             1996           1995
---------------------------------------------------------------------------------------------------

Cash    flows from financing activities:
Net increase (decrease) in:
                Non-interest bearing deposits          $  4,226,406    $  3,955,964    $  2,084,752
                Money market, NOW and
                savings deposits                         24,131,927      32,288,569       9,202,701
                Certificates of deposit                  17,330,306      21,986,764      35,731,155
                Securities sold under agreements
                        to repurchase and other
                        short-term borrowings               (70,000)    (48,223,668)      3,471,643
Proceeds from other borrowings                           10,101,723      11,848,000               -
Repayments of other borrowings                           (3,802,365)     (8,292,095)     (2,226,198)
Cash dividends                                           (2,987,298)     (2,545,098)     (2,030,890)
Proceeds from sale of stock                                       -               -       3,510,000
Treasury stock transactions                                       -          93,900               -
                                                       ---------------------------------------------

                        Net cash provided by
                                financing activities     48,930,699      11,112,336      49,743,163
                                                       ---------------------------------------------

                        Net increase in cash and
                                due from banks            4,505,795       1,389,879       2,497,933

Cash and due from banks at January 1                     20,213,398      18,823,519      16,325,586
                                                        --------------------------------------------

Cash and due from banks at December 31                 $ 24,719,193    $ 20,213,398    $ 18,823,519
                                                       =============================================

Notes to Consolidated Financial Statements
First M & F Corporation and Subsidiary

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

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments

Securities, which are available to be sold prior to maturity are classified as securities available for sale and are carried at market value. Unrealized holding gains and losses are reported net of taxes as a separate component of stockholders equity. Realized gains and losses on the sale of securities available for sale are determined using the specific identification method.

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

First M & F Corporation and Subsidiary

Note 1: Summary of Significant Accounting and Reporting Policies (continued)

Allowance for Possible Loan Losses

The Bank provides for loan losses through an allowance for possible loan losses established through a provision charged to expense. Accordingly, all loan losses are charged to the allowance for possible loan losses and all recoveries are credited to it. The allowance for possible loan losses is based on the evaluation of the collectibility of loans, past loan loss experience and other factors which, in managements judgment, deserve consideration in estimating possible loan losses. Such other factors considered by management include changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrowers ability to pay, review of specific problem loans, and the relationship of the allowance to outstanding loans.

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

Other Real Estate

Other real estate acquired through partial or total satisfaction of loans is carried at the lower of market value or the recorded loan balance at date of acquisition (foreclosure). Any loss incurred at the date of acquisition is charged to the allowance for possible loan losses. Gains or losses incurred subsequent to the date of acquisition are reported in current operations. Related operating income and expenses are reported in current operations.

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

Earnings Per Share

Earnings per share calculations are based on the weighted average number of shares outstanding during the year of 3,394,656 in 1997, 3,393,209 in 1996, and 3,294,736 in 1995.

First M & F Corporation and Subsidiary

Note 1: Summary of Significant Accounting and Reporting Policies (continued)

Statements of Cash Flows

In the accompanying consolidated statements of cash flows, the Company and subsidiary have defined cash equivalents as those amounts included in the statement of condition caption Cash and Due from Banks. The following supplemental disclosures are made related to the consolidated statements of cash flows:

                                               1997          1996          1995
                                           ---------------------------------------

Interest paid                              $20,563,000   $19,636,000   $16,479,000
Federal and state income taxes paid          3,026,000     3,242,000     2,333,000
Federal income tax refunds                           -        60,000       162,000
Other real estate and repossessions
        acquired in noncash foreclosures     1,812,000     1,875,000       227,000
                                           =======================================

Reclassifications

Certain reclassifications have been made to the 1996 and 1995 financial statements to be consistent with 1997 presentation.

Note 2: Investments

The following is a summary of the amortized cost and market value (book value) of securities available for sale:

                            Amortized      Gross Unrealized        Market
                              Cost       Gain            Loss       Value
-----------------------------------------------------------------------------
December 31, 1997:
 U. S. Treasury
         securities      $ 23,575,000 $ 105,000       $ 24,000   $ 23,656,000
 U. S. Government
         agencies and
         corporations      21,709,000    59,000         36,000     21,732,000
 Mortgage-backed
         investments       43,750,000   182,000         51,000     43,881,000
 Obligations of states
         and political
         subdivisions      15,032,000   541,000          2,000     15,571,000
 Other                      4,107,000    56,000              -      4,163,000
                         -----------------------------------------------------

                         $108,173,000  $943,000       $113,000    $109,003,000
                         =====================================================

First M & F Corporation and Subsidiary

Note 2: Investments (continued)

                                        Amortized           Gross Unrealized        Market
                                          Cost             Gain          Loss       Value
                                       -----------------------------------------------------
December 31, 1996:
        U. S. Treasury
                securities             $21,728,000   $    44,000   $    90,000  $ 21,682,000
        U. S. Government
                agencies and
                corporations            15,961,000        29,000        68,000    15,922,000
        Mortgage-backed
                investments             29,086,000       116,000       112,000    29,090,000
        Obligations of
                states and political
                subdivisions            17,649,000       587,000         6,000    18,230,000
        Other                            1,520,000             -             -     1,520,000
                                       -----------------------------------------------------

                                       $85,944,000    $  776,000   $    276,000 $ 86,444,000
                                       =====================================================

The following is a summary of the amortized cost (book value) and market value of investment securities:

                                 Amortized          Gross Unrealized          Market
                                   Cost           Gain            Loss         Value
                                -------------------------------------------------------
December 31, 1997:
        U. S. Treasury
                securities      $ 1,050,000   $       4,000   $     2,000   $ 1,052,000
        U. S. Government
                agencies and
                corporations     11,018,000         109,000         4,000    11,123,000
        Mortgage-backed
                investments      13,094,000          47,000        52,000    13,089,000
        Obligations of states
                and political
                subdivisions     33,623,000         818,000         9,000    34,432,000
                                -------------------------------------------------------

                                $58,785,000     $   978,000   $    67,000   $59,696,000
                                =======================================================

First M & F Corporation and Subsidiary

Note 2: Investments (continued)

                                        Amortized             Gross Unrealized        Market
                                          Cost            Gain            Loss        Value
                                       --------------------------------------------------------

December 31, 1996:
        U. S. Treasury
                securities             $ 1,050,000   $        8,000   $     4,000   $ 1,054,000
        U. S. Government
                agencies and
                corporations            13,980,000          185,000        25,000    14,140,000
        Mortgage-backed
                investments             17,888,000           34,000       140,000    17,782,000
        Obligations of
                states and political
                subdivisions            24,235,000          373,000        48,000    24,560,000
                                       --------------------------------------------------------
                                       $57,153,000      $   600,000    $  217,000   $57,536,000
                                       ========================================================

The amortized cost and market values of securities available for sale and investment securities at December 31, 1997, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with, or without, call or prepayment penalties.

                                 Available for Sale           Investment Securities
                              Amortized        Market       Amortized      Market
                                 Cost          Value           Cost        Value
                            ---------------------------------------------------------

One year or less            $ 35,836,000   $ 35,766,000   $ 12,425,000   $ 12,469,000
Over one through
        five years            57,722,000     58,347,000     24,762,000     25,220,000
Over five through
        ten years              7,220,000      7,485,000     18,757,000     19,048,000
After ten years                7,395,000      7,405,000      2,841,000      2,959,000
                            ---------------------------------------------------------

                            $108,173,000   $109,003,000   $ 58,785,000   $ 59,696,000
                            =========================================================

The following is a summary of the amortized cost and market value of securities available for sale and investment securities which were pledged to secure public deposits, short-term borrowings and for other purposes required or permitted by law.

                                       Available for Sale                             Investment Securities
                                Amortized                 Market                Amortized                Market
                                  Cost                    Value                   Cost                    Value
------------------------------------------------------------------------------------------------------------------

December 31, 1997       $       73,173,000      $       73,719,000      $       40,937,000      $       41,427,000
==================================================================================================================

December 31, 1996       $       54,394,000      $       54,592,000      $       33,770,000      $       34,025,000
==================================================================================================================

First M & F Corporation and Subsidiary

Note 2: Investments (continued)

The following is a summary of gross realized gains and losses on sales of securities available for sale:

                                         1997            1996             1995
-------------------------------------------------------------------------------

        Gross realized gains    $       19,000  $       30,000  $       48,000
        Gross realized losses                -         (17,000)       (167,000)
-------------------------------------------------------------------------------

                                $       19,000  $       13,000  $     (119,000)
===============================================================================

Note 3: Loans

The Bank's loan portfolio includes commercial, consumer, agribusiness and residential loans throughout the State of Mississippi, but primarily in its market area in Central Mississippi. The composition of the Company's loan portfolio, net of unearned income of $15,250,000 and $16,555,000, follows:

                                               1997           1996
                                         ---------------------------

Commercial, financial and agricultural   $ 50,107,000   $ 44,409,000
Residential real estate                   100,581,000     88,601,000
Non-residential real estate               120,881,000    113,590,000
Consumer loans                             88,623,000     98,638,000
                                         ----------------------------
                                         $360,192,000   $345,238,000
                                         ============================

The Bank's finance company subsidiary sold all of the loans at two of its branches in 1997 and closed these branches. Net loans sold amounted to $2,300,000 and the sales price approximated net loan value.

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

                                           1997           1996
                                      --------------------------

Loans outstanding at January 1        $ 2,948,000    $ 2,561,000
New loans                               2,302,000      2,098,000
Repayments and removals                (2,417,000)    (1,711,000)
                                      ---------------------------

Loans outstanding at December 31      $ 2,833,000    $ 2,948,000
                                      ===========================

First M & F Corporation and Subsidiary

Note 4: Allowance for Possible Loan Losses

Transactions in the allowance for possible loan losses are summarized as follows:

                                            1997           1996           1995
                                     ------------------------------------------

Balance at January 1                 $ 4,475,000    $ 4,250,000    $ 3,374,000

Loans charged-off                     (1,447,000)    (1,147,000)      (877,000)
Recoveries                               169,000        151,000        244,000
                                     ------------------------------------------
Net charge-offs                       (1,278,000)      (996,000)      (633,000)
                                     ------------------------------------------

Provision for possible loan losses     2,050,000      1,221,000      1,509,000

Sales of finance company branches        (77,000)             -              -
                                     ------------------------------------------

Balance at December 31               $ 5,170,000    $ 4,475,000    $ 4,250,000
                                     ==========================================

Note 5: Bank Premises and Equipment

A summary of bank premises and equipment follows:

                                                           1997          1996
                                                    -------------------------

Land and buildings                                  $ 9,762,000   $ 9,049,000
Furniture, fixtures and equipment                     8,008,000     7,323,000
Leasehold improvements                                  308,000       334,000
                                                    -------------------------
                                                     18,078,000    16,706,000
Less accumulated depreciation and
  amortization                                        9,655,000     8,921,000
                                                    -------------------------
                                                      8,423,000     7,785,000
Construction in progress, estimated costs to
  complete of $382,000 in 1997 and $889,000 in 1996     904,000       224,000
                                                    -------------------------

                                                    $ 9,327,000   $ 8,009,000
                                                    =========================

Amounts charged to operating expenses for depreciation and amortization of bank premises and equipment were $1,039,000 in 1997, $1,005,000 in 1996, and $800,000 in 1995.

First M & F Corporation and Subsidiary

Note 6: Other Assets

A summary of other assets follows:

                                                 1997         1996
                                           -----------------------

Company's cost in excess of net
        Bank assets acquired in 1980,
        less accumulated amortization
        of $1,728,000 and $1,631,000       $2,149,000   $2,246,000

Bank's costs in excess of net assets
        acquired in branch acquisitions,
         less accumulated amortization
        of $359,000 and $286,000              370,000      443,000

Other real estate, net                        843,000      724,000

Deferred income tax                         1,073,000      977,000

Other                                       1,314,000    1,175,000
                                           -----------------------

                                           $5,749,000   $5,565,000
                                           =======================

Other expenses include amortization of intangible assets as follows:

                                              1997       1996       1995
                                          ------------------------------

Company's costs in excess of net
Bank assets acquired in 1980              $ 97,000   $ 97,000   $ 97,000
Bank's costs in excess of net assets
acquired in branch acquisitions             73,000     73,000     84,000
                                          ------------------------------

                                          $170,000 $  170,000 $  181,000
                                          ==============================

Changes in the valuation allowance for other real estate are summarized as follows:

                                   1997        1996        1995
                               ---------------------------------

Balance at beginning of year   $ 50,000    $ 61,000    $ 36,000
Provision charged to expense     24,000       9,000      60,000
Writedowns                            -     (20,000)    (35,000)
                               ---------------------------------

Balance at end of year         $ 74,000    $ 50,000    $ 61,000
                               =================================

First M & F Corporation and Subsidiary

Note 7: Deposits

The following is a summary of deposits at December 31, 1997 and 1996:

                                                                      1997           1996
                                                              ---------------------------

Non-interest bearing                                          $ 60,343,000   $ 56,116,000
Interest bearing:
                Money market accounts                           48,102,000     41,880,000
                NOW accounts                                    79,869,000     68,299,000
                Savings accounts                                78,627,000     72,287,000
                Certificates of deposit of $100,000 or more     50,321,000     48,226,000
                Other certificates of deposit                  192,521,000    177,286,000
                                                              ---------------------------
                        Total interest bearing                 449,440,000    407,978,000
                                                              ---------------------------

                        Total deposits                        $509,783,000   $464,094,000
                                                              ===========================

At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

        1998          $ 162,235,000
        1999             42,699,000
        2000             24,408,000
        2001              2,993,000
        2002             10,269,000
        After 2002          238,000
                     --------------


                      $ 242,842,000
                      =============

Note 8: Short-Term Borrowings

The following is a summary of information related to securities sold under agreements to repurchase and other short-term borrowings:

                                                                           Weighted
                                         Balance Outstanding              Average Rate
                                   Maximum     Average           At                             At
                                  Month End     Daily         Year End     During Year       Year End
                                  -------------------------------------------------------------------
1997:
Federal funds purchased            $     -   $ 64,000         $      -       5.69%               -%
Securities sold under
        agreements to repurchase         -          -                -          -                -
Other short-term
        borrowings by the
        Company                          -      2,000                -       6.50%               -
                                    ----------------------------------------------------------------

                                   $     -   $ 66,000                -
                                   =================================================================

First M & F Corporation and Subsidiary

Note 8: Short-Term Borrowings (continued)

                                                                                                     Weighted
                                                 Balance Outstanding                               Average Rate
                                          Maximum           Average             At                            At
                                          Month End          Daily           Year End       During Year    Year End
                                       ----------------------------------------------------------------------------
1996:
Federal funds purchased                $          -             $    58,000  $         -          6.95%         -%
Securities sold under
        agreements to repurchase         50,986,000              19,272,000            -          4.78          -
Other short-term borrowings
        by the Company                      250,000                 245,000       70,000          6.41       6.50
                                       --------------------------------------------------------------------------

                                       $  51,236,00            $ 19,575,000  $    70,000
                                       ==========================================================================

1995:
Federal funds purchased $                 2,700,000            $    219,000  $ 2,700,000          5.62%      5.63%
Securities sold under
        agreements to repurchase         54,847,000              45,631,000   44,659,000          5.32       5.33
Other short-term borrowings
        by the Company                      935,000                 935,000      935,000          8.36       8.25
                                       --------------------------------------------------------------------------

                                       $ 58,482,000            $ 46,785,000  $48,294,000
                                       ==========================================================================

Federal funds purchased represent primarily overnight borrowings. Securities sold under agreements to repurchase primarily represented a relationship with a public university under a contract that expired on June 30, 1996. These borrowings repriced on a monthly basis. Other short-term borrowings by the Company represent unsecured borrowings from various individuals and entities.

First M & F Corporation and Subsidiary

Note 9: Other Borrowings

The following is a summary of other borrowings at December 31, 1997 and 1996:

                                                                                     1997          1996
                                                                             ----------------------------

Line of credit in the amount of $9,000,000, renewable
        annually; secured by approximately 29% of the Bank's
        common stock; interest payable quarterly at the lenders
        base rate                                                            $     327,000     $  275,000

Advances from Federal Home Loan Bank of Dallas secured by first mortgage loans and Federal Home Loan Bank stock:

        5.56% advance in the amount of $1,000,000; interest is payable
                monthly and principal is payable on September 23, 2000            1,000,000     1,000,000

        5.90% advance in the amount of $2,500,000; principal and
                interest are payable in monthly installments of approximately
                $28,000 through June 1, 2003                                      1,534,000     1,786,000

        Variable rate advance in the amount of $10,000,000;  interest is payable  monthly  and is  adjusted  monthly  to 21 basis
                points over LIBOR;  principal is payable on December 30,
                2004                                                             10,000,000             -

        6.05% advance in the amount of $6,000,000; payable in
                monthly installments of $500,000, plus interest through
                July 1, 1997                                                              -     3,500,000
                                                                            -----------------------------

                                                                             $   12,861,000   $ 6,561,000
                                                                             ============================

Scheduled principal payments on the advances from Federal Home Loan Bank of Dallas are as follows:

        1998          $       227,000
        1999                  261,000
        2000                1,277,000
        2001                  294,000
        2002                  312,000
        After 2002         10,163,000
                       --------------

                      $    12,534,000
                      ===============

First M & F Corporation and Subsidiary

Note 10: Employee Benefit Plans

The Bank has a defined benefit pension plan covering substantially all full time employees of the Bank and subsidiaries. Benefits under this plan are based on years of service and average annual compensation for a five year period. The Bank's funding policy for the plan is to contribute annually in an amount not exceeding the allowable Federal income tax deduction. Contributions of $157,000, $120,000 and $80,000 were made to the plan in 1997, 1996 and 1995, respectively.

Net pension cost (benefit) included the following components:

                                      1997            1996            1995
                               ----------------------------------------------

Service cost                   $     132,000    $     128,000  $     112,000
Interest cost                         210,00          190,000        170,000
Actual return on plan assets        (407,000)        (199,000)      (241,000)
Net amortization and deferral        188,000          (35,000)        30,000
                               ----------------------------------------------

                               $     123,000    $      84,000  $      71,000
                               ==============================================

The following table sets forth the plans funded status and amounts recorded in the consolidated statements of condition:

                                              1997                 1996
                                           -----------------------------------

Actuarial present value of:
        Vested benefit obligation          $   2,628,000       $    2,239,000
        Non-vested benefit obligation             47,000               30,000
                                           -----------------------------------

             Total benefit obligation      $   2,675,000       $    2,269,000
                                           ===================================

Projected benefit obligation               $  (3,234,000)      $   (2,681,000)
Market value of plan assets                    3,022,000            2,473,000
                                           -----------------------------------
Plan assets in excess of (less than)            (212,000)            (208,000)
  projected benefit obligation
Unrecognized net loss                            573,000              450,000
Remaining unrecognized net asset at             (139,000)            (174,000)
transition date
Contributions after measurement date                   -              120,000
                                           -----------------------------------

                   Net pension asset       $     222,000       $      188,000
                                           ===================================

The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8% and 4%, respectively. The expected long-term rate of return on plan assets was 8%.

First M & F Corporation and Subsidiary

Note 10: Employee Benefit Plans (continued)

The Bank has a profit and savings plan which includes features such as an Employee Stock Option Plan and a 401(k) plan which provides for certain salary deferrals, covering substantially all full time employees of the Bank and subsidiaries. Prior to 1996 the Bank did not match employee contributions, but made contributions to the plan only at the discretion of the Board of Directors. Discretionary contributions accrued for this plan were $25,000 in 1997, $25,000 in 1996 and $40,000 in 1995. In addition, in 1996 the Bank began to match employee 401(k) contributions equal to 50% of an employees first 5% of salary deferral. Total matching contributions accrued for this plan were $90,000 in 1997 and $89,000 in 1996.

At December 31, 1997, the profit and savings plan owned 109,882 shares of the Company's common stock and the pension plan owned 3,600 shares of the Company's common stock.

Note 11: Other Operating Expense

Significant components of other operating expense are summarized as follows:

                                           1997        1996      1995
                                        -------------------------------

Advertising and promotion               $ 454,000 $  501,000 $  399,000
Communications                            484,000    475,000    428,000
Postage and carriers                      532,000    521,000    438,000
Professional fees                         413,000    321,000    533,000
Regulatory insurance and fees             118,000     89,000    510,000
Stationery and supplies                   429,000    494,000    418,000
Other                                   1,889,000  1,908,000  2,044,000
                                       --------------------------------

                                       $4,319,000 $4,309,000 $4,770,000
                                       ================================

Note 12: Income Taxes

The components of income tax expense (benefit) are as follows:

                       Federal          State                Total
                   --------------------------------------------------

1997:
        Current    $  3,126,000        $    321,000    $   3,447,000
        Deferred       (205,000)            (30,000)        (235,000)
                   --------------------------------------------------

        Total      $  2,921,000        $    291,000    $   3,212,000
                   ==================================================

1996:
        Current    $  2,929,000        $     86,000    $   3,015,000
        Deferred         (4,000)           (147,000)        (151,000)
                   --------------------------------------------------

        Total      $  2,925,000        $    (61,000)   $   2,864,000
                   ==================================================

First M & F Corporation and Subsidiary

Note 12: Income Taxes (continued)

                         Federal             State            Total
                 --------------------------------------------------------
1995:
        Current $       2,225,000       $         -    $       2,225,000
        Deferred        (207,000)                 -             (207,000)
                ---------------------------------------------------------

        Total   $       2,018,000       $         -    $       2,018,000
                =========================================================

The differences between actual income tax expense and expected income tax expense are summarized as follows:

                                                1997                   1996                    1995
                                         -----------------------------------------------------------
Amount computed using the
        Federal statutory rates on
        income before income taxes       $ 3,783,000            $ 3,486,000             $ 2,811,000
Increase (decrease) resulting from:
Tax exempt income, net of
        disallowed interest deduction       (690,000)              (609,000)               (662,000)
State income tax expense (benefit),
        net of Federal effect                192,000                (40,000)                      -
Small life insurance company deduction
        (on amended returns in 1997)         (67,000)                     -                 (68,000)
Amortization of intangible assets             33,000                 33,000                  37,000
Other, net                                   (39,000)                (6,000)               (100,000)
                                         -----------------------------------------------------------

                                         $ 3,212,000            $ 2,864,000             $ 2,018,000
                                         ===========================================================

The components of deferred income tax expense (benefit) are as follows:

                                               1997                 1996         1995
                                          --------------------------------------------
Financial loan loss provision in excess
        of tax provision                  $(344,000)           $(229,000)   $(280,000)
Tax depreciation greater (less) than
        financial depreciation               28,000               (1,000)       8,000
Prepaid pension asset                        13,000               18,000        3,000
Life insurance income                        18,000               13,000      (19,000)
Other real estate                           (17,000)               2,000       28,000
Federal Home Loan Bank stock dividends       35,000               38,000       34,000
Accrued expenses                             47,000              (71,000)     (32,000)
Prior period adjustment                           -              129,000      (13,000)
Other, net                                  (15,000)             (50,000)      64,000
                                          --------------------------------------------

                                          $(235,000)           $(151,000)   $(207,000)
                                          ============================================

First M & F Corporation and Subsidiary

Note 12: Income Taxes (continued)

The components of the recorded net deferred tax asset at December 31, 1997 and 1996, consist of the following:

                                                          1997           1996
                                                   ---------------------------

Allowance for possible loan losses                 $ 1,631,000    $ 1,287,000
Life insurance income                                   19,000         37,000
Other real estate                                       36,000         19,000
Accrued expenses                                        75,000        122,000
Other, net                                              78,000         63,000
Depreciation                                          (234,000)      (206,000)
Prepaid pension asset                                  (83,000)       (70,000)
Federal Home Loan Bank stock dividends                (140,000)      (105,000)
Unrealized gain on securities available for sale      (309,000)      (170,000)
                                                   ---------------------------

                                                   $ 1,073,000    $   977,000
                                                   ===========================

Note 13: Preferred Stock

The Company is authorized to issue 500,000 shares of cumulative Class A voting preferred stock of no par value and 500,000 shares of cumulative Class B non-voting preferred stock of no par value. Dividend rates, redemption terms and conversion terms may be set by the Board of Directors.

Note 14: Commitments and Contingencies

The Company and Bank, in the normal course of business, are defendants in certain legal claims. In the opinion of management, and based on the advice of legal counsel, the ultimate resolution of these matters is not anticipated to have a material effect on the Company's consolidated financial position.

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

Commitments to extend credit are agreements to lend money to customers pursuant to certain specified conditions and generally have fixed expiration dates or other termination clauses. Credit card arrangements represent the amount that preapproved credit limits exceed actual balances. Since many of these commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. When making these commitments, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customers credit worthiness.

First M & F Corporation and Subsidiary

Note 14: Commitments and Contingencies (continued)

Standby and commercial letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. When issuing letters of credit, the Bank applies the same credit policies and standards as it does in the normal lending process. Collateral is obtained based upon the Bank's assessment of a customers credit worthiness.

The maximum credit exposure in the event of nonperformance for loan commitments and standby letters of credit and credit card arrangements is represented by the contract amount of the instruments.

A summary of commitments and contingent liabilities at December 31, 1997, is as follows:

        Commitments to extend credit    $       27,500,000
        Standby letters of credit                2,545,000
        Credit card arrangements                 3,524,000
                                        ------------------
                                        $       33,569,000
                                        ==================

Note 15: Regulatory Matters

Federal banking regulations require that the Bank maintain certain cash reserves based on a percent of deposits. This requirement was $9,702,000 at December 31, 1997.

The Bank is required to maintain minimum amounts of capital to average assets and to average risk weighted assets, as defined and determined by banking regulators. The Bank's regulatory capital was in excess of minimum capital levels required by regulatory authorities at December 31, 1997.

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

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the table below) of Total Capital and Tier I Capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I Capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that all capital adequacy requirements have been met.

As of April 7, 1997, the date of the most recent examination by the Federal Deposit Insurance Corporation, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

First M & F Corporation and Subsidiary

Note 15: Regulatory Matters (continued)

The Company's actual capital amounts and ratios as of December 31, 1997 and 1996, are also presented in the table (in thousands of dollars):

                                                                                 To Be Well
                                                                              Capitalized Under
                                                             For Capital      Prompt Corrective
                                          Actual          Adequacy Purposes   Action Provisions
                                    Amount       Ratio   Amount        Ratio  Amount      Ratio
                                    ------------------------------------------------------------
December 31, 1997:
Total capital
        (to risk weighted assets)   $55,791      15.08%  $29,597      8.00%  $36,997      10.00%

Tier I capital
        (to risk weighted assets)    51,167      13.83    14,799      4.00    22,198       6.00

Tier I capital
        (to average assets)          51,167       8.89    23,029      4.00    28,786       5.00
================================================================================================

December 31, 1996:
Total capital
        (to risk weighted assets)   $50,509      14.22%  $28,410      8.00%  $35,512      10.00%

Tier I capital
        (to risk weighted assets)    46,070      12.97    14,205      4.00    21,307       6.00

Tier I capital
        (to average assets)          46,070       8.73    21,098      4.00    26,372       5.00
================================================================================================

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

First M & F Corporation and Subsidiary

Note 16: Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107 (SFAS 107), Disclosures about Fair Value of Financial Instruments requires that the Company disclose estimated fair value for its financial instruments. However, such disclosures may be deemed not to be practicable for certain classes of financial instruments. A summary of financial instruments and related disclosures follows:

Cash and due from banks, interest bearing deposits with banks and Federal funds sold - The net book value of these financial instruments approximates fair value due to the immediate availability or short maturity of these investments.

Investments - Fair value of these financial instruments is considered to be their quoted market value as disclosed in note 2.

Loans - The fair value of variable rate loans that reprice frequently, and with no significant changes in credit risk, are based on carrying values. The fair value of fixed rate loans is estimated by discounting the future cash flows, using the current rates at which these loans would currently be made to borrowers with similar credit ratings and similar maturities. The carrying value of loans, net of the reserve for possible loan losses, is $355,022,000 and $340,763,000 and the estimated net fair value of loans is $353,521,000 and $339,399,000 at December 31, 1997 and 1996.

Deposits - The fair value of demand deposits, NOW accounts, money market accounts and savings deposits is the carrying amount at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows, using current market rates for deposits of similar maturities. The carrying value of deposits is $509,783,000 and $464,094,000 and the estimated net fair value of deposits is $510,561,000 and $463,428,000 at December 31, 1997 and 1996.

Short-term and other borrowings - The net book value of these financial instruments approximates fair value due to the short term nature of these items or their applicable interest rates and repricing and repayment terms.

Commitments to extend credit - As disclosed in note 14, the Bank has certain commitments to extend credit at December 31, 1997. These commitments include different types of borrowers, collateral requirements, maturity dates, interest rates and repricing schedules. Due to the effort and difficulty in implementing a valuation model to estimate the fair value of these commitments, the Bank does not consider the disclosure to be practicable for these items. However, due to the pricing, terms and conditions for the outstanding commitments to extend credit, in the opinion of management, the estimated fair value of commitments to extend credit is not materially different from the stated amounts as disclosed in note 14.

First M & F Corporation and Subsidiary

Note 17: Summarized Financial Information of First M & F Corporation

Summarized financial information of First M & F Corporation (parent company only) is as follow:

STATEMENTS OF CONDITION

Assets                                      1997          1996
                                    ---------------------------

        Cash                        $     246,639 $       5,038
        Investment in subsidiary       54,171,760    49,317,454
        Other investments                  22,500        22,500
        Land and building                  67,639        70,558
        Other assets                       52,393        18,030
                                    ---------------------------

                                      $54,560,931   $49,433,580
                                    ===========================

Liabilities and Stockholders Equity

        Short-term borrowings        $          - $    70,000
        Note payable to bank              326,723     275,000
        Other liabilities                  28,486           -
        Stockholders equity            54,205,722  49,088,580
                                    -------------------------

                                      $54,560,931 $49,433,580
                                     ========================

STATEMENTS OF INCOME

                                                                  1997         1996         1995
                                                            ------------------------------------

Income:
        Dividends received from subsidiary                  $3,350,000   $3,000,000   $2,450,000
        Equity in undistributed earnings of
                subsidiary, net of amortization              4,664,004    4,475,208    3,931,154
        Other income                                             7,174        6,770        6,141
                                                            ------------------------------------
        Total income                                         8,021,178    7,481,978    6,387,295
                                                            ------------------------------------

Expenses:
        Interest                                                31,216       53,341      109,737
        Other expenses                                         127,861        79,51       67,395
                                                            ------------------------------------
        Total expenses                                         159,077      132,852      177,132
                                                            ------------------------------------

        Income before income taxes                           7,862,101    7,349,126    6,210,163

        Income tax benefit                                      52,093       40,374       40,098
                                                            ------------------------------------

        Net income                                          $7,914,194   $7,389,500   $6,250,261
                                                            ====================================

First M & F Corporation and Subsidiary

Note 17: Summarized Financial Information of First M & F Corporation (continued)

STATEMENTS OF CASH FLOWS

                                                                        1997                    1996                    1995
                                                                    -----------------------------------------------------------

Cash flows from operating activities:
        Net income                                                  $ 7,914,194            $ 7,389,500             $ 6,250,261
        Adjustments to reconcile net income to
                net cash provided by operating activities:
                Equity in undistributed earnings
                        of subsidiary                                (4,664,004)            (4,475,208)             (3,931,154)
                Other, net                                               (3,014)               (53,154)                (67,394)
                                                                   ------------------------------------------------------------
                        Net cash provided by operating activities     3,247,176              2,861,138               2,251,713
                                                                   ------------------------------------------------------------

Cash flows from investing activities -
        additional investment in subsidiary                                   -                      -              (3,500,000)
                                                                   ------------------------------------------------------------

Cash flows from financing activities:
        Increase (decrease) in:
                Short-term borrowings                                   (70,000)              (865,066)                  2,119
                Note payable to bank                                     51,723                275,000                (502,000)
        Cash dividends                                               (2,987,298)            (2,545,098)             (1,730,890)
        Proceeds from sale of stock                                           -                      -               3,510,000
        Treasury stock transactions                                           -                 93,900                       -
                                                                   ------------------------------------------------------------
                        Net cash provided by (used in)
                                financing activities                 (3,005,575)            (3,041,264)              1,279,229
                                                                   ------------------------------------------------------------

                        Net increase (decrease) in cash                 241,601               (180,126)                 30,942

        Cash at January 1                                                 5,038                185,164                 154,222
                                                                   ------------------------------------------------------------

        Cash at December 31                                         $   246,639            $     5,038             $   185,164
                                                                   ===========================================================

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION
First M & F Corporation and Subsidiary

Financial Condition

The purpose of this discussion is to focus on significant changes in financial condition and results of operations of the Company and its banking subsidiary during the past three years. The discussion and analysis is intended to supplement and highlight information contained in the accompanying consolidated financial statements and selected financial data presented elsewhere in this report and in the enclosed Financial Summary - First M & F Corporation and Subsidiary.

Summary

The performance for the Company during 1997 was the best in the history of the organization. Net income for 1997 was $7.914 million, a 9.7% increase over the previous high of $7.390 million in 1996. Net income for 1996 was 18.2% higher than 1995 net income of $6.250 million. The increases in net income per common share for 1997 and 1996 were 6.9% and 14.7%, respectively. Net income per common share increased 22.6% during 1995. Pretax income for 1997 was up $872 thousand, or 8.5%, over 1996 while income tax expense increased $347 thousand, or 12.1%, partly due to the increase in the effective tax rate to 28.9%. Pretax income for 1996 was up $1.99 million, or 24.0%, over 1995 while income tax expense increased $846 thousand, or 41.9%, partly due to increase in the effective tax rate from 24.4% in 1995 to 27.9% in 1996.

A significant factor in the growth of the Company was the acquisition of Farmers and Merchants Bank of Bruce, Mississippi on December 31, 1995, which increased assets by approximately $32 million. Additionally, 1996 operations include the full years performance of new branch locations constructed, staffed and opened in the Starkville, Philadelphia, and Grenada market areas in 1995 which have contributed to the loan and deposit growth of the Company. These growth trends continued in 1997.

At year end 1997, total assets were $581 million, an increase of 10.91% over year end 1996 and 14.90% over 1995. The return on average assets for 1997 was 1.41% as compared to 1.40% for 1996 and 1.30% in 1995. The return on average equity in 1997 was 15.28% as compared to 15.80% in 1996 and 15.79% in 1995.

The average equity to average assets ratio for the Company at December 31, 1997, of 9.20% places the Company well above the minimum capital guidelines. The Company's Tier-I and total capital ratios (to risk weighted assets) of 13.03% and 15.08%, respectively, at December 31, 1997, categorize the banking
subsidiary of the  Company  as  well  capitalized   according  to  Federal
Deposit  Insurance Corporation regulations.

Earning Assets

Average earning asset mix for 1997 was 66.9% for loans and 30.4% for investment securities. This mix compared to 64.4% for loans and 32.2% for investment securities in 1996 and 61.2% loans and 36.0% investments in 1995. The shift in average earning assets has been a result of the Company being able to increase and expand its operations in several key Mississippi markets - Oxford, Starkville, Philadelphia and Madison/Rankin counties - while reducing the investment securities portfolio. These trends slowed somewhat in 1997, and the Company began to increase investments in securities as loan demand slowed.
Average balances of Federal funds sold decreased in 1997 after a two year increase based on funding requirements necessitated by changes in investment mix.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION (continued)
First M & F Corporation and Subsidiary

Earning Assets (continued)

The Company experienced continued growth in deposits in 1997 as a result of system wide marketing effects and continued growth in newer market areas. During 1996, the Company absorbed the loss of a major state university deposit/overnight repurchase relationship that had existed over a six-year period and had provided a significant source of funding for the Company. The payout of this relationship involved securities specifically purchased with maturities in June, July and August, 1996, to effect the roll-out of approximately $47 million in funds during those months.

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

Financial Condition

The Company's trend in growth and mix of assets and liabilities is illustrated by the following summary of average balances by major portfolios and components of interest earning assets and interest bearing liabilities
(in thousands of dollars):

                                                            1997                            1996
                                               Average    Increase Percent  Average       Increase  Percent
                                               Balance   (Decrease) Change  Balance      (Decrease) Change
                                             --------------------------------------------------------------

Average Assets
Federal funds sold                           $  10,782   $  (2,057) -16.0%    12,839    $   2,993   30.40%
Loans, net of unearned
        discount                                349,684     32,671  10.31    317,013       41,591   15.10
Interest bearing
        bank balances                             3,378       (556)-14.13      3,934        1,144   41.00
Taxable investments                             117,064     (3,292) -2.73    120,356         (935)  -0.77
Tax-exempt investments                           41,941      3,617   9.44     38,324       (2,148)  -5.13
                                             --------------------------------------------------------------
        Total interest
                earning assets                  522,849     30,383   6.17    492,466       42,645    9.48
Non interest
        earning assets                           39,888      5,353  15.50     34,535        3,735   12.13
                                             --------------------------------------------------------------
        Total average
                assets                       $  562,737  $  35,736   6.79% $ 527,001    $  46,380    9.65%
                                             ==============================================================

Average Liabilities and Capital
DDA and savings                              $  207,098  $  31,715  18.08% $ 175,383    $  30,413   20.98%
Time deposits                                   237,123     17,085   7.76    220,038       28,748   15.03
Short-term funds                                     64    (19,266)-99.67     19,330      (26,520) -57.84
Federal Home Loan
        Bank advances                             3,628     (2,309) -46.7      5,937        2,455   70.51
                                             --------------------------------------------------------------
        Total interest bearing
                liabilities                     447,913     27,225   6.47    420,688       35,096    9.10
Non interest bearing
        liabilities and capital                 114,824      8,511   8.01    106,313       11,284   11.87
                                              -------------------------------------------------------------
        Total average liabilities
                and capital                  $  562,737   $ 35,736   6.79%  $527,001     $ 46,380    9.65%
                                             ==============================================================

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION (continued)
First M & F Corporation and Subsidiary

Loans

Average loans in 1997 increased 10.3% over 1996 and average loans in 1996 increased 15.1% over 1995. Total loans outstanding at year end 1997 increased by 4.3% from 1996 while increasing by 18.4% at year end 1996 as compared to year end 1995. The 1996 growth in the portfolio resulted from the Company's ongoing efforts to increase the portfolio through concerted loan origination programs. A slow down in consumer lending was the primary factor in the lower growth rate for 1997. Consumer loans decreased by 10.2% from December 31, 1996 to December 31, 1997, with much of the decrease due to reductions in indirect lending.

In 1997, commercial, financial and agricultural lending increased 12.8% over 1996, residential real estate increased 13.5% and non-residential real estate increased 6.4%. These trends continue to reflect the diversity of the markets served and the general condition of the economy during the year. Although solid loan growth is important to the Company, management does not anticipate past levels of lending growth to continue.

Investment Securities

The composition of the total investment securities portfolio reflects the Company's strategy of maximizing portfolio yields commensurate with risk and liquidity considerations. The primary objectives of this strategy are to maintain an appropriate level of liquidity and provide a tool to assist in controlling the Company's interest rate position while producing an adequate level of interest income. Investment year end balances increased by 16.8% from 1996 to 1997 as loan demand lagged behind prior years. As discussed above, the 1997 and 1996 average balances of the portfolio were significantly influenced by the loss of a major contractual deposit relationship which was paid out over approximately three to four months in 1996 as securities purchased for this purpose matured. The portfolio, reconstructed through an aggressive deposit gathering campaign and advances from the Federal Home Loan Bank of Dallas, performed well during 1997, contributing interest income at a fully taxable equivalent rate of 6.60%, as compared to 6.55% for 1996 and 6.50% for 1995.

The Company continues to place emphasis on tax-exempt investments and believes this investment strategy will continue to have merit in light of tax planning objectives and local community and statewide tax-exempt investment opportunities. The Company's tax equivalent yield on this component of the portfolio was 7.67% for 1997, compared to 7.80% in 1996 and 7.96% in 1995.

The mix of the portfolio continues to reflect diversity in strategy. At December 31, 1997, the mix reflected 14.7% in treasuries, 19.5% in agencies, 29.3% in municipals and 34.0% in mortgage-backs. Gains and losses in the securities available for sale segment of the portfolio reflected a minor amount of gain for 1997 and 1996 as compared to 1995 where repositioning losses were taken as a strategy to improve overall long-term yields. Summaries of amortized cost and market values by major components of the portfolio can be found in the footnotes to the consolidated financial statements. The footnotes also reflect summaries of maturities in the portfolio by years.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION (continued)
First M & F Corporation and Subsidiary

Deposits and Borrowed Funds

The Company experienced steady deposit growth in 1997. Total deposits increased by 9.8% from December 31, 1996 to December 31, 1997, while interest-bearing deposits increased by 10.2%. Average interest-bearing deposit and savings accounts increased by 18.1% and average time deposits increased by 7.8% during 1997. Changes in the Company's markets, the loss of the contractual funds relationship in 1996, and the overall good economy enjoyed by most banking institutions, influenced not only the asset mix, but the deposit mix of the Company. Average interest-bearing deposit and savings accounts increased 20.9% and average time deposits increased 15.0% during 1996. Short-term funds, represented by the contract overnight repurchase agreement, as explained above, terminated July 1, 1996, and resulted in a loss of approximately $47 million in funds. To respond, the Company introduced a new savings product, The Liberty Fund, in July, 1996, and a certificate of deposit sales campaign in late fall 1996, both of which were highly successful in attracting new deposit monies.

Cost of funds were not materially affected as a result of this repositioning of the mix of deposits. The average cost of interest bearing funds for 1997, including advances from The Federal Home Loan Bank of Dallas, was 4.62%. This compared to 4.65% for 1996 and 4.54% for 1995. Data relative to short-term borrowings are shown in the footnotes to the consolidated financial statements.

Liquidity Management

Liquidity is the ability of a bank to convert assets into cash and cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining the Company's ability to meet the day-to-day cash flow requirements of customers, whether they wish to withdraw funds or to borrow funds to meet their capital needs. Asset liability management functions not only assure adequate liquidity in order for the Bank to meet the needs of customers, but also to maintain the appropriate sensitivity between interest earning assets and interest bearing
liabilities.   Daily monitoring  of the  sources  and uses of  funds  is
necessary to maintain an acceptable cash position that meets these requirements. As disclosed in the consolidated statements of cash flows, the cash provided and cash used in the various activities of bank operations is reflected for the years 1997, 1996 and 1995.

Interest Rate Sensitivity Management

Interest rate sensitivity is a function of the repricing  characteristics of the
Company's  portfolio  of  assets  and  liabilities.   Interest  rate
sensitivity management focuses on repricing relationships of these assets and liabilities during periods of changing market interest rates. Management seeks to minimize the effect of interest rate movement on net interest income. At December 31, 1997, the Company's various assets and liabilities that were subject to repricing indicated a cumulative gap of liabilities net of assets of $29.741 million or 5.12% repricing within 90-days. At the 91 to 180-day time frame, the Company's cumulative gap of liabilities net of assets
repricing  was $31.227  million or 5.38%.   The  Company's  asset  liability
committee,   comprised  of  executive management, sets the day-to-day guidelines and approves strategies affecting net interest income within the policy limits approved by the board of directors.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION (continued)
First M & F Corporation and Subsidiary

Capital Resources

Capital adequacy is continuously monitored by the Company to promote depositor and investor confidence and provide a solid foundation for future growth of the organization. Dividends paid investors of $2.987 million or $0.88 per common share during 1997 represent a 17.3% increase over 1996 and a dividend payout ratio of 37.8%. The dividend payout for 1996 was 34.4%. The Company intends to continue a dividend payout ratio that is competitive in the banking industry, dependent on future earnings, the assessment of future capital needs, and such other factors which may affect the Company.

The Company has satisfied its capital requirements principally through the retention of earnings. However, the acquisition at December 31, 1995 and the 1995 capital infusion assisted in strengthening this position. Average shareholder equity for 1997 was 9.20% compared to 8.87% for 1996.


RESULTS OF OPERATIONS

Net Interest Income

Net interest income is the largest component of the Company's net income and represents income from interest earning assets less the cost of interest bearing liabilities. Net interest income for 1997 was $23.5 million as compared to $20.0 million for 1996 and $19.9 million for 1995. The 7.1% increase for
 1997 and 10.3% increase for 1996 were attributable to several factors including an increase in average loans, a closer attention to funding costs of deposits, and the improved mix of funding sources. Additionally, as a result of the loss of the contract deposit relationship, a slight improvement in net margin occurred in 1996. During 1995 and 1994, repositioning in the securities portfolio, in an attempt to improve overall portfolio yield, was accomplished. Although these factors contributed to the Company being able to control and monitor the net interest margin, the other contributors have been the stable local economies in which the Company participates and the steady demand for loans over the past several years.

Provision For Loan Losses

During  1997,  the Company's  provision  for loan losses was $2.050  million, an increase of 70.0% over the 1996 provision of $1.221 million. The 1996 provision for loan losses reflected a decrease of 19.1% from the 1995 provision of $1.509 million. The total provision for 1997 was approximately $470 thousand over estimated budget targets for 1997 as net charge-offs increased by $282 thousand from 1996 to 1997 as consumer losses increased. Nonperforming loans increased lightly from 0.27% of loans to 0.32% of loans. The total provision for 1996 was approximately $300 thousand over estimated budget targets for 1996, as credit quality deteriorated slightly in the fourth quarter of 1996 as past dues, charge-offs and bankruptcies increased.

The overall condition of the loan portfolio from a credit quality standpoint is better than peer averages considering the various indicators available, such as past dues, collections, and other factors. The ratio of the allowance for possible loan losses to outstanding loans at December 31, 1997, was 1.44%, compared to 1.30% for 1996, and 1.46% for 1995.

First M & F Corporation and Subsidiary

Noninterest Income

One of the Company's key long-term strategies is to boost its growth in noninterest income. Management continues to emphasize this area of operations through increased focus and budget/incentive programs. Total other operating income for 1997 was $4.965 million as compared to $4.436 million for 1996 and $4.240 million for 1995. Service charge on deposit related products, which accounted for the majority of this category in all years presented, decreased 1.9% in 1997 and increased 10.9% over 1995.
Credit insurance income was $1.019 million in 1997 and included a one time collection of reinsurance settlement by the Bank's insurance subsidiary in the amount of $530 thousand. Credit insurance income, exclusive of this reinsurance income, was $489 thousand in 1997, which was a 5.2% increase over 1996. Had this reinsurance settlement not been received in 1997, noninterest income would have remained flat when compared to 1996. Noninterest income increased by 4.6% from 1995 to 1996.

Noninterest Expense

Another strategy of the Company is to contain noninterest expense within an overall company growth discipline. Noninterest expenses increased by $396 thousand from 1996 to 1997, an increase of 2.7%. Noninterest expense increased by $546 thousand from 1995 to 1996, an increase of 3.8%.

Salaries and benefits comprise the largest portion of noninterest expenses and reflected an increase of 4.9% for 1997. This compared to an increase of 10.7% for 1996 and 13.9% for 1995. Both 1996 and 1995 reflect the increases in staffing and compliment required as the result of new branch facilities completed in late 1995. Additional staffing has also been required in several locations as a result of increased volume and demand. Details of additional changes in levels of other expenses have been shown in the footnotes to the consolidated financial statements and in the statements themselves.

Income Taxes

The Company's effective tax rate was 28.9% in 1997, 27.97% in 1996 and 24.4% in 1995. The 1997 increase was due to the fact that the Company had state income tax expense for the first time in 1997. The increase was partially offset by an increased investment in tax-exempt securities. The 1996 increase was primarily the result of a reduction in tax-exempt income and the loss of the small life insurance company exemption in 1996 as a result of the Company exceeding $500 million in consolidated assets.

PROXY FIRST M & F CORPORATION, KOSCIUSKO, MISSISSIPPI
PROXY SOLICITED BY MANAGEMENT FOR THE ANNUAL MEETING OF
SHAREHOLDERS, APRIL 8, 1998

     KNOW ALL MEN BY THESE PRESENTS that I, the undersigned Shareholder of First M & F Corporation, Kosciusko, Mississippi, do hereby nominate, constitute and appoint Hugh S. Potts, Jr., J. Marlin Ivey, Charles W. Ritter, Jr., W. C. Shoemaker, and Edward
G. Woodard, or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution, for me and in my name, place and stead to vote all the common stock of said corporation, standing in my name on its books on the day of election at the annual meeting of its shareholders to be held at the Mary Ricks Thornton Cultural Center, 204 North Huntington Street, Kosciusko, Mississippi, on April 8, 1998, at 2:00 P.M.; or at any adjournments thereof with all the powers the undersigned would possess if personally present, as follows:

(1) WITH ( ) WITHOUT ( ) Authority to vote for the election of the five (5) directors listed as nominees in the Proxy Statement, dated March 18, 1998, accompanying notice of said meeting for a term of three years.

(2) Upon whatever other business may be properly brought before the meeting or any adjournments thereof in accordance with recommendation of Management. Management at present knows of no other business to be presented by or on behalf of the corporation or its management at the meeting.

     This Proxy will be voted in accordance with the instructions above. Where no contrary specification is made, it will be voted
FOR proposal One (1) and proposal Two (2). If any other business is presented at said meeting, or any adjournment thereof, this Proxy will be voted in accordance with the recommendations of Management.

     THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT AND MAY BE
REVOKED PRIOR TO ITS EXERCISE.

IN WITNESS WHEREOF, I have hereunto
set my hand this                     19
                 ---------  --------   ---
                  Month     Day

NOTE: When signing as Attorney,
Executor, Administrator, Trustee
or Guardian, please give title.
If more than one Trustee, all should
sign. All joint owners must sign.
                                   ------------------------------
                                   Signature(s) of Shareholder(s)






 PLEASE SIGN PROMPTLY AND RETURN IN THE ENCLOSED RETURN ENVELOPE