Form 10-K, Exhibit 13
period 1998-12-31
FIRST M&F CORP/MS
filed 1999-03-30
CIK 320387

Exhibit 13

FINANCIAL HIGHLIGHTS


                                                                       Five-Year
                                                                      Compounded
    (Dollars in Thousands,                                   Percent    Growth
    except per share)                 1998         1997      Change      Rate
--------------------------------------------------------------------------------
EARNINGS
    Net interest income           $  25,619    $  24,676       3.8%         7.7%
    Noninterest income                5,501        5,241       5.0         10.1
    Noninterest expense              18,718       16,416      14.0          6.0
    Net income                        7,842        8,146      (3.7)        11.5

AVERAGE BALANCES
    Assets                        $ 672,051    $ 603,133      11.4%        10.2%
    Earning assets                  623,025      560,380      11.2          9.4
    Loans                           393,894      365,252       7.8         13.7
    Deposits                        596,495      533,937      11.7         10.3
    Shareholders' equity             60,640       55,008      10.2         12.5

YEAR-END BALANCES
    Assets                        $ 702,006    $ 621,458      13.0%        10.0%
    Earning assets                  650,165      576,715      12.7         10.2
    Loans                           414,184      375,906      10.2         13.2
    Deposits                        625,398      543,006      15.2         12.0
    Shareholders' equity             63,512       57,646      10.2         12.3

PER COMMON SHARE
    Net income                    $    2.16    $    2.24      (3.6%)        9.9%
    Book value                        17.45        15.85      10.1         10.5
    Cash dividends paid                0.96         0.88       9.1         14.4
    Closing market price              36.00        40.00     (10.0)        26.8

FINANCIAL RATIOS
    Return on average assets           1.17%        1.35%       -            -
    Return on average equity          12.93%       14.81%       -            -
    Average equity to average assets   9.02%        9.12%       -            -
    Price to earnings (x)             16.67x       17.86x       -            -
    Price to book value (x)            2.06x        2.52x       -            -

NONFINANCIAL DATA
    Shareholders                        798          786        -            -
    Employees                           303          278        -            -
    Financial service offices            32           30        -            -



INDEPENDENT AUDITOR'S REPORT



The Board of Directors and Shareholders
First M&F Corporation
Kosciusko, Mississippi

    We have audited, in accordance with generally accepted auditing standards, the consolidated statements of condition of First M&F Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998 (not presented herein), and in our report dated February 5, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying summary consolidated balance sheets and statements of income (included on pages 17 and 18 herein) is fairly presented, in all material respects, in relation to the consolidated financial statements from which it has been derived.



                                              Jackson, Mississippi
                                              February 23, 1999

FINANCIAL LAYOUT

SHAREHOLDER SUMMARY

                                                              December 31, 1998
--------------------------------------------------------------------------------
Investment Data
    52-week range                                   $ 31.00   -  $        48.00
    Closing stock price                                          $        36.00
    Earnings per share                                           $         2.16
    Book value per share                                         $        17.45
    Shares outstanding                                                3,639,779
    Stock appreciation since 12/93                                       227.3%

                                1998       1997       1996      1995       1994
--------------------------------------------------------------------------------
Stock and Dividend
Performance
    Price/earnings ratio       16.67x     17.86x     13.81x    12.22x     8.97x
    Price/book value ratio      2.06x      2.52x      2.02x     1.69x     1.18x
    Book value/share         $ 17.45    $ 15.85    $ 14.35   $ 13.05   $ 10.98
    Dividend payout ratio       44.4%      39.3%      35.7%     34.4%     33.8%
    Historical dividend yield    2.4%       2.4%       2.8%      3.3%      3.8%

                                1998       1997       1996      1995       1994
--------------------------------------------------------------------------------
Value Added
    Invested capital          $ 61,722   $ 57,070  $ 51,911  $ 46,739   $ 38,881
    Market value of capital    131,032    145,515   105,498    79,951     43,733
                              --------------------------------------------------
      Excess market value     $ 69,310   $ 88,445  $ 53,587  $ 33,212   $  4,852
    Increase (decrease)
      in value               ($ 19,135)  $ 34,858  $ 20,375  $ 28,360   $   -


                                 First        Second         Third       Fourth
--------------------------------------------------------------------------------
Quarterly Closing Common
Stock Price Ranges and
Dividends Paid
     1998:
     High                        $ 45.00     $ 48.00        $ 44.50      $ 37.00
     Low                           37.75       42.00          33.50        31.00
     Close                         44.00       43.00          35.50        36.00
     Dividend                       0.24        0.24           0.24         0.24
--------------------------------------------------------------------------------
     1997:
     High                        $ 28.00     $ 29.25        $ 30.00      $.44.00
     Low                           25.00       26.50          27.50        30.50
     Close                         27.00       28.00          30.00        40.00
     Dividend                       0.20        0.22           0.22         0.24

FINANCIAL REVIEW

BALANCE SHEET

    The acquisition of First Bolivar Capital Corp as of December 31, 1998 pushed First M&F's assets up to $702.0 million. Total assets grew by 13.0% in 1998 as deposit volumes continued to grow. Loans increased by 10.2% in 1998 as the economy remained steady and competition became more fierce.
    Investment securities increased by 12.9% in 1998 as loan growth lagged behind our deposit growth. Short-term funds in the form of interest bearing bank balances and Federal funds sold also increased as the deposit growth remained strong in 1998. Small business and real estate lending continued to grow in 1998. Consumer loans grew at a much slower pace than the commercial and real estate loan sectors. First M&F has continued to try to use the small business and consumer loans as a base upon which to build other banking relationships.
    First M&F spent $2.830 million on fixed asset expansion in 1998 as compared to $2.360 million in 1997. Expansion efforts in Grenada, Southaven, and Clinton contributed the most to the 1998 spending. First M&F continues to look for opportunities to expand in existing strong markets as well as to expand into new growing markets. Computer enhancements were made in 1998 and will continue into 1999 as First M&F realizes the importance in processing speed and capacity in serving our customers well.
    Deposits grew by 15.2% in 1998 and by 9.3% in 1997. During the latter half of 1998, management started reviewing deposit pricing and funding strategies in order to create a sensible funding strategy for anticipated loan growth. As the deposit base has grown, it has become imperative that this funding source be properly managed.
    Stockholders' equity grew by 10.2% in 1998 compared to 10.4% in 1997. Total capital-to-assets was 9.1% at December 31, 1998, compared to 9.3% at year-end, 1997. This strong capital base allows the Company much flexibility in designing expansion and acquisition strategies.

INCOME STATEMENT

    Net income for 1998 decreased by 3.7%, as compared to a 6.9% increase in 1997. Net interest income grew by 3.8% in 1998 as compared to 7.2% in 1997. Decreasing interest rates, and a slightly positive interest rate sensitivity in 1998 resulted in this margin flatness. The high deposit growth caused pressure to be put on investment yields, which declined in 1998. Loan growth was not sufficient to overcome the effect of the decreases in yields. This effect could also be seen in the efficiency ratio, which increased from 52.4% in 1997 to 56.5% in 1998.
    Noninterest income improved in 1998 as annuity sales were introduced, with approximately $107 thousand in commission income being generated. The Company also had over $400 thousand in increases in cash surrender values of insurance policies in 1998. These policies were purchased in 1998 to provide tax free returns to offset benefit plan expenses. Noninterest income improved in 1997 due to a one-time item in the credit insurance subsidiary related to reinsurance revenues.

    Noninterest expenses grew by 14.0% in 1998 and 2.2% in 1997, as the Company continued to expand in personnel and facilities. Salaries and employee benefits grew by 11.5% in 1998 after growing by 4.9% in 1997. The growth in salaries and benefits has occurred naturally as the Company has expanded its operations in current and new markets and added more lending staff as well as senior administrative staff.
    Solid growth in earnings and per-share earnings is a strategically important issue for First M&F. The five year compounded growth rate for earnings from 1993 to 1998 was 11.5%. Our objective is to develop strategies that will allow us to have consistently high future earnings growth.


CASH FLOWS

    Generation of sufficient cash flows to sustain our growth and reinvestment plans is a key to the enhancement of our shareholders' value. Earnings per share, adjusted for goodwill amortization, were $2.22 in 1998, $2.30 in 1997, and $2.16 in 1996. The following table shows how earnings per share change as net charge offs are treated on a cash basis.

                                    1998               1997               1996
--------------------------------------------------------------------------------
Net income                      $ 7,842,267       $ 8,146,481       $ 7,623,041
Goodwill amortization               236,802           237,723           237,954
Loan loss accrual                 1,964,746         2,062,085         1,232,536
Net charge offs                  (1,444,823)       (1,279,510)         (996,389)
                                ------------------------------------------------
Adjusted earnings                 8,598,992         9,166,779         8,097,142
Adjusted EPS*                          2.36              2.52              2.23


* These earnings per share calculations are based upon estimated cash flows and are not calculated in accordance with generally accepted accounting principles. The earnings per share amounts found in the Financial Highlights, Selected Financial Data, Shareholder Summary, Other Financial Data, and Income Statements are calculated in accordance with generally accepted accounting principles.

    In 1997, the accounting earnings hid the strength of the Company's cash flows, thereby giving an incomplete picture of the operating results. In 1998, net cash flows were lower due to interest margin pressures, increased expenses, and the allocation of funds into fixed asset expansions. Financing activities provided more funds than could be efficiently allocated, resulting in high Federal funds and interest bearing bank balances at the end of 1998. Strategies are in place to deploy these funds wisely as well as to take advantage of any downward repricing opportunities.

CONSOLIDATED BALANCE SHEETS

                                                          December 31
                                                   1998                1997
--------------------------------------------------------------------------------
ASSETS
    Cash and due from banks                   $   22,807,101      $   27,594,682
    Interest-bearing bank balances                 6,485,441          10,801,934
    Federal funds sold                            18,850,000           3,500,000
    Investment securities:
      Available for sale (amortized
        cost of $207,794,000 and
        $126,807,000)                            210,646,083         127,721,719
      Held to maturity (market value
         of $59,696,000 in 1997)                        -             58,785,352
    Loans                                        414,183,683         375,905,546
      Less allowance for loan losses               5,835,000           5,315,077
                                              ----------------------------------
        Net loans                                408,348,683         370,590,469
                                              ----------------------------------
    Premises and equipment                        11,372,484           9,847,527
    Accrued interest receivable                    6,489,178           5,854,687
    Other real estate                              1,122,625             842,786
    Intangible assets                              3,241,435           3,434,426
    Other assets                                  12,643,194           2,484,232
                                              ----------------------------------
    Total assets                              $  702,006,224      $  621,457,814
================================================================================


LIABILITIES
    Deposits:
      Noninterest-bearing                     $   78,492,190      $   65,605,946
      Interest-bearing                           546,905,816         477,399,742
                                              ----------------------------------
        Total deposits                           625,398,006         543,005,688
    Borrowed funds                                 9,399,850          16,417,491
    Accrued interest payable                       2,706,227           2,783,377
    Other liabilities                                990,564           1,605,261
                                              ----------------------------------
    Total liabilities                            638,494,647         563,811,817
                                              ----------------------------------

SHAREHOLDERS' EQUITY
    Preferred stock:
      Class A, 1,000,000 shares authorized              -                   -
      Class B, 1,000,000 shares authorized              -                   -
    Common stock, $5 par value,
      15,000,000 shares authorized,
      3,639,779 and 3,637,870 shares
      issued and outstanding                      18,198,895          18,189,350
    Additional paid-in capital                    10,800,455          10,741,276
    Retained earnings                             32,722,727          28,139,330
    Unrealized securities gains, net               1,789,500             576,041
                                               ---------------------------------
    Total shareholders' equity                    63,511,577          57,645,997
                                               ---------------------------------
    Total liabilities and shareholders' equity $ 702,006,224       $ 621,457,814
================================================================================

CONSOLIDATED INCOME STATEMENTS

                                                Years Ended December 31
                                           1998          1997           1996
--------------------------------------------------------------------------------
INTEREST INCOME
    Interest and fees on loans         $ 37,238,594  $ 35,378,995   $ 32,619,776
    Interest on investment securities:
      Taxable                             8,582,067     8,418,728      8,201,904
      Tax-exempt                          2,915,578     2,244,399      2,184,676
    Interest on bank balances               402,738       192,288        208,137
    Interest on Federal funds sold          870,612       626,433        822,269
                                       -----------------------------------------
    Total interest income                50,009,589    46,860,843     44,036,762
                                       -----------------------------------------

INTEREST EXPENSE
    Interest on deposits                 23,802,926    21,660,776     19,387,027
    Interest on repurchase agreements        22,046        16,618        940,052
    Interest on other debt                  565,527       507,338        679,984
                                       -----------------------------------------
    Total interest expense               24,390,499    22,184,732     21,007,063
                                       -----------------------------------------

    Net interest income                  25,619,090    24,676,111     23,029,699
    Provision for loan losses             1,964,746     2,062,085      1,232,536
                                       -----------------------------------------
    Net interest income after
      provision for loan losses          23,654,344    22,614,026     21,797,163
                                       -----------------------------------------

NONINTEREST INCOME
    Service charges on deposits           3,789,439     3,589,094      3,690,424
    Credit insurance income                 492,851     1,022,996        468,052
    Other noninterest income              1,084,101       586,245        548,383
    Securities gains (losses)               134,918        42,339         58,192
                                       -----------------------------------------
    Total noninterest income              5,501,309     5,240,674      4,765,051
                                       -----------------------------------------

NONINTEREST EXPENSE
    Salaries and employee benefits        9,859,349     8,842,782      8,432,337
    Net occupancy expense                 1,183,238     1,035,126      1,048,602
    Equipment and data processing expense 2,154,188     1,876,508      1,861,463
    Other expenses                        5,521,630     4,661,815      4,720,997
                                       -----------------------------------------
    Total noninterest expense            18,718,405    16,416,231     16,063,399
                                       -----------------------------------------
    Income before income taxes           10,437,248    11,438,469     10,498,815
    Income taxes                          2,594,981     3,291,988      2,875,774
                                       -----------------------------------------
    Net income                         $  7,842,267  $  8,146,481   $  7,623,041
================================================================================

    Basic earnings per share           $       2.16  $       2.24   $       2.10
                                       -----------------------------------------
    Average shares outstanding            3,637,875     3,637,870      3,636,423
================================================================================

SELECTED FINANCIAL DATA
(Thousands, Except Per Share Data)

                                 1998       1997       1996      1995       1994
--------------------------------------------------------------------------------
EARNINGS
    Interest income          $ 50,009   $ 46,861   $ 44,037   $ 39,723  $ 32,143
    Interest expense           24,390     22,185     21,007     18,739    13,379
                             ---------------------------------------------------
    Net interest income        25,619     24,676     23,030     20,984    18,764
    Provision for loan losses   1,965      2,062      1,233      1,555       971
    Noninterest income          5,501      5,241      4,765      4,513     3,666
    Noninterest expense        18,718     16,416     16,063     15,557    15,004
    Income taxes                2,595      3,293      2,876      2,006     1,590
                             ---------------------------------------------------
    Net income               $  7,842   $  8,146   $  7,623   $  6,379  $  4,865
--------------------------------------------------------------------------------
    Net interest income,
      taxable equivalent     $ 27,615   $ 26,064   $ 24,278   $ 22,273  $ 19,986
--------------------------------------------------------------------------------
    Cash dividends paid      $  3,259   $  2,987   $  2,545   $  2,031  $  1,535
--------------------------------------------------------------------------------

PER COMMON SHARE
    Net income               $   2.16   $   2.24   $   2.10   $   1.80  $   1.45
    Cash dividends paid          0.96       0.88       0.75       0.62      0.49
    Book value                  17.45      15.85      14.35      13.05     10.98
    Closing stock price         36.00      40.00      29.00      22.00     13.00

SELECTED AVERAGE
BALANCES
    Assets                  $ 672,051  $ 603,133  $ 566,276  $ 517,779 $ 462,849
    Earning assets            623,025    560,380    527,822    483,182   428,060
    Loans                     393,894    365,252    331,969    290,595   245,144
    Investments               206,617    179,598    176,980    177,226   172,852
    Total deposits            596,495    533,937    481,672    397,021   378,242
    Equity                     60,640     55,008     49,783     42,272    36,178

SELECTED YEAR-END
BALANCES
    Assets                  $ 702,006  $ 621,458  $ 563,677  $ 544,190 $ 481,940
    Earning assets            650,165    576,715    525,067    509,073   447,942
    Loans                     414,184    375,906    358,639    308,136   275,547
    Investments               210,646    186,507    165,778    195,423   169,739
    Core deposits             561,003    484,159    440,963    387,749   350,429
    Total deposits            625,398    543,006    496,793    437,270   389,017
    Equity                     63,512     57,646     52,211     47,429    36,953

SELECTED RATIOS
    Return on average assets     1.17%      1.35%      1.35%      1.23%    1.05%
    Return on average equity    12.93      14.81      15.31      15.09    13.45
    Average equity to
      average assets             9.02       9.12       8.79       8.16     7.82
    Dividend payout ratio       44.44      39.29      35.71      34.44    33.79
    Price to earnings (x)       16.67x     17.86x     13.81x     12.22x    8.97x
    Price to book (x)            2.06x      2.52x      2.02x      1.69x    1.18x

OTHER FINANCIAL DATA
(Dollars in Thousands)
                                                                     Change
                                                              1998 vs.  1997 vs.
                                   1998      1997      1996     1997      1996
--------------------------------------------------------------------------------

COMPOSITION RATIOS
    Earning assets to assets       92.62%    92.80%    93.15%   (18)bp   (35)bp
    Loans to earning assets        63.70     65.18     68.30    (148)    (312)
    Interest-bearing liabilities
      to earning assets            85.56     85.59     85.21    (3)       38
    Loans to total deposits        66.23     69.23     72.19    (300)    (296)
    Noninterest-bearing
    deposits to total deposits     12.55     12.08     12.05     47       3
--------------------------------------------------------------------------------

ALLOWANCE FOR
LOAN LOSSES
    Beginning balance           $  5,315  $  4,610  $  4,373     15.3%    5.4%
    Provision for
      loan losses                  1,965     2,062     1,233    (4.7)     67.2
    Allowance of sold
      portfolios                     -         (77)      -        -         -
    Charge-offs                   (2,019)   (1,464)   (1,152)    37.9     27.1
    Recoveries                       574       184       156   (212.0)    18.0
                                ------------------------------------------------
      Net charge-offs             (1,445)   (1,280)     (996)    12.9     28.5
                                ------------------------------------------------
    Ending balance              $  5,835  $  5,315  $  4,610      9.8%    15.3%
--------------------------------------------------------------------------------

COMPOSITION
OF RISK ASSETS
    Nonaccrual loans            $    852  $    328  $    206    159.8%    59.2%
    Foreclosed property            1,123       843       724     33.2     16.4
                                ------------------------------------------------
    Nonperforming assets        $  1,975  $  1,171  $    930     68.7%    25.9%
                                ------------------------------------------------
    Accruing loans past
      due 90 days               $  1,155  $  1,149  $    968     18.7%    36.9%
--------------------------------------------------------------------------------

ASSET QUALITY RATIOS
    Net charge-offs
      to average loans             0.37%     0.35%      0.30%     2bp      5bp
    Nonaccrual loans
      to total loans               0.22      0.09       0.06      13       3
    Nonperforming assets to:
     Loans and foreclosed
        property                   0.48      0.31       0.26      17       5
      Total assets                 0.28      0.19       0.16       9       3
    Allowance for loan losses
       to total loans              1.41      1.41       1.29       -       12
    Allowance for loan losses
      to nonperforming             6.85x    16.20x     22.38x    (935)    (618)
      Loans (x)
--------------------------------------------------------------------------------

QUARTERLY FINANCIAL TRENDS
(Dollars in Thousands)

                          First     Second    Third    Fourth    4th Qtr '98 vs.
1998                      Quarter   Quarter   Quarter  Quarter     4th Qtr '97
--------------------------------------------------------------------------------
Interest income          $ 12,196  $ 12,410  $ 12,729  $ 12,675            3.7%
Interest expense            5,927     6,109     6,222     6,132            6.5
                         -------------------------------------------------------
Net interest income         6,269     6,301     6,507     6,543            1.2
Provision for loan losses     462       482       521       499           26.3
Noninterest income          1,217     1,293     1,545     1,445           16.7
Noninterest expense         4,288     4,494     4,952     4,985           17.0
Income taxes                  780       587       613       615          (33.1)
                         -------------------------------------------------------
Net income               $  1,956  $  2,031  $  1,966  $  1,889          (11.2%)
--------------------------------------------------------------------------------
Per common share:
  Net income             $   0.54  $   0.56  $   0.54  $   0.52          (10.3%)
  Cash dividends             0.24      0.24      0.24      0.24               -
--------------------------------------------------------------------------------



                          First     Second    Third     Fourth   4th Qtr '97 vs.
1997                      Quarter   Quarter   Quarter   Quarter    4th Qtr '96
--------------------------------------------------------------------------------
Interest income           $ 11,143  $ 11,574  $ 11,919  $ 12,225           8.0%
Interest expense             5,233     5,452     5,739     5,760           9.1
                          ------------------------------------------------------
Net interest income          5,910     6,122     6,180     6,465           7.0
Provision for loan losses      397       401       870       395         (10.0)
Noninterest income           1,163     1,193     1,646     1,238          21.9
Noninterest expense          3,962     4,074     4,118     4,262           2.4
Income taxes                   760       811       801       919          44.3
                          ------------------------------------------------------
Net income                $  1,954  $  2,029  $  2,037  $  2,127          16.7%
--------------------------------------------------------------------------------
Per common share:
  Net income              $   0.54  $   0.56  $   0.56  $   0.58          16.0%
  Cash dividends              0.20      0.22      0.22      0.24          20.0
--------------------------------------------------------------------------------

STATEMENT OF MANAGEMENT RESPONSIBILITY

    Management of First M&F Corporation and its subsidiary has prepared the summary consolidated financial statements and other information in the annual report in accordance with generally accepted accounting principles and is responsible for its accuracy. The financial statements necessarily include amounts that are based on management's best estimates and judgements.
    In meeting its responsibility, management relies on internal accounting and related control systems. The internal control systems are designed to ensure that transactions are properly authorized and recorded in the corporation's financial records and to safeguard the corporation's assets from material loss or misuse. Such assurance cannot be absolute because of inherent limitations in any internal control system. The corporation's bank subsidiary maintains an internal audit staff which monitors compliance with the corporation's and subsidiary's systems of internal controls and reports to management and to the Audit Committee of the Board of Directors.
    The Audit Committee of First M&F's Board of Directors consists entirely of outside directors. The Audit Committee meets periodically with the internal auditor and the independent accountants to discuss audit, internal control, financial reporting and related matters. Shearer, Taylor & Co., P.A. and the internal audit staff have direct access to the Audit Committee.




Hugh S. Potts, Jr                                        Robert C. Thompson, III
Chairman and Chief Executive Officer                Executive Vice President and
                                                         Chief Financial Officer

DIRECTORS AND EXECUTIVE OFFICERS

Corporate Directors

Fred A. Bell, Jr.
Manager, Mississippi Materials Corp.
Kosciusko, MS

Jon A. Crocker
Chairman and CEO, Farmers & Merchants Bank
Bruce, MS

Charles T. England
Supervisor, M&F Financial Services
Kosciusko, MS

Toxey Hall, III
President, Thomas-Walker-Lacey, Inc.
Canton, MS

Barbara K. Hammond
Retired
Jackson. MS

J. Marlin Ivey
President, Ivey National Corp.
Kosciusko, MS

Joe Ivey
President and CEO, Building One
Services Corporation
Washington, D.C.

R. Dale McBride
President, Merchants & Farmers Bank
Durant, MS

Susan P. McCaffery
Retired
Kosciusko, MS

Otho E. Pettit, Jr.
Partner, Thornton, Guyton, Dorrill & Pettit
Kosciusko, MS

Hugh S. Potts, Jr.
Chairman & CEO
First M&F Corp and Merchants & Farmers Bank
Kosciusko, MS

Charles W. Ritter, Jr.
President, The Attala Company
Kosciusko, MS

W.C. Shoemaker
Consultant, IMC Webb Graphics
Kosciusko, MS

Scott M. Wiggers
President
First M&F Corp and Merchant & Farmers Bank
Kosciusko, MS

Edward G. Woodard
President, K.M. Distributing Company
Kosciusko, MS

Emeritus Directors

Robert Y. Hammond
William J. Hammond
William M. Myers, DDS
Hugh S. Potts
O.K. Power

Senior Management Team

Hugh S. Potts, Jr.
Chairman of the Board, Chief Executive Officer

Scott M. Wiggers
President

Robert K. Autry, Jr.
Executive Vice President and Divisional Sales Manager

Christopher M. Burgess
Executive Vice President and Divisional Sales Manager

Jeffrey A. Camp
Executive Vice President and Senior Credit Officer

Robert C. Thompson, III
Executive Vice President and Chief Financial Officer

RETAIL ADMINISTRATION

Northern Sales Division

Robert K. Autry, Jr.
Executive Vice President and
Divisional Sales Manager

Douglas P. Daly
Manager
Ackerman, MS

G.C. Kinney, III
President
Oxford, MS

Jeffrey B. Lacey
President
Kosciusko, MS

Thomas A. McKelroy
President
Bruce, MS

Dwayne K. Myers
President
Starkville, MS

V. Doug Springer
President
Cleveland, MS

Richard A. Taylor
President
Southaven, MS

Richard D. Wilson
President
Philadelphia, MS


Southern Sales Division

Christopher M. Burgess
Executive Vice President and
Divisional Sales Manager

Timothy L. Alford
President
Clinton, MS

Michael E. Crandall
President
Madison/Ridgeland, MS

Donald G. Griffin
President
Brandon/Pearl, MS

Harry L. Lott, Jr.
President
Grenada, MS

R. Dale McBride
President
Durant, MS

Frank S. Street
President
Canton, MS

CORPORATE AND INVESTOR INFORMATION

First M&F Corporation
Merchants & Farmers Bank

221 East Washington Street
P.O. Box 520
Kosciusko, MS  39090
(601) 289-5121
www.mfbank.com

Annual Meeting

First M&F Corporation's Annual Meeting of Shareholders will be held at 2:00 p.m., Wednesday, April 14, 1999, in the auditorium of the Mary Ricks Thornton Cultural Center in Kosciusko, MS.

Financial Information

Analysts and investors seeking financial information about First M&F Corp. may contact Robert C. Thompson, III, Chief Financial Officer.

Stock Listing

First M&F's common stock is traded on the NASDAQ National Market System under the symbol FMFC.

Stock Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, NJ  07016-3572
1-800-368-5948

Financial Publications

Additional copies of the corporation's Annual Report, Form 10-K, quarterly reports and other corporate publications are available on request by contacting the Chief Financial Officer.

Independent Auditors

Shearer, Taylor & Co., P.A.
6360 I-55 North, Suite 330
P.O. Drawer 13157
Jackson, MS  39236-3157
(601) 956-0993